As filed with the Securities and Exchange Commission on March 15, 2006

Registration Number 333-127071

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XENOMICS, INC.
(Name of Small Business Issuer in its Charter)

Florida	8731	04-3721895
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 1701
New York, New York 10170
(212) 297-0808
(Address and telephone number of principal executive offices)

L. David Tomei, Ph.D.
Chief Executive Officer
Xenomics, Inc.
420 Lexington Avenue, Suite 1701
New York, New York 10170
(212) 297-0808
(Name, address and telephone number of agent for service)

Copies to:
Jeffrey J. Fessler, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated March 15, 2006

XENOMICS, INC.

8,961,719 Shares of Common Stock

We are registering 8,961,719 shares of our common stock, par value $0.0001 per share, for resale by the selling stockholders identified in this prospectus. Of such shares 1,288,837 are issuable from time to time upon conversion of 277,100 shares of Series A Convertible Preferred Stock and 2,133,178 shares are issuable upon exercise of outstanding warrants. In addition, 103,107 of the shares of common stock covered by this prospectus are issuable as in-kind dividends with respect to the 277,100 shares of Series A Convertible Preferred Stock.

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. However, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise of the warrants. We will bear all expenses in connection with the registration of the shares, other than underwriting discounts and selling commissions.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "XNOM.OB."

On March 14, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $1.88 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholders are offering these shares of common stock . We do not know when or if the selling stockholders intend to sell the shares covered by this prospectus or what the price, terms or conditions of any sales will be. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________________, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Xenomics, Inc. is referred to throughout this prospectus as "Xenomics," "we" or "us."

General

We are a development stage molecular diagnostic company that focuses on the development of DNA-based tests using transrenal DNA or Tr-DNA. Tr-DNAs are fragments of DNA derived from dying cells inside the body compartment. The intact DNA is fragmented in these dying cells, appears in the blood stream and these fragments have been shown to cross the kidney barrier and can be detected in urine. Our patented technology uses safe and simple urine collection and can be applied to a broad range of testing including: prenatal genetic testing, tumor detection and monitoring, tissue transplantation, infectious disease, forensic identification, drug development and bio-terrorism. In March 2004, we organized a joint venture with the Spallanzani National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive) in Rome, Italy, in the form of a new R&D company called SpaXen Italia, S.R.L, or SpaXen, which will conduct research and development on non-invasive diagnostic tests for infectious disease using Tr-DNA methodology.

We were incorporated in the State of Florida on April 26, 2002 as Used Kar Parts, Inc. and planned to develop an on-line marketplace for used car parts. In an effort to develop that business, we entered into a contract with a web hosting service on a month to month basis to provide storage for website development and transaction processing. Our temporary website arrangement was suspended to preserve cash and pending new management's evaluation of the business. On February 24, 2004, Jeannine Karklins, our former President, Treasurer, Secretary, principal shareholder and control person entered into a Capital Stock Purchase Agreement with Panetta Partners Ltd., a limited partnership affiliated with our current Co-Chairman, Gabriele M. Cerrone, pursuant to which Panetta purchased an aggregate 2,000,000 restricted shares of our common stock from Ms. Karklins for $386,400 which represented approximately 97% of our outstanding shares of common stock at the time. Pursuant to the agreement, Ms. Karklins resigned as an officer and director of our company.

On August 4, 1999, Xenomics, an unaffiliated California corporation (“Xenomics Sub”) was incorporated by its founders, L. David Tomei, Samuil Umansky and Hovsep Melkonyan. Xenomics Sub was organized in order to develop and commercialize our Tr-DNA technology. Since inception, Xenomics Sub’s efforts have been principally devoted to research and development, securing and protecting our patents and raising capital.

On July 2, 2004, we acquired Xenomics Sub by issuing 2,258,001 shares of our common stock to Xenomics Subs’ five shareholders in exchange for all outstanding shares of Xenomics Sub stock (the "Exchange"). For accounting purposes, the acquisition has been treated as an acquisition of Used Kar Parts, Inc. by Xenomics Sub and as such a recapitalization of Xenomics Sub. Accordingly, the historical financial statements from inception on August 4, 1999 to July 2, 2004 are those of Xenomics Sub

The Exchange was made according to the terms of a Securities Exchange Agreement dated May 18, 2004. As part of the Exchange, we:

•	amended our articles of incorporation to change our corporate name to "Xenomics, Inc." and to split our stock outstanding prior to the redemption 111 for 1 (effective July 26, 2004).
•	redeemed 1,971,734 pre-split shares (the equivalent of 218,862,474 post-split shares) from Panetta Partners Ltd., a principal shareholder at the time, for $500,000 or $0.0023 per share.
•	entered into employment agreements with two of the former Xenomics Sub shareholders and a consulting agreement with one of the former Xenomics Sub shareholders.
•	entered into a Voting Agreement with certain investors, the former Xenomics Sub shareholders and certain principal shareholders.
•
entered into a Technology Acquisition Agreement with the former Xenomics Sub shareholders under which we granted an option to the former Xenomics Sub holders to acquire Xenomics Sub technology if we fail to apply at least 50% of the net proceeds of financing we raise to the development of Xenomics Sub technology during the period ending July 1, 2006 in exchange for all of our shares and share equivalents held by the former Xenomics Sub holders at the time such option is exercised.

Our principal executive office is located at 420 Lexington Avenue, Suite 1701, New York, New York 10170 and our telephone number is (212) 297-0808. Our website address is www.xenomics.com.

Recent Developments

On February 23, 2006, our Chief Executive Officer, Dr. V. Randy White left our company to pursue other interests and Dr. L. David Tomei was appointed to replace Dr. White as Chief Executive Officer. Dr. Tomei will remain as Co-Chairman of the Board. In addition, Dr. Tomei was appointed President on February 23, 2006. As of February 28, 2006, we are currently in discussions with Dr. White regarding a severance agreement. We will make appropriate disclosure if and when an agreement is executed.

On July 13, 2005, we closed a private placement of 277,100 shares of Series A Convertible Preferred Stock and 386,651 warrants to certain investors for aggregate gross proceeds of $2,771,000. The shares of Series A Convertible Preferred Stock are convertible at any time by the holder into shares of common stock at $2.15 per share. The warrants are immediately exercisable at $3.25 per share and are exercisable at any time within five years from the date of issuance.  We paid an aggregate $277,100 and issued an aggregate 105,432 warrants to purchase common stock to certain selling agents. The warrants are immediately exercisable at $3.25 per share and will expire five years after issuance.

Shares offered by Selling Stockholders
8,961,719 shares of common stock, including 1,288,837 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, 103,107 shares of common stock issuable as a dividend with respect to the Series A Convertible Preferred Stock and 2,133,178 shares of common stock issuable upon the exercise of warrants.

Use of Proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 5.

OTC Bulletin Board Trading Symbol	XNOM.OB

RISK FACTORS

You should carefully consider the following risk factors and the other information included herein before investing in our common stock. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Related to Our Restatements

The restatement of our consolidated financial statements could have a material adverse impact on us, including increased cost and the possibility of legal or administrative proceedings.

We determined that our consolidated financial statements for the year ended January 31, 2005 and for the quarters ended April 30, 2005, July 31, 2005 and October 31, 2005, as described in more detail in Management's Discussion and Analysis of Financial Condition or Plan of Operation and in Note 6 to our Condensed Consolidated Financial Statements as of and for the nine months ended October 31, 2005, should be restated. We have incurred unanticipated costs for accounting and legal fees in 2005 in connection with the restatement. In the event litigation is pursued or other relief is sought by persons asserting claims for damages allegedly resulting from or based on this restatement, or events related thereto, we may incur additional defense costs beyond our insurance coverage regardless of their outcome. Likewise, such events might cause a diversion of our management’s time and attention. If we do not prevail in any such actions, we could be required to pay substantial damages or settlement costs.

We have identified material weaknesses in our disclosure controls and procedures. In addition, we may experience additional material weaknesses in the future. Any material weaknesses in our disclosure controls and procedures or our failure to remediate such material weaknesses could result in a material misstatement in our financial statements not being prevented or detected and could affect investor confidence in the accuracy and completeness of our financial statements, as well as our stock price.

We have identified material weaknesses in our disclosure controls and procedures relating to recording of an incorrect charge for acquired in-process research and development, improper recording of stock-based compensation expense, insufficient communications and inadequate controls related to deferred stock compensation and derivative liabilities. These material weaknesses and our remediation plans are described further in “Management’s Discussion and Analysis of Financial Condition or Plan of Operation.” Material weaknesses in our disclosure controls and procedures could result in material misstatements in our financial statements not being prevented or detected. We may experience difficulties or delays in completing remediation or may not be able to successfully remediate material weaknesses at all. Any material weakness or unsuccessful remediation could affect investor confidence in the accuracy and completeness of our financial statements, which in turn could harm our business and have an adverse effect on our stock price and our ability to raise additional funds.

Risks Related to Our Business

We are a development stage company and may never commercialize any of our products or services or earn a profit.

We are a development stage company and have incurred losses since we were formed. From our date of inception, August 4, 1999, through October 31, 2005, we have accumulated a total deficit of $13,774,552. To date, we have experienced negative cash flow from development of the Tr-DNA technology. We currently have no products ready for commercialization, have not generated any revenue from operations and expect to incur substantial net losses for the foreseeable future to further develop and commercialize the Tr-DNA technology. We cannot predict the extent of these future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue from the Tr-DNA technology or attain profitability, we will not be able to sustain operations.

We will need to raise substantial additional capital to commercialize our Tr-DNA technology, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development programs or collaboration efforts.

The development of our business will require substantial additional capital in the future to conduct research and development and commercialize our Tr-DNA technology. We have historically relied upon private sales of our equity to fund our operations. We currently have no credit facility or committed sources of capital. If our capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our Tr-DNA technology. When we seek additional capital, we may seek to sell additional equity or debt securities or to obtain a credit facility, which we may not be able to do on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms.

Our stockholders may experience significant dilution as a result of any additional financing using our equity securities or debt securities

To the extent that we raise additional funds by issuing equity securities or convertible debt securities, our stockholders may experience significant dilution. Sale of additional equity or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to certain securities we have previously sold. If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

Our Series A Convertible Preferred Stock financing arrangement contains certain covenants that limit the way we can conduct business.

Our recently completed Series A Convertible Preferred Stock financing arrangement includes various covenants limiting our ability to pay dividends and make other distributions and issuing securities senior or equivalent to the Series A Convertible Preferred Stock. We also granted the investors a participation right in future financings and agreed that for the period prior to the effectiveness of this registration statement we would not effect subsequent placements of our securities, subject to certain exemptions from these restrictions. These covenants may limit us in raising additional capital, competing effectively or taking advantage of new business opportunities.

We may lose the rights to our Tr-DNA technology if we expend less than 50% of the proceeds from our aggregate financings on development of the Tr-DNA technology.

We are a party to a technology acquisition agreement dated June 24, 2004 with L. David Tomei, Co-Chairman, Chief Executive Officer and President, Samuil Umansky, Chief Scientific Officer, Hovsep Melkonyan, Vice President, Research, Anatoly Lichtenstein and Kathryn Wilke (collectively, the “Shareholders”) and Xenomics Sub pursuant to which the Shareholders have the option for a period of 90 days after the delivery of an accounting from us (due by August 1, 2006) to acquire the Tr-DNA technology from us in the event we expended less than 50% of the aggregate net proceeds received by us from our aggregate equity or debt financings during the two year period ending on July 2, 2006, on development of the Tr-DNA technology. In the event the option becomes exercisable after July 2, 2006, the Shareholders may exercise in which case we will be forced to dispose of the Tr-DNA technology and we will more than likely cease our development program and be unable to sustain operations.

The commercial success of our product candidates will depend upon the degree of market acceptance of these products among physicians, patients, health care payors and the medical community.

The use of the Tr-DNA technology has never been commercialized for any indication. Even if approved for sale by the appropriate regulatory authorities, physicians may not order diagnostic tests based upon the Tr-DNA technology, in which event we may be unable to generate significant revenue or become profitable. Acceptance of the Tr-DNA technology will depend on a number of factors including:

•	acceptance of products based upon the Tr-DNA technology by physicians and patients as safe and effective diagnostic products,

•	adequate reimbursement by third parties;

•	cost effectiveness;

•	potential advantages over alternative treatments; and

•	relative convenience and ease of administration.

Our failure to obtain human urine samples from medical institutions for our clinical studies will adversely impact the development of our Tr-DNA technology.

We have executed research contracts with North Shore - Long Island Jewish (LIJ) Health System in Lake Success, New York and Eastern Virginia Medical School in Norfolk, Virginia in order to obtain human urine samples from pregnant women for our clinical studies. These research contracts require that we satisfy certain performance milestones in order to continue our clinical studies. These performance milestones include:

•	the presence of sufficient Tr-DNA of fetal origin during first trimester of pregnancy to perform genetic testing;

•	our ability to reliably harvest Tr-DNA of fetal origin from random maternal urine collection;

•	developing a method with sufficient sensitivity to provide a reliable “negative” result; and

•	developing a method with an acceptable false positive rate.

In the event we do not meet any of these performance milestones our clinical studies may be materially adversely affected which would have an adverse effect on our development plan.

If our clinical studies do not prove the superiority of our technologies, we may never sell our products and services.

The results of our clinical studies may not show that tests using our Tr-DNA technology are superior to existing testing methods. In that event, we will have to devote significant financial and other resources to further research and development, and commercialization of tests using our technologies will be delayed or may never occur. Our earlier clinical studies were small and included samples from high-risk patients. The results from these earlier studies may not be representative of the results we obtain from any future studies, including our next two clinical studies, which will include substantially more samples and a larger percentage of normal-risk patients.

Our inability to establish strong business relationships with leading clinical reference laboratories to perform Tr-DNA tests using our technologies will limit our revenue growth.

A key step in our strategy is to sell diagnostic products that use our proprietary technologies to leading clinical reference laboratories that will perform Tr-DNA tests. We currently have no business relationships with these laboratories and have limited experience in establishing these business relationships. If we are unable to establish these business relationships, we will have limited ability to obtain revenues beyond revenue we can generate from our limited in-house capacity to process tests.

Our failure to convince medical practitioners to order tests using our Tr-DNA technology will limit our revenue and profitability.

Our scientists were the first to discover Tr-DNA. Currently, there is no approved diagnostic test commercially available which can detect and analyze Tr-DNA. If we fail to convince medical practitioners to order tests using our technology, we will not be able to sell our products or license our technology in sufficient volume for us to become profitable. We will need to make leading physicians aware of the benefits of tests using our technology through published papers, presentations at scientific conferences and favorable results from our clinical studies. Our failure to be successful in these efforts would make it difficult for us to convince medical practitioners to order Tr-DNA tests for their patients and consequently our revenue and profitability will be limited.

If we lose key employees and consultants or are unable to attract or retain qualified personnel, our business could suffer

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management and scientific staff, including Dr. L. David Tomei, Dr. Samuil Umansky and Dr. Hovsep Melkonyan. Drs. Umansky and Melkonyan have been critical to the development of our Tr-DNA technology. The loss of the services of any of Drs. Tomei, Umansky and Melkonyan could have a material adverse effect on our operations. Although we have entered into employment arrangements or agreements with each of Drs. Tomei, Umansky and Melkonyan, any of them may terminate his employment arrangement with us at any time on short notice. Accordingly, there can be no assurance that these employees will remain associated with us. The efforts of these persons will be critical to us as we continue to develop our business and technology and as we attempt to transition from a development stage company to a company with commercialized products and services. If we were to lose one or more of these key employees, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

Our planned activities may require additional expertise in areas such as pre clinical testing, clinical trial management, regulatory affairs, manufacturing and marketing. Such activities may require the addition of new personnel and the development of additional expertise by existing management personnel. We face intense competition for such personnel from other companies, academic institutions, government entities and other organizations, and there can be no assurance that we will be successful in hiring or retaining qualified personnel. Our inability to develop additional expertise or to hire and retain such qualified personnel could have a material adverse effect on our operations.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with 15 full-time and 1 part-time employee, as of March 14, 2006. We intend to hire additional senior management in the near term. In addition, during the second half of 2006, we intend to create a current Good Manufacturing Practice, or cGMP compliant manufacturing facility for which we will need to hire appropriate regulatory personnel. cGMP regulations are promulgated by the FDA. Future growth will impose significant added responsibilities on members of management, including the need to identify, attract, retain, motivate and integrate highly skilled personnel. Over the next 12 months, depending on the progress of our development of Tr-DNA, we plan to add approximately 40 employees. Our future financial performance and our ability to commercialize Tr-DNA and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage our clinical studies effectively;

•	integrate additional management, administrative, manufacturing and regulatory personnel;

•	maintain sufficient administrative, accounting and management information systems and controls; and

•	hire and train additional qualified personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our financial results.

If we do not receive regulatory approvals, we will not be able to develop and commercialize the Tr-DNA technology.

We need FDA approval to market products based on the Tr-DNA technology for diagnostic uses in the United States and approvals from foreign regulatory authorities to market products based on the Tr-DNA technology outside the United States. We have not yet filed an application with the FDA to obtain approval to market any of our proposed products. If we fail to obtain regulatory approval for the marketing of products based on the Tr-DNA technology, we will be unable to sell such products and will not be able to sustain operations.

The regulatory review and approval process, which may include evaluation of preclinical studies and clinical trials of products based on the Tr-DNA technology, as well as the evaluation of manufacturing processes and contract manufacturers' facilities, is lengthy, expensive and uncertain. Securing regulatory approval for products based upon the Tr-DNA technology may require the submission of extensive preclinical and clinical data and supporting information to regulatory authorities to establish such products' safety and effectiveness for each indication. We have limited experience in filing and pursuing applications necessary to gain regulatory approvals.

Regulatory authorities generally have substantial discretion in the approval process and may either refuse to accept an application, or may decide after review of an application that the data submitted is insufficient to allow approval of any product based upon the Tr-DNA technology. If regulatory authorities do not accept or approve our applications, they may require that we conduct additional clinical, preclinical or manufacturing studies and submit that data before regulatory authorities will reconsider such application. We may need to expend substantial resources to conduct further studies to obtain data that regulatory authorities believe is sufficient. Depending on the extent of these studies, approval of applications may be delayed by several years, or may require us to expend more resources than we may have available. It is also possible that additional studies may not suffice to make applications approvable. If any of these outcomes occur, we may be forced to abandon our applications for approval, which might cause us to cease operations.

If our potential medical diagnostic tests are unable to compete effectively with current and future medical diagnostic tests targeting similar markets as our potential products, our commercial opportunities will be reduced or eliminated.

The medical diagnostic industry is intensely competitive and characterized by rapid technological progress. In each of our potential product areas, we face significant competition from large biotechnology, medical diagnostic and other companies. Most of these companies have substantially greater capital resources, research and development staffs, facilities and experience at conducting clinical trials and obtaining regulatory approvals. In addition, many of these companies have greater experience and expertise in developing and commercializing products.

Since the Tr-DNA technology is under development, we cannot predict the relative competitive position of any product based upon the Tr-DNA technology. However, we expect that the following factors will determine our ability to compete effectively: safety and efficacy; product price; turnaround time; ease of administration; performance; reimbursement; and marketing and sales capability.

Currently, the only definitive method for detecting prenatal Down syndrome is amniocentesis. It is a highly invasive procedure that involves inserting a long needle into the amniotic sac and removing a portion of amniotic fluid. Government statistics indicate that approximately 200,000 amniocentesis are performed annually in the United States. For women who refuse amniocentesis, or are younger than 35 years, physicians opt for tests called the “Triple Screen”, or “Quadruple Screen.” These tests do not provide a definitive diagnosis, only an estimate of the risk. Virtually all laboratories perform the Triple and Quad screens. When the risk calculated indicates that the patient may be carrying a Down affected fetus (generally 1:270), the patient is referred for amniocentesis to confirm the result.

The amniocentesis test is regarded as 100% accurate and is therefore the standard of care. We expect to initially offer the Tr-DNA test as a pre-screen for amniocentesis replacing the triple/quad screen.

We believe that many of our competitors spend significantly more on research and development-related activities than we do. Our competitors may discover new diagnostic tools or develop existing technologies to compete with the Tr-DNA technology. Our commercial opportunities will be reduced or eliminated if these competing products are more effective, are more convenient or are less expensive than our products.

Changes in healthcare policy could subject us to additional regulatory requirements that may delay the commercialization of our tests and increase our costs.

Healthcare policy has been a subject of discussion in the executive and legislative branches of the federal and many state governments. We have developed a staged commercialization strategy for our Tr-DNA tests based on existing healthcare policies. Changes in healthcare policy, if implemented, could substantially delay the use of our tests, increase costs, and divert management's attention. We cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

Reimbursement may not be available for products based upon the Tr-DNA technology, which could impact our ability to achieve profitability.

Market acceptance, sales of products based upon the Tr-DNA technology and our profitability may depend on reimbursement policies and health care reform measures. The levels at which government authorities and third-party payors, such as private health insurers and health maintenance organizations, may reimburse the price patients pay for such products could affect whether we are able to commercialize our products. We cannot be sure that reimbursement in the U.S. or elsewhere will be available for any of our products in the future. If reimbursement is not available or is limited, we may not be able to commercialize our products.

We have limited manufacturing experience and once our products are approved, if at all, we may not be able to manufacture sufficient quantities at an acceptable cost.

Our proposed products remain in the research and development and pre-clinical trial phase of commercialization. We anticipate opening a cGMP compliant manufacturing facility in the second half of 2006. We have limited experience in establishing, supervising, and conducting commercial manufacturing. If we fail to adequately establish, supervise, and conduct all aspects of the manufacturing processes, we may not be able to develop reproducible and effective manufacturing processes at a reasonable cost, or at all. We do not presently own manufacturing facilities necessary to provide commercial quantities of our proposed products.

We will need to develop strategic partnerships to market and commercialize products based upon the Tr-DNA technology

We currently intend to develop strategic commercial partnerships to market any future diagnostic products through third parties and will need to enter into marketing arrangements with them. We may not be able to enter into marketing arrangements with third parties on favorable terms, or at all. In the event that we are unable to enter into marketing arrangements for products based upon the Tr-DNA technology, we may not be able to develop an effective sales force to successfully commercialize our products. If we fail to enter into marketing arrangements for our future products and are unable to develop an effective sales force, our revenues will be severely limited.

Other companies may develop and market methods for pre-natal testing, which may make our technologies less competitive, or even obsolete.

The market for pre-natal testing is large and has attracted competitors, some of which have significantly greater resources than we have. In the United States alone, there are approximately 6.2 million pregnancies a year.

Currently, we face competition from alternative procedure-based detection technologies such as triple-screen, quad-screen, ultrasound imaging, chorionic villus sampling and amniocentesis. We may be unable to compete effectively against these competitive technologies either because the test is superior or because they are more established, physicians have more experience with them or patients are better educated about them.

If we are unable to protect our intellectual property effectively, we may be unable to prevent third parties from using our technologies, which would impair our competitive advantage.

We rely on patent protection as well as a combination of trademark, copyright and trade secret protection, and other contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, we will be unable to prevent third parties from using our technologies and they will be able to compete more effectively against us.

We cannot assure you that any of our currently pending or future patent applications will result in issued patents, or that any patents issued to us will not be challenged, invalidated or held unenforceable. We cannot guarantee you that we will be successful in defending challenges made in connection with our patents and patent applications.

In addition to our patents, we rely on contractual restrictions to protect our proprietary technology. We require our employees and third parties to sign confidentiality agreements and employees to also sign agreements assigning to us all intellectual property arising from their work for us. Nevertheless, we cannot guarantee that these measures will be effective in protecting our intellectual property rights.

We cannot guarantee you that the patents issued to us will be broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.

If we are not able to protect our proprietary technology, trade secrets and know-how, our competitors may use our inventions to develop competing products. We own certain patents relating to the Tr-DNA technology. However, these patents may not protect us against our competitors, and patent litigation is very expensive. We may not have sufficient cash available to pursue any patent litigation to its conclusion because currently we do not generate revenues.

We cannot rely solely on our current patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the U.S. may differ substantially from that obtained in various foreign countries. In some instances, patents have issued in the U.S. while substantially less or no protection has been obtained in Europe or other countries.

We cannot be certain of the level of protection, if any, that will be provided by our patents if we attempt to enforce them and they are challenged in court where our competitors may raise defenses such as invalidity, unenforceability or possession of a valid license. In addition, the type and extent of any patent claims that may be issued to us in the future are uncertain. Any patents which are issued may not contain claims that will permit us to stop competitors from using similar technology.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use, our Tr-DNA technology.

Third parties may challenge the validity of our patents and other intellectual property rights, resulting in costly litigation or other time-consuming and expensive proceedings, which could deprive us of valuable rights. If we become involved in any intellectual property litigation, interference or other judicial or administrative proceedings, we will incur substantial expenses and the diversion of financial resources and technical and management personnel. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, we may be required to pay substantial financial damages, which can be tripled if the infringement is deemed willful, or be required to discontinue or significantly delay development, marketing, selling and licensing of the affected products and intellectual property rights.

Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. . There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions. In addition, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies if any, awarded against us would not be substantial. Claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties that may not be available on acceptable terms, if at all. We may also become subject to injunctions against the further development and use of our technology, which would have a material adverse effect on our business, financial condition and results of operations

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

The following risks relate principally to our common stock and its market value.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;
•	clinical trial results relating to our tests or those of our competitors;
•	reimbursement decisions by Medicare and other managed care organizations;
•	FDA regulation of our products and services;
•	the establishment of partnerships with clinical reference laboratories;
•	health care legislation;
•	intellectual property disputes;
•	additions or departures of key personnel;
•	sales of our common stock
•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

Because we are a development stage company with no revenues to date, you should consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

In addition, trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company’s operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to our business or operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, shareholders may have difficulty reselling any of their shares of common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future on our common stock. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends on our common stock will depend on earnings, financial condition, whether or not we have paid dividends on our Series A Convertible Preferred Stock and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay cash dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our Series A Convertible Preferred Stock financing may result in dilution to our common stockholders.

Dilution of the per share value of our common shares could result from the conversion of most or all of the Series A Convertible Preferred Stock we issued to certain of the selling stockholders. There are currently outstanding 277,100 shares of our Series A Convertible Preferred Stock, which may be initially converted into a total of 1,288,837 shares of common stock at the initial conversion rate of $2.15. The conversion rate of the Series A Convertible Preferred Stock, however, is subject to adjustment based on a number of factors, including selling securities at a price less than the conversion price of the Series A Convertible Preferred Stock. Holders of our common stock will experience dilution from the conversion of the Series A Preferred Stock. In the event the conversion price is lower than the actual trading price on the day of conversion, the holder could immediately sell all of its converted common shares, which would have a dilutive effect on the value of the outstanding common shares. Furthermore, the significant downward pressure on the trading price of our common stock as Series A Convertible Preferred Stock holders convert these securities and sell the common shares received on conversion could encourage short sales by the holders of Series A Convertible Preferred Stock or other shareholders. This would place further downward pressure on the trading price of our common stock. Even the mere perception of eventual sales of common shares issued on the conversion of the Series A Convertible Preferred Stock could lead to a decline in the trading price of our common stock.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Our Board of Directors may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our common stock or any change in control of our company.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of "blank check" preferred stock, with such designation rights and preferences as may be determined from time to time by the Board of Directors. We issued 277,100 shares of Series A Convertible Preferred Stock to certain selling stockholders listed herein in a private sale which we consummated on July 13, 2005, which shares have rights and preferences senior to our common stock. These rights and preferences are described in detail in this prospectus under the caption "Description of Securities — Series A Convertible Preferred Stock." Subject to the rights of the holders of the Series A Convertible Preferred Stock, our Board of Directors is empowered, without shareholder approval, to issue additional shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of such issuances, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. All of the shares of our common stock covered by this prospectus will be freely transferable without restriction or further registration under the Securities Act.

 We are registering 8,961,719 shares of our common stock, par value $0.0001 per share, for resale by the selling stockholders identified in this prospectus. On July 13, 2005, we completed a private placement of our securities, including 277,100 shares of our Series A Convertible Preferred Stock and warrants to purchase 386,651 shares of our common stock. 1,288,837 of the shares of common stock covered by this prospectus are issuable from time to time upon conversion of the 277,100 shares of Series A Convertible Preferred Stock at a conversion rate of $2.15 per share of common stock. 103,107 of the shares of common stock covered by this prospectus are issuable as in kind dividends with respect to the 277,100 shares of Series A Convertible Preferred Stock. 386,651 of the shares of common stock covered by this prospectus are issuable from time to time upon exercise of the warrants to purchase shares of common stock at $3.25 per share, which are exercisable until July 13, 2010.

Of the remaining 7,183,124 shares of common stock covered by this prospectus, 2,450,495 shares of common stock were issued in a private placement we completed in July 2004 and 2,986,102 shares of common stock were issued in a private placement we completed in two closings, January 2005 and April 2005. The investors in the January 2005 and April 2005 private placement were also issued an aggregate 746,527 warrants to purchase shares of common stock at $2.95 per share, with 367,681 warrants exercisable until January 28, 2010 and 378,846 warrants exercisable until April 7, 2010. The remaining 1,000,000 warrants were issued pursuant to an investor relations agreement with Trilogy Capital Partners, Inc. and its designees to purchase shares of common stock at $2.95 per share and exercisable until January 10, 2008.

FORWARD-LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning uncertainties associated with product development, the risk that we will not obtain approval to market our products, the risk that our technology will not gain market acceptance, our ability to obtain additional financing, our ability to attract and retain key employees, our ability to protect intellectual property, and our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and notes to those statements included elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties.

Overview

We are a development stage molecular diagnostic company that focuses on the development of DNA-based tests using Tr-DNA. Tr-DNAs are fragments of DNA derived from dying cells inside the body compartment. The intact DNA is fragmented in these dying cells, appears in the blood stream and these fragments have been shown to cross the kidney barrier and can be detected in urine. Because Tr-DNA originates inside the body, using a safe and simple urine collection, we believe our patented technology can be applied to a broad range of testing including: prenatal testing, tumor detection and monitoring, tissue transplantation, infectious disease, forensic identification, drug development and bio-terrorism. In March 2004, we organized a joint venture with the Spallanzani National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive) in Rome, Italy, in the form of a new R&D company called SpaXen Italia, S.R.L, or SpaXen, which will conduct research and development on non-invasive diagnostic tests for infectious disease using Tr-DNA methodology.

History

We were incorporated in the State of Florida on April 26, 2002 as Used Kar Parts, Inc. and planned to develop an on-line marketplace for used car parts. In an effort to develop that business, we entered into a contract with a web hosting service on a month to month basis to provide storage for website development and transaction processing. Our temporary website arrangement was suspended to preserve cash and pending new management's evaluation of the business. On February 24, 2004, Jeannine Karklins, our former President, Treasurer, Secretary, principal shareholder and control person entered into a Capital Stock Purchase Agreement with Panetta Partners Ltd., a limited partnership affiliated with our current Co-Chairman, Gabriele M. Cerrone, pursuant to which Panetta purchased an aggregate 2,000,000 restricted shares of our common stock from Ms. Karklins for $386,400 which represented approximately 97% of our outstanding shares of common stock at the time. Pursuant to the agreement, Ms. Karklins resigned as an officer and director of our company.

On August 4, 1999, Xenomics, an unaffiliated California corporation (“Xenomics Sub”) was incorporated by its founders and promoters, L. David Tomei, Samuil Umansky and Hovsep Melkonyan. Xenomics Sub was organized in order to develop and commercialize our Tr-DNA technology. Since inception, Xenomics Sub’s efforts have been principally devoted to research and development, securing and protecting our patents and raising capital.

On July 2, 2004, we acquired Xenomics Sub by issuing 2,258,001 shares of our common stock to Xenomics Subs’ five shareholders in exchange for all outstanding shares of Xenomics Sub stock (the "Exchange"). For accounting purposes, the acquisition has been treated as an acquisition of Used Kar Parts, Inc. by Xenomics Sub and as such a recapitalization of Xenomics Sub. Accordingly, the historical financial statements from inception on August 4, 1999 to July 2, 2004 are those of Xenomics Sub

The Exchange was made according to the terms of a Securities Exchange Agreement dated May 18, 2004. As part of the Exchange, we:

•	amended our articles of incorporation to change our corporate name to "Xenomics, Inc." and to split our stock outstanding prior to the redemption 111 for 1 (effective July 26, 2004).
•	redeemed 1,971,734 pre-split shares (the equivalent of 218,862,474 post-split shares) from Panetta Partners Ltd., a principal shareholder at the time, for $500,000 or $0.0023 per share.
•	entered into employment agreements with two of the former Xenomics Sub shareholders and a consulting agreement with one of the former Xenomics Sub shareholders.
•	entered into a Voting Agreement with certain investors, the former Xenomics Sub shareholders and certain principal shareholders.
•
entered into a Technology Acquisition Agreement with the former Xenomics Sub shareholders under which we granted an option to the former Xenomics Sub holders to acquire Xenomics Sub technology if we fail to apply at least 50% of the net proceeds of financing we raise to the development of Xenomics Sub technology during the period ending July 1, 2006 in exchange for all of our shares and share equivalents held by the former Xenomics Sub holders at the time such option is exercised.

On June 24, 2004, we entered into a voting agreement with L. David Tomei, Co-Chairman, Chief Executive Officer and President, Samuil Umansky, Chief Scientific Officer, Hovsep Melkonyan, Vice President, Research, Anatoly Lichtenstein and Kathryn Wilke (collectively, the “Xenomics Shareholders”), Panetta Partners Ltd., an affiliate of Gabriele M. Cerrone, our Co-Chairman, Hawkeye Incubator Ltd. , Etruscan Mobilia Investments, Ltd., and Lazio Bioventure Ltd. (collectively, the “Original Shareholders”) and Christoph Bruening, a director, Fimi, SPA, Blenton Management, Roffredo Gaetani, Nicola Granato, R. Merrill Hunter, Mike Wilkins and Fossil Ventures LLC (collectively, the “Investors”) pursuant to which so long as the Xenomics Shareholders own an aggregate 752,667 shares of common stock of our company, such Xenomics Shareholders shall have the right to (i) designate 1/3 of the members of the Board of Directors if the number of directors on the Board is more than 7, (ii) designate 2 directors if the number of directors on the Board is between 5 and 7 or (iii) designate 1 director if the number of directors on the Board is less than 5. The voting agreement will terminate upon the earlier of (a) the adjudication by a court of competent jurisdiction that our company is bankrupt or insolvent, (b) the filing of a certificate of dissolution by us, (c) upon the written consent of us and a majority of the Xenomics Shareholders, (d) upon the listing of our shares of common stock on NASDAQ or a national securities exchane, or (e) on June 15, 2007.

We are a party to a technology acquisition agreement dated June 24, 2004 with L. David Tomei, Co-Chairman, Chief Executive Officer and President, Samuil Umansky, Chief Scientific Officer, Hovsep Melkonyan, Vice President, Research, Anatoly Lichtenstein and Kathryn Wilke (collectively, the “Shareholders”) and Xenomics Sub pursuant to which the Shareholders have the option for a period of 90 days after the delivery of an accounting from us (due by August 1, 2006) to acquire the Tr-DNA technology from us in the event we expended less than 50% of the aggregate net proceeds received by us from our aggregate equity or debt financings during the two year period ending on July 2, 2006, on development of the Tr-DNA technology. Upon delivery of the exercise notice by the Shareholders, we will have 90 days in which to remedy the inadequacies in the exercise notice. In consideration for the acquisition of the Tr-DNA technology each Shareholder would transfer to us all of the shares of our common stock owned by such Shareholder as well as the market value of the shares of common stock received in the Exchange but subsequently sold by such Shareholder. In addition, all stock options and other rights to purchase common stock owned by such Shareholder would be canceled. As of October 31 2005, we have raised $9,643,738 net of finders fees and expenses. We anticipate that substantially all of the $9,643,738 raised will be used on development of the Tr-DNA technology. We currently do not have any plans to raise additional capital prior to July 2, 2006 but in the event additional capital is raised, we anticipate that substantially all of it will be used to develop the Tr-DNA technology.

Since inception on August 4, 1999 through October 31, 2005, we have sustained cumulative net losses of $13,774,552. Our losses have resulted primarily from research and development expenses, patent costs and legal and accounting expenses. From inception through October 31, 2005, we have not generated any revenue from operations. We expect to incur additional losses to perform further research and development activities. We do not currently have any commercial products and we do not expect to have any for the foreseeable future. Our product development efforts are in their early stages and we cannot make estimates of the costs or the time it will take to complete. The risk of completion of any program is high because of the long duration of clinical testing, regulatory approval and review cycles and uncertainty of the costs. Net cash inflows from any products developed may take several years to achieve.

Restatement of Financial Statements

We filed Amendment No. 3 to Form 10-QSB for the period ended October 31, 2005, to reflect the restatement of our consolidated financial statements as of October 31, 2005 and for the nine month period then ended and Amendment No. 3 to Form 10-KSB for the year ended January 31, 2005, to reflect the restatement of our consolidated financial statements as of January 31, 2005, and for the year then ended.

We have determined that errors had occurred in these prior financial periods for the matters described below. For restatement purposes in accordance with Generally Accepted Accounting Principles in the United States, an error is defined as an oversight or misuse of facts that existed at the time the financial statements were prepared.

The following is a summary of those adjustments:

	Year Ended January 31, 2005	Nine Months Ended October 31, 2005

Net loss prior to adjustments	$(3,336,018)	$(3,248,507)

Reversal of charge for acquired in-process research and development	2,145,101	0

Deferred founders' compensation contributed to capital	(74,404)	0

Stock based compensation:
Adjustment for Trilogy warrants	(2,630,440)	0
Adjustment for use of quoted market price	(245,697)	(322,916)
Adjustment for the application of EITF 96-18	(1,229,568)	(2,928,298)
Shares issued for service	0	(35,199)
	(4,105,705)	(3,286,413)

Derivative financinal instrument	0	148,611

Total adjustments	(2,035,008)	(3,137,802)

Net loss as restated	$(5,371,026)	$(6,386,309)

Weighted average common shares	14,580,186	18,425,825

Loss per share - Basic and diluted - Prior to adjustments	$(0.23)	$(0.18)

Loss per share - Basic and diluted - Prior to adjustments	$(0.37)	$(0.35)

Reversal Of Charge For Acquired In-Process Research And Development - The original accounting treatment for the acquisition of Xenomics Sub by Used Kar Parts, Inc. followed the legal form of the transaction and included a charge to expense for acquired in-process research and development. Upon subsequent re-examination of the circumstances, it was determined that this transaction should be accounted for as a reverse merger. Consequently, the charge to expense for acquired in-process research and development was reversed.

Deferred Founders’ Compensation Contributed To Capital - Originally, there was no accounting recognition as management was not aware of the existence of deferred compensation agreements. When management became aware of such agreements and the founders did not seek to be paid these amounts, the amounts were accounted for as compensation contributed to capital.

Stock Compensation - Adjustment For Trilogy Warrants - The original accounting treatment for warrants issued to Trilogy Capital Partners, Inc. were viewed to be non-compensatory in nature. Upon subsequent re-examination of the circumstances, they were determined to be compensatory in nature. Consequently, the fair value of such warrants were calculated and recorded as expense.

Stock Compensation - Adjustment Resulting From Use Of Quoted Market Price - The original accounting treatment for stock based compensation was based upon a subjective determination of the most appropriate value of our common shares to be used in the Black-Scholes calculations. Specifically, we elected to use $1.95 per share for such calculations, representing the sales price per share from a recent financing transaction, rather than the quoted market price with a simple average of approximately $3.70 per share during the applicable period. Upon subsequent re-examination of the circumstances, it was determined that the use of the quoted market price was required by generally accepted accounting principles. Consequently, the calculations were revised and additional stock based compensation expense was recorded.

Stock Compensation - Adjustment For The Application Of EITF 96-18 - The original accounting treatment for options issued to Messrs. Cerrone and Tomei, Co-Chairmen of the Board of Directors, assumed those individuals to be employees and no expense was recorded. Upon subsequent re-examination of the circumstances, it was determined that the options were deemed to relate to consulting services beyond the normal scope of their roles as Directors and, as required by EITF 96-18, they were expensed and marked to market through May 24, 2005. On that date, the Board of Directors accelerated the vesting of these options. Consequently, that date was deemed to be the measurement date and the fair value of the previously unvested options was immediately expensed.

Stock Compensation - Shares Issued For Services - Originally, there was no accounting recognition as financial management was not aware of an agreement with a service provider. When management became aware of such an agreement, the amount was determined based upon quoted market price and accounted as expense in the appropriate period.

Derivative Financial Instrument - The original accounting treatment for the warrants issued in connection with the financing transaction on July 13, 2005 was limited solely to disclosure. Upon subsequent re-examination of the circumstances, it was deemed that the fair value of these warrants should be charged to expense and a corresponding liability established for the same amount and that the liability be subsequently marked-to-market until the warrants are settled, in accordance with the provisions of EITF #00-19. Consequently, the fair value of these warrants was accounted for as a reduction to the allocation of proceeds to preferred stock and a liability established. This amount reflects the benefit to the Statement of Operations for mark-to-market adjustments relating to that liability.

Enhancements Of Disclosure Controls And Procedures

We believe that our disclosure controls and procedures were not effective for the preparation of financial statements as of and for the year ended January 31, 2005 nor as of and for the nine month period ended October 31, 2005. We believe this material weakness was attributable to insufficient personnel resources within the accounting function and a lack of communication between the accounting function and other disciplines within the organization.

We are committed to establishing the necessary environment to ensure the effectiveness of these controls in the future and quality financial reporting. As described in detail in the following paragraphs, we appointed a new director as Chairman of the Audit Committee and designated him as the Audit Committee financial expert. Additionally we hired a Chief Financial Officer. Communication has been improved through the inclusion of the Chief Financial Officer in all meetings of the Board of Directors and the establishment of a Disclosure Committee. Further, we have strengthened our accounting staff through the hiring of additional personnel.

Personnel Changes:

a)
On December 1, 2005, the Board of Directors appointed John Brancaccio as director and Chairman of the Audit Committee. Mr. Brancaccio is a retired Certified Public Accountant and has over 30 years of financial management experience. He currently serves as the Chief Financial Officer of Accelerated Technologies, Inc., a medical device company, and on the boards of the following publicly-held companies: Callisto Pharmaceuticals, Inc., Alfacell Corporation, and FermaVir Pharmaceuticals, Inc. Mr. Brancaccio was formerly the acting Chief Financial Officer and Treasurer of Memory Pharmaceuticals Corporation. The Board has designated Mr. Brancaccio as the audit committee financial expert.

b)
On January 16, 2006 we hired Frederick Larcombe as Chief Financial Officer. Mr. Larcombe is a Certified Public Accountant and has over twenty-five years of financial management experience which includes serving as Chief Financial Officer and Vice President of Finance with MicroDose Technologies, Inc., a privately held drug delivery company, and ProTeam.com, Inc., a publicly held Internet-oriented retailer. Prior to that, he held financial positions with Cambrex Corporation, a publicly-held life sciences company, and PriceWaterhouseCoopers.

Communication:

a)	Effective January 2006, the Chief Financial Officer participates in all meetings of the Board of Directors;

b)	Effective January 2006 discussions concerning all contracts, commitments, and general business activities include a member of the financial management team;

c)
Effective March 2006, a Disclosure Committee was established consisting of the Chief Executive Officer, Chief Financial Officer, and the Chairman of the Audit Committee which will meet periodically to ensure the identification of key business matters and ensure the adequacy of related disclosures; and

d)
Effective March 2006, resources supporting the accounting and reporting function has been strengthened with the addition of a more experienced individual. Additionally, a search has been initiated for an individual to fill the role of accounting manager or controller.

Results of Operations

Nine Months Ended October 31, 2005 and 2004

We had no revenues during the nine months ended October 31, 2005 and 2004 because we do not have any commercial products and we do not expect to have any for the foreseeable future.

Operating expenses increased to $6,544,349 during the nine months ended October 31, 2005 from $1,220,842 for the same period in 2004. This increase occurred as a result of increased business activities which began subsequent to July 2, 2004, the date our business combination and first private placement was completed.

Research and development expenses increased to $959,363 during the nine months ended October 31, 2005, up from $469,796 during the nine months ended October 31, 2004. These expenditures include salaries and staff costs for our in-house research and development laboratory in New Jersey, patent legal, filing and maintenance expenses, regulatory and scientific consulting fees and laboratory supplies. Our research and development expenses increased because we were operating for the full nine months in the nine months ended October 31, 2005 whereas we started operating July 2, 2004 (the date of our business combination and first private placement) during the nine months ended October 31, 2004.

Similarly general and administrative expenses increased to $2,155,814 during the nine months ended October 31, 2005 as compared to $44,405 during the nine months ended October 31, 2004 because we were operating for the full nine months in the nine months ended October 31, 2005, whereas we started operating July 2, 2004 (the date of our business combination and first private placement) during the nine months ended October 31, 2004. This increase was principally due to increased investor relation expenditures of approximately $470,000; higher facilities expense, including insurance and a corporate headquarters in New York City, totaling approximately $471,000; higher compensation cost associated with the hiring of our former Chief Executive Officer, Controller and other office staff of approximately $338,000; increased consulting fees associated with retaining the services of our Co-Chairmen, Messrs. Cerrone and Tomei totaling approximately $273,000; plus legal and public accounting fees of approximately $270,000 and higher travel, primarily attending investor and scientific conferences, of approximately $117,000.

Stock-based compensation expense for the nine months ended October 31, 2005 and 2004 was $3,429,172 and $706,641 respectively. During the nine months ended October 31, 2005 we accelerated the vesting of certain stock options which resulted in expense of $3,197,694 which represented the balance remaining in deferred unamortized stock-based compensation. Had we used the fair value method for employee and director options our stock based compensation expense would have been approximately $490,000 and $90,000 higher in the quarters ended October 31, 2005 and 2004 respectively.

Interest and investment income for the nine months ended October 31, 2005 and 2004 was $53,443 and $3,971 respectively as a result of our higher cash balances reflecting our recent private placements discussed in the “Liquidity and Capital Resources” section below. This income was partially offset by liquidated damages we incurred in the amount of $16,304 to certain common stock investors for failure to file a registration statement covering such shares of common stock by the 120th day after the final closing of the private placements. On August 1, 2005 we filed the required Form SB-2 registration statement with the Securities and Exchange Commission. We also incurred $27,710 of initial liquidated damages to preferred shareholders associated with not having our registration statement declared effective by the SEC on October 25, 2005.

Derivative financial instrument benefit recorded for the nine months ended October 31, 2005 and 2004 was $148,611 and 0, respectively. This charge is attributable to the change in the liability associated with the warrants issued in connection with the financing transaction concluded on July 13, 2005.

Net loss for the nine months ended October 31, 2005 was $6,386,309 as compared to a loss of $1,216,871 for the same period in 2004. The increase in the net loss in 2005 is the result of higher operating expenses, slightly offset by higher interest and investment income as described above.

Years Ended January 31, 2005 and 2004.

We had no revenues during the years ended January 31, 2005 and 2004 because we do not have any commercial products and we do not expect to have any for the foreseeable future.

Operating expenses increased to $5,377,036 during the year ended January 31, 2005 from $397,047 for the same period in 2004. This increase reflects heightened business activity since the recapitalization discussed elsewhere in this report. During the year ended January 31, 2005 research and development expenses increased to $619,635 as compared to $383,564 during the year ended January 31, 2004, reflecting higher salaries and wages, patent prosecution fees and legal expenses, consultants and scientific advisors. General and administrative expenses increased to $651,695 during the year ended January 31, 2005, as compared to $13,483 during the year ended January 31, 2004, primarily reflecting higher rent expenses for our newly opened New York office and laboratory space in New Jersey, corporate legal and accounting, insurance and higher salaries and wages associated with hiring our former CEO in September 2004. Included in operating expenses during the year ended January 31, 2005 was non-cash stock-based compensation expense of $4,105,706 whereas there was no comparable expense during the prior year. This expense consisted of $2,630,440 associated with warrants issued to an investor relations consultant, whereas we had no such expense during the year ended January 31, 2004. The balance consisted of options issued to employees and other consultants for services rendered in a variety of capacities.

Net loss for the year ended January 31, 2005 was $5,371,027 compared to a loss of $383,021 for the same period in 2004. The increase in the net loss in 2005 is the result of higher operating expenses, as described above.

Plan of Operations

We plan to devote significant financial and other resources to further research and development, and commercialize tests using our Tr-DNA technology. Our initial focus is on two key applications: prenatal genetic testing and infectious disease detection. If developed, we intend to sell these products to independent clinical laboratories and hospital laboratories approved for performance of high-complexity tests. We have completed our proof of principle studies in these two key areas and must now validate these findings in human clinical samples. It is expected that the next phase of product development will last throughout 2006. The next phase requires that we gain access to clinical samples pertinent to each product focus. We have executed research contracts with North Shore - Long Island Jewish (LIJ) Health System in Lake Success, New York and Eastern Virginia Medical School in Norfolk, Virginia. Because these studies are overseen by the respective IRB’s of the institutions, they can be terminated for safety and efficacy issues. If we do not gain access to human clinical samples, or do not complete the studies, this will prevent us from developing FDA approved products and will severely limit our ability to generate revenue through product sales.

We intend to develop our infectious disease applications at SpaXen, our joint venture with INMI located in Rome, Italy. Under the terms of our agreement with INMI, INMI provides laboratory space to SpaXen and financial support in the form of chemicals and scientific personnel to work on applications of the Tr-DNA technology for a broad variety of infectious diseases. The Spallanzani Institute is a large AIDS treatment center and provides patient care to 4,000 infected patients. The SpaXen joint venture provides access to needed human clinical samples for development of our HIV and TB products. If our agreement with INMI is terminated, we may not be able to gain access to needed human clinical samples which will prevent us from developing FDA approved products and will severely limit our ability to generate revenue through product sales. Our plan of operation is to continue our product development in the two focus areas of prenatal genetic testing and infectious disease detection with a goal toward eventually bringing FDA approved products to market.

Because cancer detection and monitoring studies are long and expensive, we are actively seeking academic-based researchers who are funded to perform evaluations of new cutting-edge technologies. In this way we expect to progress our understanding of cancer detection and monitoring with little or no cost to us. Because organ transplant monitoring is not truly “diagnostic,” in the next fiscal year we will begin to explore licensing arrangements with drug companies who manufacture the immune-suppression drugs used to prevent organ rejection. If we can conclude a license agreement, this may provide an early source of revenue for us. However, there can be no assurance that appropriate strategic partnership or licensing arrangements will be completed in either of these areas.

We expect it will take 2 to 3 years for our first product to be commercialized. We currently employ 8 research and development scientists at an annual expense of approximately $750,000. During 2006 as we transition into product development and human clinical studies we expect to hire approximately 21 full-time employees representing an in-year 2006 expense of approximately $591,000. These positions include the Vice President of Product Development, 16 additional technical positions, the Vice President of Regulatory Affairs and three additional regulatory personnel. The full-year 2007 expense associated with the existing research and development personnel and additional personnel added during 2006 is expected to total approximately $2,440,000. During 2006, we expect to characterize molecular markers for two prenatal diagnostic tests; sex determination and Down syndrome; to optimize the method for detecting these markers; and demonstrate the measurement of these markers in the urine of pregnant women enrolled in the study programs at our two clinical strategic partners. In addition, we expect to convert the existing research method for detecting pro-viral HIV DNA and tuberculosis in the urine of AIDS patients developed as part of our joint venture with INMI into practical real-time Polymerase Chain Reaction, or PCR, based methods that can be commercialized. During the second half of 2006, we expect to finalize the methods for sex determination, Down syndrome, pro-viral HIV DNA and tuberculosis and to begin performing clinical studies on relevant clinical samples collected under the FDA’s Quality System Regulations. Substantially all of the costs involved with our product development are labor costs and reagent and chemical costs. It is not possible to accurately predict the exact costs associated with each of these product development steps since our scientific personnel work simultaneously on multiple projects and the various projects may proceed faster or slower than expected, especially those for Down syndrome that are dependent upon gaining access to human clinical samples that are positive for the genetic disorder and the frequency of obtaining such positive samples is beyond our control. We believe that labor costs of approximately $1,341,000 and reagent and chemical costs of approximately $600,000 is sufficient to accomplish our plan of operations for 2006.

Our current research facility does not satisfy the good manufacturing practice (cGMP) guidelines required for a commercial diagnostics manufacturing facility and we are currently evaluating the cost of making the required changes to our existing facility versus the costs of moving to a new facility that meets the cGMP guidelines. Our existing landlord is investigating the cost to make our current facility cGMP compliant and may be willing to undertake the required modifications in return for an extension of our lease, but the cost and lease terms are not currently known. During the second half of 2006, with the addition of appropriate regulatory personnel discussed above, we intend to operate under cGMP guidelines and adopt the FDA Quality System Regulations (QSR) system of documentation.

We entered into a lease for corporate office space in New York City comprising approximately 2,000 square feet, for seven years ending September 30, 2011. We believe the lease should provide sufficient space for our corporate offices for our anticipated level of activity during 2006. In addition, we have a lease for a laboratory facility of approximately 3,700 sq. ft. in Monmouth Junction, New Jersey, for two years ending August 31, 2006. As discussed above the current laboratory facility does not meet cGMP and we are currently assessing the costs to make the required modifications to the existing facility, or move to a new facility that satisfies cGMP guidelines.

Liquidity and Capital Resources

As of October 31, 2005 we had $5,090,177 in cash, cash equivalents and marketable investments, compared to $3,226,965 as of January 31, 2005. This increase of $1,863,212 is the result of net fund raising of $5,147,504, less approximately $3,300,000 used for operating and investing activities during the nine months ended October 31, 2005.

On January 28, 2005, we closed the first traunche of a private placement selling 1,368,154 shares of common stock and 367,681 warrants to certain investors (the "Investors"). The securities were sold as a unit (the "Units") at a price of $1.95 per Unit for aggregate proceeds of $2,667,900. Each Unit consisted of one share of common stock and a warrant to purchase one quarter share of common stock. The warrants are immediately exercisable at $2.95 per share and are exercisable at any time within five years from the date of issuance. We issued an aggregate 123,659 warrants to purchase common stock to various selling agents, which are immediately exercisable at $2.15 per share and will expire five years after issuance.

On February 5, 2005 we completed the first traunche of the private placement described above selling an additional 102,564 shares of its common stock to the Investors at a price of $1.95 per share for aggregate proceeds of $200,000. In addition, we paid an aggregate $179,600 in cash and issued 24,461 shares of common stock to certain selling agents, in lieu of cash on the entire first traunche of the private placement..

On April 7, 2005, we closed the second and final traunche of the private placement selling 1,515,384 shares of common stock and 378,846 warrants to certain additional Investors for aggregate proceeds of $2,954,999. We paid an aggregate $298,000 in fees and issued an aggregate 121,231 warrants to purchase common stock to selling agents. The warrants are immediately exercisable at $2.15 per share and will expire five years after issuance. These April 7, 2005 Investors became parties to the same Registration Rights Agreement as the January 28, 2005 Investors.

On July 13, 2005, we closed a private placement of 277,100 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 386,651 warrants to certain investors for aggregate gross proceeds of $2,771,000 pursuant to a Securities Purchase Agreement dated as of July 13, 2005. The warrants are immediately exercisable at $3.25 per share and are exercisable at any time within five years from the date of issuance. We paid an aggregate $277,101 and issued an aggregate 105,432 warrants to purchase common stock to certain selling agents. The warrants issued to selling agents are immediately exercisable at $2.50 per share and will expire five years after issuance. Holders of the Series A Convertible Preferred Stock are entitled to receive dividends at the rate of 4% per annum payable quarterly on March 31, June 30, September 30, and December 31.  Dividends are payable in cash or shares of common stock at our discretion.  We elected to satisfy the dividend obligations of September 30 and December 31, 2005 with cash.  As of January 31, 2006, the accrued but unpaid preferred dividends aggregated $9,237. There are no dividends in arrears.

Our working capital requirements will depend upon numerous factors including but not limited to the nature, cost and timing of: product development; pre-clinical and clinical testing; obtaining regulatory approvals; technological advances and our ability to establish collaborative arrangements with research organizations and individuals needed to commercialize our products. Our capital resources will be focused primarily on the clinical development and regulatory approval of our Tr-DNA technology. We expect that our existing capital resources will be sufficient to fund our operations for at least the next 12 months. We will be required to raise additional capital to complete the development and commercialization of our current product candidates.

To date, our sources of cash have been primarily limited to the sale of our equity securities. We cannot be certain that additional funding will be available on acceptable terms, or at all. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates.

Off-balance Sheet Arrangements

We had no off-balance sheet arrangements as of October 31, 2005.

Contractual Obligations and Commitments

The following is a summary of our significant contractual cash obligations for the periods indicated that existed as of October 31, 2005, and is based on information appearing in the notes to consolidated financial statements included elsewhere in this prospectus.

	Total	Less than 1 Year	1-2 Years	3-5 Years	More than 5 Years
Operating Leases	$649,303	$160,878	$200,383	$234,249	$53,793
Employment and Consulting Agreements	1,728,375	700,000	700,000	328,375	—

Total obligations	$2,377,678	$860,878	$900,383	$562,624	$53,793

We are a party to a registration rights agreement dated January 28, 2005 with certain of the selling common stockholders pursuant to which we are filing this registration statement. The registration rights agreement includes a provision that we were obligated to file this registration statement by May 28, 2005 without incurring financial penalties. Since we first filed this registration statement on August 1, 2005, we incurred and paid financial penalties to certain of the selling stockholders in the amount of $16,304.

Additionally, we are obligated under a preferred stock registration rights agreement dated July 13, 2005 to use our commercially reasonable efforts to have this registration statement declared effective by the SEC by October 25, 2005 without incurring financial penalties. The registration statement was not declared effective by the SEC by October 25, 2005, therefore for every 30-day period it is not declared effective we must pay an aggregate $27,710 in penalties to the selling stockholders who purchased Series A Convertible Preferred Stock in July 2005. As of March 14, 2006, we have paid $138,550 in financial penalties to such selling stockholders, which represents approximately 5.0% of the aggregate proceeds ($2,771,000) raised in the sale of such Series A Convertible Preferred Stock.

Critical Accounting Policies

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Our accounting policies are described in Note 3 of the notes to our consolidated financial statements included in this prospectus. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Accounting for Business Combinations - We have applied the Financial Accounting Standards Board Statement of Financial Accounting Standard ("SFAS") No. 141 “Business Combinations” to the Exchange concluded on July 2, 2004. SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, “Business Combinations” in its entirety. All business combinations in the scope of this Statement are now to be accounted for using only one method, the purchase method. The accompanying consolidated financial statements of our company which include the results of Xenomics, Inc. a Florida corporation and its wholly owned subsidiary Xenomics Sub have been prepared in accordance with SFAS No. 141 and we have determined that the acquiring entity was Xenomics Sub. For accounting purposes, the acquisition has been treated as an acquisition of Xenomics Inc. (formerly Used Kar Parts, Inc.) by Xenomics Sub and as a recapitalization of Xenomics Sub. Accordingly, the historical financial statements prior to July 2, 2004 are those of Xenomics Sub

Accounting for stock based compensation: We have adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As provided for by SFAS 123, we have also elected to account for our stock-based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25")." Accordingly, compensation expense has been recognized based on the intrinsic value of stock issued or options granted to employees and directors for services rendered. Other stock based compensation associated with grants to non-employees, as well as Directors who perform services outside of their Board duties, is measured using the fair value method. We rely on incentive compensation in the form of stock options to recruit, retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives, develop and maintain an ownership stake and conserve cash during our development stage. Since inception through October 31, 2005 stock based compensation expense totaled $7,534,787 and our deferred unamortized stock-based compensation as October 31, 2005 was $1,207,429.

A total of 5,000,000 shares of common stock have been reserved for issuance under the Xenomics Stock Option Plan, as amended (the "Plan"). As of January 31, 2006, options for 6,655,000 shares were outstanding under the Plan. 1,655,000 of such options have been granted subject to stockholder approval of an increase in the number of shares that can be granted under the Plan. With respect to the options granted prior to stockholder approval a measurement date has not occurred and accordingly no compensation expense has been recorded. When such measurement date does occur, stock based compensation expense will be recorded for any excess of the fair value on that date over the exercise price. Had the 1,655,000 options granted subject to shareholder approval been granted and approved on October 31, 2005 (the measurement date, at which date the market price of our stock was $1.95 per share) we would have recognized approximately $150,000 of additional stock-based compensation during the period ended October 31, 2005 and would have approximately $625,000 of additional deferred stock based compensation as of October 31, 2005.

On May 24, 2005, our Compensation Committee in recognition of the substantial time and effort to our affairs during the past year by each of Gabriele M. Cerrone, Co-Chairman, L. David Tomei, Co-Chairman, Chief Executive Officer, President and President of SpaXen Italia, srl, our joint venture with the Spallanzani National Institute for Infectious Diseases in Rome, Italy, Samuil Umansky, Chief Scientific Officer and Hovsep Melkonyan, Vice President, Research, accelerated the vesting of outstanding stock options dated June 24, 2004 previously granted to each such officers in the amounts of 1,050,000, 1,012,500, 1,012,500 and 675,000, respectively, so that such options vest as of May 24, 2005.

The acceleration did not result in the two affected employees (Mr. Umansky and Mr. Melkonyan) being able to exercise options that would have otherwise expired unexercised therefore no change to our original accounting treatment is required under FIN 44. However if any of the employees terminate their employment prior to the date they would have otherwise fully vested in the award we will be required to record compensation expense based on the intrinsic value on the date of modification. Because there were a relatively small number of affected employees, we have no basis for recording an estimate of future terminations and accordingly no compensation expense can be recorded until the date of any future terminations prior to the original vesting date. The compensation expense associated with the options granted to the two affected non-employee Directors (Mr. Cerrone and Mr. Tomei), who perform consulting services outside of their Board duties, was measured using the fair value method in accordance with EITF 96-18. Because these grants were awarded in conjunction with consulting agreements the fair value was remeasured (“marked to market”) each quarter during the original vesting (service) period. The acceleration of these options fixed the measurement date prior to the original vesting therefore we expensed the remaining balance of deferred stock based compensation totaling $3,197,694 during the quarter ended July 31, 2005

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 and accordingly we have made prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

Accounting for research and development: We do not currently have any commercial molecular diagnostic products, and do not expect to have such for several years, if at all. In accordance with SFAS No. 2, “Accounting for Research and Development Costs” (“SFAS 2”) all research and development costs are expensed as incurred. These include expenditures in connection with an in-house research and development laboratory, salaries and staff costs, application and filing for regulatory approval of our proposed products, patent legal, filing and maintenance expenses, regulatory and scientific consulting fees to outside suppliers.

DESCRIPTION OF BUSINESS

We are a development stage molecular diagnostic company that focuses on the development of DNA-based tests using transrenal DNA or Tr-DNA. Tr-DNAs are fragments of DNA derived from dying cells inside the body compartment. The intact DNA is fragmented in these dying cells, appears in the blood stream and these fragments have been shown to cross the kidney barrier and can be detected in urine. Our patented technology uses safe and simple urine collection and can be applied to a broad range of testing including: prenatal genetic testing, tumor detection and monitoring, tissue transplantation, infectious disease, forensic identification, drug development and bio-terrorism. In March 2004, we organized a joint venture with the Spallanzani National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive) in Rome, Italy, in the form of a new R&D company called SpaXen Italia, S.R.L, or SpaXen, which will conduct research and development on non-invasive diagnostic tests for infectious disease using Tr-DNA methodology.

The Technology

Our scientists were the first to report the discovery that a portion of cell-free DNA found in the bloodstream can cross the kidney barrier and be detected in the urine. This is transrenal DNA or Tr-DNA. Urine analysis of Tr-DNA provides a simple, non-invasive method and a platform technology for a broad range of diagnostic genetic tests. In comparison with conventional tests, this methodology has significant advantages with respect to patient compliance, ease of testing, speed and cost. We own proprietary technology protected by broad patents covering the fields of prenatal genetic diagnosis, cancer detection and transplantation. We expect pending patent applications to further extend coverage to all diagnostic applications of Tr-DNA

Our Tr-DNA technology has been evaluated for applications in cancer in various clinical studies and we have executed research contracts with North Shore - Long Island Jewish (LIJ) Health System and Eastern Virginia Medical School to begin human clinical studies for applications in prenatal genetic diagnosis. Our initial operations will focus on early product opportunities in prenatal genetic diagnosis for disorders such as Down syndrome, Fragile X Syndrome, Rh incompatibility and gender determination. We plan to expand the prenatal testing capabilities to include a comprehensive set of markers, and plan to develop our technology for diagnostic applications in cancer, infectious diseases and transplantation.

We plan to develop commercial diagnostic tests for which we will seek FDA approval. Prior to FDA approval we expect these tests will be sold under the Analyte Specific Reagent (ASR) rules for home-brew testing to laboratories licensed under the Clinical Laboratory Improvement Act (CLIA) for performance of high-complexity testing. FDA approval will allow us to sell to all hospital and independent testing laboratories. Of prime importance to our positioning in the market will be the need for adoption by key diagnostics laboratories and certain diagnostic companies that will need access to our patents in order to enter the market for urine DNA testing.

The Market

We believe that the market for Tr-DNA based diagnostic products is large and growing. Based on various industry reports and the annual reports for several large diagnostic companies, the market for DNA testing is over $2 billion in the United States alone. As this represents the initial stage of growth in the use of genetic testing it is anticipated that there will be significant market expansion as new markers are discovered and validated for the diagnosis of specific indications. The ease, non-invasive nature, and low cost of urine analysis of nucleic acids suggest that our technology may ultimately become the method of choice for the majority of genetic tests.

Prenatal Testing According to government statistics for 2004 there were 6.2 million pregnancies in the United States alone. Those reports also show a current trend in the United States that women are delaying having children until a later age. However, the risk of many genetic disorders increases with maternal age. An example is Down syndrome where the risk is 1 in 1,400 for women 25 years of age and 1 in 380 for women 35 years of age. Today, the only prenatal test that can provide a definitive diagnosis of Down syndrome is amniocentesis. Because amniocentesis has well known risks associated with the procedure, including an approximate 1% risk of spontaneous miscarriage, only about 10-15% of patients who should have prenatal genetic tests according to physicians and genetic counselors actually agree to undergo the amniocentesis procedure. The risk of spontaneous miscarriage limits the recommended use of amniocentesis to women older than 35 years of age. Currently there are no tests available that provides a definitive result for women who decline amniocentesis, or are younger than 35 years of age. Tests such as the “triple” screen or “quad” screen are available, but these tests provide an assessment of risk, not a definitive result. In addition, the best sensitivity reported in the scientific literature for these is a 75% detection rate. If we succeed in developing a prenatal screening test for Down syndrome with improved sensitivity compared to “triple” and “quad” screen, we expect that patient compliance for recommended prenatal genetic testing will increase significantly considering that donation of a urine specimen is simple, risk-free to both the mother and the baby, and may be able to be performed in the first trimester of pregnancy.

Initial product focus in prenatal testing will be on diagnostic tests for Down syndrome, Fragile X Syndrome, Rett syndrome, Rh incompatibility and gender determination. The future pipeline in prenatal genetic testing may include tests for trisomy 18 and 13, Tay Sachs and Askenazi Jewish syndrome, Huntington’s disease, sickle cell anemia and other genetic disorders.

Cancer Testing It is anticipated that Tr-DNA analysis will become a platform technology for development of tests for the monitoring of tumor and pre-cancerous progression and post-treatment screening for tumor re-growth conditions. The initial opportunities for diagnostic test development are gastrointestinal tumors, including colorectal cancer, liver cancer and pancreatic cancer. Our technology was evaluated in a clinical study at Thomas Jefferson University and showed the ability to detect pre-cancerous colon polyps in patients undergoing colonoscopy. About 160,000 new cases of colon cancer and 25,000 new cases of pancreatic cancer occur in the United States each year. Routine testing is recommended for the 60-70 million of people over 50 at risk for colorectal polyps. Additional products in the oncology diagnostics pipeline are tests for the early detection of prostate cancer and other tumors as well as high-risk pre-cancerous conditions.

Tr-DNA products in the cancer diagnostic market can be expected to be highly competitive based on cost, simplicity, and patient compliance. For example, it is likely that a urine test for patients at high-risk for pre-cancerous polyps will have better acceptance than the more invasive colonoscopy. Additionally, preliminary results with Tr-DNA associated with the Thomas Jefferson University study suggest that Tr-DNA may have significantly greater sensitivity than many existing tests such as Fecal Occult Blood Testing (FOBT).

Transplantation According to government statistics, there are approximately 50,000 organ transplants performed in the U.S. annually. Post-transplant monitoring for organ rejection requires a highly invasive tissue biopsy. Approximately 10 biopsies are taken over a period of one-year which results in approximately 500,000 tests/year market in the U.S. alone. Because organ rejection is marked by early death of the cells, we believe that an early indication of rejection can be identified by measuring a unique series of genetic markers characteristic of the organ donor that can be easily detected in random urine specimens from the transplant recipient. Providing early evidence of tissue rejection is key to administration and monitoring of immunosuppressive therapies. Opportunities for partnering with companies developing drugs for controlling tissue rejection, companies developing cell transplantation, or companies developing novel transplantation technologies illustrates the breadth of commercial potential of the Tr-DNA platform technology.

Infectious diseases Agents such as viruses, bacteria and parasites that have precise genetic signatures cause many infectious diseases. We recently reported clinical data that demonstrated the ability to detect HIV-DNA in the urine of AIDS patients and the DNA of common and multi-drug resistant strains of Mycobacterium tuberculosis (“TB” and “MTB” respectively) in the urine of infected patients. In the case of the HIV virus, the sensitivity of the test under development allowed 90% detection of patients with residual disease; a stage at which the viral load of a patient is either barely detectable, or not detectable at all by conventional methods. If developed, it can be expected that this test may provide physicians with new information and assist in the treatment of AIDS. According to the World Health Organization (WHO) the resurgence of tuberculosis (TB), especially its multi-drug resistant strain (MTB), represents a critical worldwide problem. The ability to simultaneously detect both TB and MTB from a simple urine sample suggests that tests based on Tr-DNA may be easier to collect and perform in non-industrialized countries than with current culture-based methods. An additional benefit of Tr-DNA testing is that urine does not contain HIV and many other infectious agents, and thus is much less dangerous to healthcare workers, whereas blood is highly infectious.

Tr-DNA products in infectious disease can be expected to be highly competitive based on cost, simplicity and patient compliance, especially in non-industrialized nations. The future pipeline for infectious disease products may include extension of the technology to the detection of parasites, and/or applications for combating bio-terrorism.

Drug Development and Monitoring of Therapeutic Outcomes The Tr-DNA technology has significant potential as a means of monitoring clinical responses to new drugs in development and evaluating patient-specific responses to already approved therapies. Specific target applications include the monitoring of transplantation patients on immunosuppressive drugs, detection of metastasis following tumor surgery, monitoring of tumor progression during chemotherapy, and the development of optimal hormonal and chemotherapeutic treatment protocols.

One of the largest costs associated with development of new drugs is the size of the human clinical trial required to identify the cohort of responders to the drug. By measuring specific genetic markers it may be possible to pre-identify the responding population. This would significantly reduce the cost to develop a drug. Alternately, in cancer treatment today, there is not a reliable way to determine if a particular patient is responding to chemotherapy. Generally patients are reexamined after a 60-day interval to determine if the tumor has grown in size, reduced in size or remained the same. If the tumor has grown in size, or remained the same, the chemotherapy is adjusted. By measuring specific genetic markers in the patient’s urine pre and post chemotherapy, it may be possible to determine whether a patient is responding to chemotherapy within 48 hours after administration instead of the current 60-day cycle. These applications of Tr-DNA technology may permit therapeutic decisions on a patient-specific basis. About 1.25 million new cancer cases are diagnosed annually and there are several hundred companies developing chemotherapeutic agents in the United States alone. This defines the size of the potential market for applications of Tr-DNA technology in drug development and monitoring therapeutic outcomes.

Business Strategy

We plan to use our Tr-DNA technology to develop FDA approved commercial diagnostic products in each of our initial focus markets of prenatal genetic screening, infectious disease and cancer monitoring, progression and re-growth. We expect to sell our products to private independent medical laboratories, federal and state medical laboratories and private and governmental hospitals. At the late stages of development of each product while collecting clinical data for an FDA submission, we intend to market the products as Analyte Specific Reagents (“ASR’s”) to certain laboratories approved under CLIA. There are approximately 3,000 CLIA licensed laboratories in the United States, but two laboratories, Quest Diagnostic and LabCorp represent approximately 60% of the total market. CLIA laboratories may offer the tests and receive reimbursement under the “home brew” rules and we hope to establish an initial market presence and generate revenues prior to FDA approval.

If we receive FDA approval for our products, we intend to market the tests to medical testing laboratories. Approval by the FDA would enable us to file for approval to market the tests in Europe. We have completed proof-of-principle studies and developed the core capabilities for test development internally and manufacturing through contract suppliers. We intend to add dedicated product development and regulatory personnel in order to speed up the development of initial products and future diagnostic pipelines.

In comparison with many other genetic tests, it is anticipated that the Tr-DNA test may significantly reduce costs as no surgical procedures (amniocentesis/tissue biopsy) are involved and specimen preparation in the laboratory is simple and can easily be automated. Currently, a large portion of the cost of performing prenatal genetic testing is associated with the surgical procedure to collect the sample from either amniotic fluid, chorionic villus sampling, or tissue biopsy. For example, government statistics for Medicare and Medicaid reimbursement show the typical cost for an amniocentesis is approximately $1,200, but the laboratory charge for this procedure is around $400. Therefore, major advantages of our Tr-DNA test, when commercially available, will be the ease of sample collection and the corresponding reduced overall cost of each test.

During the last decade, medical laboratory operating margins have declined in the face of Medicare fee schedule reductions, managed care contracts, competitive bidding and other cost containment measures. If our technology was commercially available today, reimbursement would be available under the current procedural terminology, or CPT, codes for molecular-based testing. We expect to initially market our tests to medical laboratories at price points that we believe will translate into substantially higher operating margins than has been traditional in the laboratory industry; yet the overall cost to the healthcare system will be reduced by elimination of the surgical component. We believe that will create a strong incentive for laboratories to adopt our Tr-DNA test.

Research and Development

Research and development expenses consist primarily of salaries and staff costs for our in-house research and development laboratory in New Jersey, patent legal, filing and maintenance expenses, regulatory and scientific consulting fees and laboratory supplies. Research and development expenses were $619,635 and $959,363 for the years ended January 31, 2005 and the nine months ended October 31, 2005, respectively, compared to $383,564 and $469,796 for the year ended January 31, 2004 and the nine months ended October 31, 2004, respectively.

SpaXen Joint Venture

In March, 2004, we organized a joint venture with the Spallanzani National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive, "INMI") in Rome, Italy, in the form of a new R&D company called SpaXen Italia, S.R.L ("SpaXen"). In laboratories provided to SpaXen within INMI, scientists work to apply the Tr-DNA technology to the development of new, truly non-invasive test platforms for a broad variety of infectious diseases. Shares of SpaXen are held 50% by INMI and 50% by us. SpaXen's deed of incorporation (Costituzione Di Societa) dated March 11, 2004 provides, among other terms, the following:

•	INMI contributed 100,000 Euros in cash and we contributed intellectual property, as further described below, which was deemed to have a value of 100,000 Euros;

•	The term of the joint venture is until December 31, 2009, unless extended or terminated prior to that date;

•
All shareholder resolutions require a 2/3 super-majority except for certain resolutions regarding amendments to the deed of incorporation, change of corporate purpose, and significant changes in shareholder rights, among others, which require unanimous vote by the shareholders;

•	The shareholders of SpaXen may unanimously vote to dissolve SpaXen prior to the end of the term.

SpaXen is managed by two levels of board supervision. The Consiglio di Amministrazione and the Collegio di Sindacali. The Consiglio is comprised of three people. L. David Tomei, our Co-Chairman, Chief Executive Officer and President, is Presidente of the Consiglio, Dr. Enrico Girardi, Assistant Scientific Director of INMI represents INMI and Dr. Mauro Piacentini is an outside representative. The authority of the Consiglio is administrative oversight. Dr. Tomei is the sole person with signing authority regarding all normal expenditures by SpaXen. Any expenditures in excess of 1,000 Euros requires the signature of a second member of the Consiglio. The Collegio consists of several auditors registered and certified by the Italian government as required by Italian law. The Collegio’s role is to perform regular examinations and reviews of SpaXen financial statements.

In conjunction with the formation of SpaXen, we and INMI entered into a Shareholder Agreement, which provides, among other terms, the following:

•
As our contribution to SpaXen, we agreed to give to SpaXen all rights and patent applications to that portion of the Tr-DNA technology that applies Tr-DNA technology to the field of infectious diseases (the "Contributed IP");

•
All profits of SpaXen will be reinvested into research and development of intellectual property applying Tr-DNA technology to pathologies caused by or associated with infectious agents (the "Newly Developed IP");

•	INMI will be the sole owner of all Newly Developed IP;

•
SpaXen will be the sole owner of all intellectual property derived from SpaXen's research that may be applied in fields other than pathologies caused by or associated with infectious agents (the "Derivative IP");

•	We will have royalty-free, perpetual, exclusive, worldwide commercialization rights for Derivative IP;

•
We will have exclusive worldwide commercialization rights for Newly Developed IP in consideration for a license fee payment of not more than 10% of net proceeds of all products utilizing Newly Developed IP;

•	The initial term of commercialization rights for Newly Developed IP is 5 years (commencing April 7, 2004), with the possibility of a 5 year extension;

•
In the event that a patent issues based on Newly Developed IP during the term of commercialization rights for Newly Developed IP, the commercialization rights for Newly Developed IP will be extended for the duration of such patent; and

•	Upon dissolution of SpaXen, our commercialization rights for Newly Developed IP will terminate, the Contributed IP will revert back to us and all capital surplus will be paid to INMI;

On June 28, 2005, our company, SpaXen and INMI entered into a license agreement in which INMI granted to SpaXen an exclusive license to manufacture, have manufactured, use, import, offer to sell and/or sell products covered by certain existing and newly developed intellectual property assigned to INMI, pertaining to the application of Tr- DNA technology to the field of infectious diseases.  In addition, SpaXen granted to us an exclusive sublicense to manufacture, use, import and/or sell any products covered by the same INMI intellectual property licensed by SpaXen from INMI.  Pursuant to the license agreement we agreed to pay to SpaXen a running royalty of 2% of our net sales of any product resulting from the licensed INMI intellectual property. SpaXen has agreed to pay INMI a running royalty of 50% of the royalty fees paid by us.

SpaXen's primary research and development targets will be tests for diagnosis of AIDS, hepatitis B, tuberculosis, malaria, and leishmaniasis, diseases with the highest levels of morbidity and mortality. There can be no assurance that the Shareholder Agreement will continue and if the Shareholder Agreement is terminated, we will have to find alternate sources for human clinical samples and will have to hire and train adequate scientific personnel which will significantly increase expenses. We may not be able to find alternate sources for human clinical samples and may not be able to afford the personnel necessary to continue development of infectious disease products

Intellectual Property

We consider the protection of our proprietary technologies and products to be a critical element in the success of our business. As of March 14,  2006, we had 3 issued U.S. patents and no foreign patents. The 3 U.S. patents expire in 2018 and are directed at the detection of a nucleic acid fragment that has crossed the kidney and/or placental barriers. One of the U.S. patents consists of claims directed to analysis of fetal DNA and determining the sex of a fetus. Another of the U.S. patents consists of claims directed to detecting and monitoring cancer in a patient and the remaining U.S. patent consists of claims directed to the monitoring of transplanted material in a patient. We have filed a reissue application with respect to the U.S. patent related to the monitoring of transplanted material, with additional claims directed to the detection and monitoring of infectious diseases. There can be no assurance that the reissue application will be allowed. As of February 27, 2006, we have filed 2 U.S. patent applications with claims directed to methods of detection and monitoring specific diseases caused by pathogens and viruses and 2 provisional patent applications with claims directed to methods of detecting Down Syndrome and detecting specific diseases caused by parasites. We have filed a European Patent Office application which includes claims similar to the issued and pending U.S. patents. A communication has been received from the European Patent Office, informing us that it intends to grant a patent with claims directed to methods of analysis of fetal DNA. Additional claims remain pending in a divisional application. These European patents, if and when granted, will expire in 2018. In addition to pursuing patents and patent applications relating to our platform technology, we have and may enter into other license arrangements to obtain rights to third-party intellectual property where appropriate.

Wherever possible we seek to protect our inventions through filing U.S. patents and foreign counterpart applications in selected other countries. Because patent applications in the U.S. are maintained in secrecy for at least eighteen months after the applications are filed and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our issued or pending patent applications or that we were the first to file for protection of inventions set forth in such patent applications. Our planned or potential products may be covered by third-party patents or other intellectual property rights, in which case continued development and marketing of the products would require a license. Required licenses may not be available to us on commercially acceptable terms, if at all. If we do not obtain these licenses, we could encounter delays in product introductions while we attempt to design around the patents, or could find that the development, manufacture or sale of products requiring these licenses is foreclosed.

We may rely on trade secrets to protect our technology. Trade secrets are difficult to protect. We seek to protect our proprietary technology and processes by confidentiality agreements with our employees and certain consultants and contractors. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees or our consultants or contractors use intellectual property owned by others in their work for us, disputes may also arise as to the rights in related or resulting know-how and inventions.

Technology Acquisition Agreement

We entered into a technology acquisition agreement dated June 24, 2004 with L. David Tomei, Co-Chairman, Chief Executive Officer and President, Samuil Umansky, Chief Scientific Officer, Hovsep Melkonyan, Vice President, Research, Anatoly Lichtenstein and Kathryn Wilke (collectively, the “Shareholders”) and Xenomics Sub pursuant to which the Shareholders have the option for a period of 90 days after the delivery of an accounting from us (due by August 1, 2006) to acquire the Tr-DNA technology from us in the event we expended less than 50% of the aggregate net proceeds received by us from our aggregate equity or debt financings during the two year period ending on July 2, 2006, on development of the Tr-DNA technology. In the event the option is exercised, the consideration for the acquisition would be the shares of our common stock owned by the Shareholders plus the market value of any of our shares of common stock sold by the Shareholders.

Manufacturing

We expect it will take 2 to 3 years for our first product to be commercialized. During the second half of 2006, with the addition of appropriate regulatory personnel, we intend to create a good manufacturing practice, or GMP, compliant manufacturing facility. At the same time, we must adopt the FDA Quality System Regulations (QSR) system of documentation. In most cases, we expect to purchase bulk quantities of specified raw materials and reagents from qualified vendors. In some cases, we may synthesize certain materials and reagents. Currently, we do not have any agreements for the purchase of raw materials from any suppliers. We expect our manufacturing facility to use bulk materials to assemble reagent sets, perform quality control testing and package the reagent sets for shipping and distribution. Because we do not have manufacturing experience, we may not be able to establish a GMP compliant facility or develop reproducible and effective manufacturing processes at a reasonable cost. In such event, we will have to rely on third party manufacturers whose availability and cost is presently unclear. At the present time our proposed products are still in development and we have not yet entered into distribution agreements or developed methods of distribution.

Reimbursement

Medicare and other third-party payors will independently evaluate our technologies by, among other things, reviewing the published literature with respect to the results obtained from our clinical studies. Currently, CPT codes are available which we believe will allow our technologies to be billed following completion of a test prescribed (ordered) by a physician for a patient. We believe that the existence of current CPT codes with applicability to our screening test will help facilitate Medicare's reimbursement process. During the development phase, there can be no assurance that the rules connected with reimbursement will remain constant. If the rules change significantly it may make our Tr-DNA test non-reimbursable and would significantly reduce our ability to generate revenue.

Government Regulation

Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any products that may be developed by us. The nature and the extent to which such regulation may apply will vary depending on the nature of any such products. Virtually all of our potential products will require regulatory approval by governmental agencies prior to commercialization. It is our intention to submit and obtain FDA approval for all of our diagnostic products.

Generally, diagnostic products based upon our Tr-DNA technology, will require FDA approval or clearance before they can be marketed for commercial distribution. Because we intend to apply for FDA approval for each of our developed products, at the earliest stage of development we will have to adopt and adhere to design control and documentation standards contained in the FDA Quality System Regulation. This will require significant training efforts and an increase in regulatory personnel.

FDA approval may be obtained through submission of a 510-K statement of equivalency, or through a Pre-Market Approval (PMA) application. A 510-K submission requires that we show equivalency of results in a clinical study with parallel comparison against an existing and FDA-recognized reference method. We believe our initial test for Down syndrome can receive approval under a 510-K process because amniocentesis represents an adequate FDA-recognized reference test. However, we have not had any meetings with the FDA to verify this finding and there can be no assurance that we will succeed in obtaining FDA approval through the 510-K application. If the FDA rejects our application for 510-K approval, we will be required to undertake a significantly longer and more extensive clinical study to produce sufficient and compelling data for approval under a PMA application. PMA applications evaluate the test on merits of the data alone. There can be no assurance that we will ever receive FDA approval for any of our diagnostic products.

The FDA also regulates the sale of certain reagents, including our potential reagents, used by laboratories under the “home brew” rules to perform tests. The FDA refers to these reagents as ASR’s. ASR’s generally do not require FDA pre-market approval or clearance if they are (i) sold to clinical laboratories certified under the Clinical Laboratory Improvement Act to perform high complexity testing and (ii) are labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. The FDA also regulates all promotional materials and specifically prohibits medical claims and efficacy claims. However, prior to, or in lieu of FDA approval, we can sell our reagents to laboratories that meet the established criteria. Failure to receive FDA approval would severely limit our customer base and significantly impact the generation of revenues.

Even if we receive FDA approval for our products, a number of other FDA requirements apply to our manufacturing and distribution efforts. Medical device manufacturers must be registered and their products listed with the FDA, and certain adverse events, such as reagent failures, significant changes in quality control and other events requiring correction and/or replacement/removal of reagents must be documented and reported to the FDA. The FDA also regulates the product labeling, promotion, and in some cases, advertising, of medical devices. As discussed above, we must comply with the FDA's Quality System Regulation which establishes extensive requirements for design control, quality control, validation and manufacturing. Thus, even with FDA approval, we must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to determine compliance with these and other requirements.

Competition

The medical diagnostic industry is characterized by rapidly evolving technology and intense competition. Our competitors include medical diagnostic companies, most of which have financial, technical and marketing resources significantly greater than our resources. In addition, there are a significant number of biotechnology companies working on evolving technologies that may supplant or make our technology obsolete. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint venture. We are aware of certain development projects for products to prevent or treat certain diseases targeted by us. The existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed.

Currently, the only definitive method for detecting prenatal Down syndrome is amniocentesis. It is a highly invasive procedure that involves inserting a long needle into the amniotic sac and removing a portion of amniotic fluid. Approximately 1% of the time, the procedure results in a spontaneous miscarriage. For this reason, the procedure is only recommended for women older than 35 years, where the risk of spontaneous miscarriage is similar to the risk of Down syndrome. Unfortunately, the largest number of Down syndrome births occurs in the 17-35 year old group because this group represents the majority of the 6.2 million pregnancies.

Amniotic fluid samples are sent to specialized “cytogenetic” laboratories where the fetal cells in the fluid are cultured for several days, then the chromatin material is harvested and the individual chromosomes are examined under a microscope. This is a very slow, labor-intensive and highly skilled process, but it is considered the standard of care and because it involves direct examination of the fetal chromosomes is by definition 100% accurate. Government statistics indicate that approximately 200,000 amniocentesis are performed annually in the United States. If our test is developed and found to be reliable, these cytogenetic laboratories will be our direct competitors.

For women who refuse amniocentesis, or are younger than 35 years, physicians opt for tests called the “Triple Screen”, or “Quadruple Screen.” These tests do not provide a definitive diagnosis, only an estimate of the risk. The Triple and Quadruple Screens measure three or four respectively, components of the mothers blood and then apply a mathematical formula to calculate the risk. Virtually all laboratories perform the Triple and Quad screens. When the risk calculated indicates that the patient may be carrying a Down affected fetus (generally 1:270), the patient is referred for amniocentesis to confirm the result. However, the best sensitivity for the Triple and Quadruple Screens reported in the scientific literature is only 75% with a 5% false positive rate and they can only be performed in the second trimester (15-22 weeks) of pregnancy.

We intend to initially market our test as a replacement for the Triple and Quad screens. Unlike the Triple/Quad screen, we expect our test to provide a definitive result. In addition, we expect our test will be a first trimester test with results significantly earlier than the 15-22 weeks required for triple/quad screen or amniocentesis. Because the amniocentesis test is regarded as 100% accurate and is therefore the standard of care, we expect to initially offer the Tr-DNA test as a pre-screen for amniocentesis replacing the triple/quad screen. We expect that a negative result will be a reliable negative and that a positive result will be confirmed by amniocentesis.

Employees

As of March 14, 2006 we had 15 full-time and 1 part-time employee. We believe our employee relations are satisfactory.

DESCRIPTION OF PROPERTY

We entered into a lease for corporate office space in New York, New York directly from an unaffiliated landlord for September 2004 occupancy. The space is approximately 2,000 square feet and the lease is for seven years ending September 30, 2011. We believe the lease should provide sufficient space for our corporate offices for our anticipated level of activity during 2006. In addition, we have leased a laboratory facility of approximately 3,700 sq. ft. in Monmouth Junction, New Jersey. As discussed elsewhere in this prospectus, our current laboratory facility does not meet cGMP and we are currently assessing the costs required to make the required modifications to the existing facility or move to a new facility that satisfies cGMP guidelines.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of March 14, 2006:

Name	Age	Positions
L. David Tomei, Ph.D.	60	Co-Chairman of the Board, Chief Executive Officer, President and President , SpaXen Italia, srl
Gabriele M. Cerrone	33	Co-Chairman of the Board
Hovsep Melkonyan, Ph.D.	53	Vice President, Research
Frederick Larcombe, CPA	49	Chief Financial Officer and Secretary
Samuil Umansky, M.D., Ph.D.	63	Chief Scientific Officer and Director
V. Randy White, Ph.D.	58	Director
Christoph Bruening	37	Director
John Brancaccio	57	Director
Donald H. Picker, Ph.D	59	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

L. David Tomei, Ph.D. Dr. Tomei, one of our founders, has served as Chairman of the Board of Directors since July 2, 2004, Co-Chairman since July 8, 2005, and was appointed Chief Executive Officer and President on February 23, 2006. In 1998, Dr. Tomei co-founded Xenomics, a California corporation (previously known as Diagen, Inc.) and was its Chairman until its acquisition by us on July 2, 2004. From August 1998 to January 1999, Dr. Tomei lectured as a Visiting Professor at the University of Rome, Italy. From September 1992 to April 1998, Dr. Tomei served in various capacities with LXR Biotechnology, Inc., a company of which he was one of the founders, including Chief Executive Officer from November 1995 until April 1998 and Chairman of the Board of Directors from August 1997 to April 1998. Dr. Tomei graduated from Canisius College (1968) and received his Master's of Science (1971) in Biochemistry, and Doctorate in Molecular Pharmacology (1974) from the Roswell Park Cancer Institute Division of SUNY. From 1973 to 1975, he headed the FMD virus vaccine R&D laboratory at the Plum Island Animal Disease Laboratory (USDA, ARS). Dr. Tomei was a scientist at Roswell Park and The Ohio State University Cancer Center through 1992. Dr. Tomei has published over 140 scientific papers, two books (Cold Spring Harbor Laboratory Press), and holds 16 U.S. patents in the fields of biotechnology and optical design and engineering. He organized the first International Conference on Apoptosis held at Cold Spring Harbor, 1991, and, together with Luc Montagnier, organized the First International Conference on Apoptosis and AIDS held in Paris, 1994. Dr. Tomei devotes approximately 30 hours per week to his duties as President of SpaXen Italia, srl.

Gabriele M. Cerrone Mr. Cerrone has served as Co-Chairman of the Board of Directors since July 8, 2005 and a consultant since June 2005. Subsequent to July 2004 and prior to becoming a consultant, Mr. Cerrone, without compensation, assisted the Board in recruiting management, acted as an intermediary between us and the Spallanzani National Institute for Infectious Diseases in connection with the establishment of the SpaXen joint venture, assisted us in establishing our lab facilities in the U.S. and Italy, attended Board meetings as an observer at the invitation of the Board and introduced us to various parties with whom we may enter into strategic relationships with in the future. From March 1999 to January 2005, Mr. Cerrone served as a Senior Vice President of Investments of Oppenheimer & Co. Inc., a financial services firm. Prior to such affiliation, Mr. Cerrone held the position of Managing Director of Investments at Barrington Capital, L.P., a merchant bank, between March 1998 and March 1999. Between May 2001 and May 2003, Mr. Cerrone served on the board of directors of SIGA Technologies, Inc. Mr. Cerrone currently serves as Chairman of the Board and a consultant to Callisto Pharmaceuticals, Inc., a biotechnology company. Mr. Cerrone was appointed Chairman of the Board of FermaVir Pharmaceuticals, Inc. in August 2005, a company whose common stock is quoted on the OTCBB, and serves as a consultant. FermaVir (formerly Venus Beauty Supply, Inc.) acquired FermaVir Research, Inc. in August 2005 and, through FermaVir Research, is engaged in the research and development of anti-viral compounds targeting shingles and other viral infections. Mr. Cerrone is the sole managing partner of Panetta Partners Ltd., a Colorado limited partnership, that is a private investor in real estate and public and private companies engaged in biotechnology and other areas. Panetta Partners owns more than 5% of our outstanding common stock, and also beneficially owns approximately 17.4% of the outstanding stock of FermaVir Pharmaceuticals, Inc. as of February 9, 2006.

Hovsep Melkonyan, Ph.D.  Dr. Melkonyan has served as our Vice President, Research since July 2004.  Dr.  Melkonyan graduated from Yerevan State University (Armenia) in 1974 and received qualifications in two major subjects: physico-chemical structure of DNA molecules and kinetics of enzymatic reactions. He completed his Ph.D. program in 1981 at the Institute of Biological Physics, USSR Academy of Sciences (“IBP”). Following graduate school, in 1982 Dr. Melkonyan joined The Institute of Molecular Genetics of the Ministry of USSR Medical Industry.  In 1993, Dr. Melkonyan moved to the U.S. and joined LXR Biotechnology, Inc. where he remained until 1999.  Dr. Melkonyan was a co-founder of Xenomics and was a director and vice president of Xenomics from 1999 until its acquisition by us on July 2, 2004.

Frederick Larcombe, CPA. Mr. Larcombe was appointed our Chief Financial Officer on January 16, 2006 and Secretary on February 28, 2006. From October 2005 until that date, Mr. Larcombe served as an independent consultant to our company in financial related capacities. From April 2005 to September 2005, Mr. Larcombe provided consulting services to a variety of companies independently and in association with Jefferson Wells, a financial service firm. From June 2004 to March 2005, Mr. Larcombe worked as a consultant with Kroll Zolfo Cooper's Corporate Advisory and Restructuring Group. From 2000 to 2004, he served as Chief Financial Officer and Vice President of Finance with MicroDose Technologies, Inc., a privately held drug delivery company specializing in pulmonary delivery techniques. From 1999 to 2000, Mr. Larcombe served as Chief Financial Officer with ProTeam.com, Inc., a publicly held Internet-oriented retailer. From 1991 to 1999, he held various positions of increasing responsibility with Cambrex Corporation, a publicly held life sciences company, and was instrumental in several acquisitions. Mr. Larcombe received his BS in Accounting from Seton Hall University and is a veteran of Harvard Business School's Management Development Program.

Samuil R. Umansky, M.D., Ph.D. Dr. Umansky, one of our founders, has served as our Chief Scientific Officer and a Director since July 2, 2004 and President from July 2, 2004 to February 23, 2006. Dr. Umansky co-founded Xenomics with Dr. Tomei in 1998. From August 1997 to August 1999, Dr. Umansky was the Chief Scientific Officer of LXR Biotechnology, Inc. From January 1996 to 1997 he was LXR’s Vice President of Molecular Pharmacology and prior thereto, he was LXR’s Director of Cell Biology. Dr. Umansky graduated from Kiev Medical School (USSR) in 1964. In 1968 he received a Ph.D. and in 1975 a Dr.Sci. in radiobiology from IBP. From 1968 to 1993 Dr. Umansky was a professor at IBP. He was among the very first scientists to begin studies of apoptosis, or programmed cell death. He performed pioneering studies on DNA degradation in dying cells and proposed a hypothesis on the existence of a genetic cell death program, its evolutionary origin and role in carcinogenesis, concepts that more recently have become widely accepted. In 1987, for achievements on the investigation of radiation induced cell death, Dr. Umansky was awarded the Soviet State Prize, the highest scientific honor awarded to a scientist in the Soviet Union. He is a co-founder of the USSR Radiobiological Society.

V. Randy White, Ph.D. Dr. White served as our Chief Executive Officer from September 3, 2004 to February 23, 2006 and a Director since October 2004. From January 2003 to September 2004, Dr. White was Chief Operating Officer for Clinical Laboratory Partners, Inc. From June 1, 2000 to December 31, 2002, Dr. White was the Chief Executive Officer of Nanogen, Inc. From September 1997 to June 2000, Dr. White was the Executive Vice President of Operations and Research and Development for American Medical Laboratories, Inc. From September 1975 to December 1992, Dr. White served in various capacities including Senior Vice President of Operation from 1985 to 1992 of National Health Laboratories Holdings Inc. Dr. White earned a Ph.D. degree in Analytical Chemistry from the University of Houston in 1972 and completed a post-doctoral training program in Clinical Chemistry at Damon Medical Laboratories in Bermingham, Alabama in conjunction with the University of Alabama at Birmingham in 1973.

Christoph Bruening Mr. Bruening has been a director of our company since February 2004 and has served as our President, Secretary and Treasurer from February 2004 to March 2005. Mr. Bruening has served as a Director of Callisto Pharmaceuticals, Inc. since May 2003. Mr. Bruening organized Value Relations GmbH, a full service investor relations firm operating in Frankfurt, Germany in 1999 and currently serves as its Managing Partner. From 1998 to 1999, Mr. Bruening served as a funds manager and Director of Asset Management for Value Management and Research AG, a private investment fund and funds manager in Germany. From 1997 to 1998, Mr. Bruening was a financial analyst and Head of Research for Value Research GmbH. In addition, Mr. Bruening is currently a member of the advisory board of Clarity AG.

John P. Brancaccio Mr. Brancaccio was appointed a director of our company on December 1, 2005. Since April 2004, Mr. Brancaccio has been the Chief Financial Officer of Accelerated Technologies, Inc., an accelerator for the development of medical device companies. From May 2002 until March 2004, Mr. Brancaccio was the Chief Financial Officer of Memory Pharmaceuticals Corp., a biotechnology company. From 2000 to 2002, Mr. Brancaccio was the Chief Financial Officer/Chief Operating Officer of Eline Group, an entertainment and media company. Mr. Brancaccio is currently a director of Alfacell Corporation, Callisto Pharmaceuticals, Inc. and FermaVir Pharmaceuticals, Inc. and is a retired Certified Public Accountant.

Donald H. Picker, Ph.D. Dr. Picker was appointed a director of the Company on July 2, 2004. He has served as Executive Vice President, R&D of Callisto Pharmaceuticals, Inc. since April 2004. From May 2003 until April 2004, Dr. Picker served as Senior Vice President, Drug Development of Callisto. Dr. Picker was Chief Executive Officer and President of Synergy Pharmaceuticals Inc. and a member of its board of directors from 1998 to April 2003. From 1996 to 1998, Dr. Picker was President and Chief Operating Officer of LXR Biotechnology Inc. From 1991 to 1996, he was Senior Vice President of Research and Development at Genta Inc.

Compliance with Section 16(a) of the Exchange Act.

During fiscal 2005, our common stock was not registered under Section 12 of the Securities Exchange Act of 1934, as amended, and therefore our executive officers, directors and ten percent or more beneficial holders of our common stock were not subject to Section 16(a).

Code of Business Conduct and Ethics

We have adopted a formal Code of Business Conduct and Ethics applicable to all Board members, executive officers and employees. A copy of this Code of Business Conduct and Ethics is filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2005.

Audit Committee

 The audit committee currently consists of John Brancaccio and Donald Picker. Our Board has determined that each of Mr. Brancaccio and Mr. Picker is "independent" as that term is defined under applicable SEC rules. Mr. Brancaccio has been appointed by the Board as the audit committee financial expert. The audit committee's responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) pre-approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditors.

Compensation Committee

We have a compensation committee consisting of John Brancaccio and Donald Picker. The compensation committee reviews, and makes recommendations to the board of directors regarding, the compensation and benefits of our chief executive officer and other executive officers. The compensation committee also administers the issuance of stock options and other awards under our stock plan and establishes and reviews policies relating to the compensation and benefits of our employees.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer and our three most highly paid executive officers (the "Named Executive Officers") whose total annual salary and bonus for services rendered in all capacities for the year ended January 31, 2006 was $100,000 or more.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)

L. David Tomei, Ph.D, Co-Chairman, Chief Executive Officer, President and President SpaXen srl (1)	2006	192,500	—	—
Gabriele M. Cerrone, Co-Chairman (2)	2006	107,500	50,000	—
V. Randy White, Ph.D, former Chief Executive Officer (3)	2006	215,000	10,000	—
	2005	62,019	—	—
Samuil R. Umansky, M.D., Ph.D, Chief Scientific Officer	2006	205,000	—	—
Hovsep Melkonyan, Ph.D, Vice President, Research	2006	170,000	—	—

(1) Dr. Tomei is being paid pursuant to a consulting agreement with us. Dr. Tomei was appointed Chief Executive Officer and President on February 23, 2006.
(2) Mr. Cerrone is being paid pursuant to a consulting agreement with us.
(3) Dr. White left our company as Chief Executive Officer on February 23, 2006.

Prior to the acquisition of Xenomics on July 2, 2004, Xenomics never paid compensation to its executive officers. For the year ended January 31, 2005, none of our executive officers were paid more than $100,000 in salary and bonus.

Option Grants in Fiscal Year 2006

The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during the fiscal year ended January 31, 2006.

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in 2006	Exercise Price Per Share	Expiration Date

L. David Tomei, Ph.D, Co-Chairman, Chief Executive Officer, President and President SpaXen srl (1)	255,000	26.6%	$2.50	5/24/2015
Gabriele M. Cerrone, Co-Chairman	240,000	25.1%	$2.50	5/24/2015
Samuil R.Umansky, M.D., Ph.D, Chief Scientific Officer	225,000	23.5%	$2.50	5/24/2015
Hovsep Melkonyan, Ph.D, Vice President, Research	75,000	7.8%	$2.50	5/24/2015

(1) Dr. Tomei was appointed Chief Executive Officer and President on February 23, 2006.

Aggregated Option Exercises in Fiscal Year 2006 and Year End Option Values

The following table provides certain information with respect to the Named Executive Officers concerning the exercise of stock options during the fiscal year ended January 31, 2006 and the value of unexercised stock options held as of such date.

	Number of Shares Underlying Options at January 31, 2006		Value of Unexercised In the Money Options at January 31, 2006
Name	Exercisable	Unexercisable	Exercisable	Unexercisable (1)

L. David Tomei, Ph.D, Co-Chairman, Chief Executive Officer, President, and President SpaXen srl (2)	1,012,500	255,000	$708,750	$0
Gabriele M. Cerrone, Co-Chairman	1,050,000	240,000	$735,000	$0
V. Randy White, Ph.D, former Chief Executive Officer (3)	300,000	1,125,000	$0	$0
Samuil R.Umansky, M.D., Ph.D, Chief Scientific Officer	1,012,500	225,000	$708,750	$0
Hovsep Melkonyan, Ph.D, Vice President, Research	675,000	75,000	$472,500	$0

During the fiscal year ended January 31, 2006, no options were exercised.

(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying common stock using the closing price on the OTC Bulletin Board of $1.95 per share on January 31, 2006.
(2) Dr. Tomei was appointed Chief Executive Officer and President on February 23, 2006.
(3) Dr. White left our company as Chief Executive Officer on February 23, 2006.

Employment Agreements

On July 2, 2004, we entered into an employment agreement with Samuil Umansky, Ph.D., pursuant to which Dr. Umansky serves as our President and Chief Scientific Officer. Dr. Umansky's employment agreement is for a term of 36 months beginning June 24, 2004 and is automatically renewable for successive one year periods at the end of the term. Dr. Umansky's salary is $175,000 per year and he is eligible to receive a cash bonus of up to 50% of his salary per year. In connection with the employment agreement, Dr. Umansky received a grant of 1,012,500 stock options which vest in annual installments of 253,125, 303,750 and 455,625 and are exercisable at $1.25 per share.

On September 3, 2004, we entered into a letter agreement with V. Randy White to be employed as Chief Executive Officer. The letter agreement was for a period of 3 years commencing September 13, 2004. Dr. White was paid an annual base salary of $215,000 and we rented for Dr. White's benefit a studio apartment in New York, New York.

Dr. White was granted an aggregate 1,425,000 incentive stock options pursuant to our Plan with an exercise price of $2.25 per share. 300,000 of such options shall vest on the first anniversary of the date of the Letter Agreement, 350,000 of such options shall vest on the second anniversary of the date of the letter agreement and 400,000 of such options shall vest on the third anniversary of the date of the letter agreement. The remaining 375,000 options shall vest in the event there is a sale of our company for consideration equal to $15.00 per share or more.

On July 2, 2004, we entered into an employment agreement with Hovsep Melkonyan, Ph.D., pursuant to which Dr. Melkonyan serves as Vice President, Research for a term of 36 months beginning June 24, 2004, which is automatically renewable for successive one year periods at the end of the term. Dr. Melkonyan's salary is $135,000 per year and he is eligible to receive a cash bonus of up to 50% of his salary per year. In connection with the employment agreement, Dr. Melkonyan received a grant of 675,000 stock options which vest in annual installments of 168,750, 202,500 and 303,750 and are exercisable at $1.25 per share.

Consulting Agreements

Gabriele M. Cerrone, our Co-Chairman, serves as a consultant to us pursuant to an agreement entered into on June 24, 2005. The term of the agreement is for three years with automatic renewal for successive one year periods unless either party gives notice to the other not to renew the agreement. The duties of Mr. Cerrone pursuant to the agreement consist of business development, strategic planning, capital markets and corporate financing consulting advice. Mr. Cerrone’s compensation under the agreement is $16,500 per month. Pursuant to the agreement, in July 2005 we paid Mr. Cerrone a $50,000 signing bonus. Mr. Cerrone is eligible each year of the agreement for a cash bonus of up to 15% of his base annual compensation of $198,000. In the event the agreement is terminated without cause or for good reason, Mr. Cerrone will receive a cash payment equal to the aggregate amount of the compensation payments for the then remaining term of the agreement. In addition, in such event, all unvested stock options owned by Mr. Cerrone will immediately vest and the exercise period of such options will be extended to the later of the longest period permitted by our stock option plans or ten years following termination. In the event a change of control of our company occurs, Mr. Cerrone shall be entitled to such compensation upon the subsequent termination of the agreement within two years of the change in control unless such termination is the result of Mr. Cerrone's death, disability or retirement or Mr. Cerrone’s termination for cause.

On July 2, 2004, we entered into a consulting agreement with L. David Tomei, Ph.D., pursuant to which Dr. Tomei agreed to serve as Co-Chairman of our Board. Dr. Tomei's consulting agreement is for a term of 36 months beginning June 24, 2004 and is automatically renewable for successive one year periods at the end of the term. Dr. Tomei's annual consulting fee is $175,000 per year and he is eligible to receive cash bonuses of up to 50% of his salary per year, or $87,500, upon the achievement of certain milestones. Dr. Tomei received a grant of 1,012,500 stock options which vest in annual installments of 253,125, 303,750 and 455,625 and are exercisable at $1.25 per share.

Stock Option Plan

In June 2004 we adopted the Xenomics Stock Option Plan, as amended (the "Plan"). We rely on incentive compensation in the form of stock options to retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers employees and consultants, to encourage them to remain with us and to enable them to develop and maintain an ownership position in our common stock.

The Plan authorizes the grant of stock options to directors, eligible employees, including executive officers and consultants. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the value of our common stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to directors, executive officers and other employees. We approve the granting of options in order to motivate these employees to maximize stockholder value. Generally, vesting for options granted under the Plan is determined at the time of grant, and options expire after a 10-year period. Options are granted at an excise price not less than the fair market value at the date of grant. As a result of this policy, directors, executives, employees and consultants are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market. Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, we evaluate each executive's total equity compensation package. We generally review the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. We consider equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of our stockholders.

A total of 5,000,000 shares have been reserved for issuance under the Plan. As of January 31, 2006, options for 6,655,000 shares were outstanding under the Plan. 1,655,000 of such options have been granted subject to stockholder approval of an increase in the number of shares that can be granted under the Plan. We plan to hold our annual stockholder meeting for 2005 in April 2006 at which time we will seek stockholder approval to amend the Plan to increase the number of shares available for grant under the Plan. The 1,655,000 stock options granted subject to stockholder approval were granted to the following persons:

Name	Number of Options	Value of Options (1)	Company Affiliation

V. Randy White	175,000	$249,506	Director
Donald Picker	75,000	$127,339	Director
Natalie Cooper	5,000	$7,004	Employee
Annie Picinich	10,000	$14,014	Employee
Vladimir Schenker	12,000	$16,817	Employee
Eugene Shekhtman	12,000	$16,817	Employee
Eric Meyer	12,000	$16,817	Employee
Elysia Preston	9,000	$12,613	Employee
Bernard Denoyer	75,000	$105,104	Employee
David Ladner	60,000	$84,083	Employee
Gary Jacob	50,000	$85,067	Former Director
L. David Tomei	225,000	$356,162	Employee and Director
Samuil Umansky	225,000	$314,261	Employee and Director
Hovsep Melkonyan	75,000	$104,754	Employee
Gabriele M. Cerrone	240,000	$335,212	Co-Chairman and Consultant
Uma Kavita	12,000	$17,408	Employee
Dr. Zhenghan Xin	12,000	$17,566	Employee
Dr. William John Fever	12,000	$17,566	Employee
David Robbins	100,000	$139,625	Employee
Donald Picker	71,000	$95,935	Director
Christoph Bruening	60,000	$81,072	Director
John Brancaccio	73,000	$98,623	Director
Mark O'Hara	25,000	$37,534	Employee

Total	1,655,000	$2,350,899

(1)
Fair value as of January 31, 2006 as determined pursuant to Black-Scholes, using a market price of $1.95 per share, an 80% volatility factor, a 4.25% risk free interest rate and active life of 7 to 10 years.

The options we grant under the Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-statutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The following table summarizes information about our equity compensation plans as of January 31, 2006.

Equity Compensation Plan Information

Plan Category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Options Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity Compensation Plans	5,000,000	$1.50	0	(1)
Approved by Stockholders

Equity Compensation Plans	4,158,501	$3.52	n/a
Not Approved by
Stockholders
Total	9,158,501	$2.42	0

(1) Management has proposed to amend the Plan to increase the number of shares reserved for issuance under the Plan from 5,000,000 to 12,000,000. We plan to hold our annual stockholders meeting for 2005 in April 2006 seeking this approval.

On May 24, 2005, our Compensation Committee in recognition of the substantial time and effort to our affairs during the past year by each of Gabriele M. Cerrone, Co-Chairman, L. David Tomei, Co-Chairman, Chief Executive Officer, President and President of SpaXen Italia, srl, our joint venture with the Spallanzani National Institute for Infectious Diseases in Rome, Italy, Samuil Umansky, Chief Scientific Officer and Hovsep Melkonyan, Vice President, Research, accelerated the vesting of outstanding stock options dated June 24, 2004 previously granted to each such officer in the amounts of 1,050,000, 1,012,500, 1,012,500 and 675,000, respectively, so that such options vest as of May 24, 2005.

The acceleration did not result in the two affected employees (Mr. Umansky and Mr. Melkonyan) being able to exercise options that would have otherwise expired unexercised therefore no change to our original accounting treatment is required under FIN 44. However if any of the employees terminate their employment prior to the date they would have otherwise fully vested in the award we will be required to record compensation expense based on the intrinsic value on the date of modification. Because there were a relatively small number of affected employees, we have no basis for recording an estimate of future terminations and accordingly no compensation expense can be recorded until the date of any future terminations prior to the original vesting date. The compensation expense associated with the options granted to the two affected non-employee Directors (Mr. Cerrone and Mr. Tomei), who perform consulting services outside of their Board duties, was measured using the fair value method in accordance with EITF 96-18. Because these grants were awarded in conjunction with consulting agreements the fair value was remeasured (“marked to market”) each quarter during the original vesting (service) period. The acceleration of these options fixed the measurement date prior to the original vesting therefore we expensed the remaining balance of deferred stock based compensation totaling $3,197,694 during the quarter ended July 31, 2005

In addition, the Compensation Committee granted additional nonqualified stock options to Messrs. Cerrone, Tomei, Umansky and Melkonyan in the amounts of 240,000, 255,000, 225,000 and 75,000, respectively, pursuant to the Plan, subject to stockholder approval of an increase in the number of shares of common stock issuable under the Plan, as an additional incentive to perform in the future on behalf of our company and its stockholders. Such options are exercisable at $2.50 per share with 33-1/3% of the options granted to each officer vesting on each of the first three anniversaries of the date of grant.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the OTC Bulletin Board under the symbol “XNOM.OB” since July 27, 2004. Prior to such date, our common stock was quoted on the OTC Bulletin Board under the symbol “UKAR.OB” but never traded. The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

Fiscal 2007	High	Low

First Quarter (through March 14, 2006)	$2.08	$1.80

Fiscal 2006	High	Low

Fourth Quarter	$2.10	$1.65
Third Quarter	$2.47	$1.80
Second Quarter	$4.46	$2.08
First Quarter	$4.25	$2.50

Fiscal 2005	High	Low

Fourth Quarter	$4.35	$3.65
Third Quarter	$3.80	$2.75

Number of Stockholders

As of March 14, 2006, there were 115 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business. Pursuant to the terms of the Series A Convertible Preferred Stock, dividends cannot be paid to the holders of our common stock so long as any dividends due on the Series A Convertible Preferred Stock remain unpaid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of March 14, 2006 by:

•	Each person or entity known by us to beneficially own 5% or more of the outstanding shares of our common stock;

•	Each of our executive officers and directors; and

•	All of our executive officers and directors as a group.

Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless other indicated, the address of each beneficial owner listed below is c/o Xenomics, Inc., 420 Lexington Avenue, Suite 1701, New York, New York 10170.

The table does not give effect to the conversion of the Series A Convertible Preferred Stock. None of the persons listed in the table own any shares of Series A Convertible Preferred Stock. In addition, upon conversion of the Series A Convertible Preferred Stock, none of the holders of Series A Convertible Preferred Stock will own 5% or more of the outstanding shares of our common stock based on 18,604,300 shares of common stock outstanding at March 14, 2006.

Name of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned (1)

Executive officers and directors:

L. David Tomei Co-Chairman of the Board, Chief Executive Officer and President	1,950,860 (2)	9.9

Gabriele M. Cerrone Co-Chairman of the Board	2,005,858 (3)	10.2

Frederick Larcombe Chief Financial Officer and Secretary	0

Samuil Umansky Chief Scientific Officer and Director	1,898,309 (4)	9.7

Hovsep Melkonyan Vice President, Research	1,023,803 (5)	5.3

V. Randy White Director	300,000 (6)	1.6

Christoph Bruening Director	115,000	*

Donald Picker Director	170,000 (7)	*

John P. Brancaccio Director	0

All Directors and Executive Officers as a group (9 persons)	7,463,830 (8)	32.8

5% or greater stockholders:

Panetta Partners, Ltd.	955,858 (9)	5.1

* less than 1%

(1)
Applicable percentage ownership as of March 14, 2006 is based upon 18,604,300 shares of common stock outstanding. Beneficial ownership is determined in accordance with Item 403 of Regulation S-B. Under Item 403, shares issuable within 60 days upon exercise of outstanding options, warrants, rights or conversion privileges ("Purchase Rights") are deemed outstanding for the purpose of calculating the number and percentage owned by the holder of such Purchase Rights, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. "Beneficial ownership" under Item 403 includes all shares over which a person has sole or shared dispositive or voting power whether or not such person has a pecuniary interest in such shares for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(1)

(2)	Includes 1,012,500 shares issuable upon exercise of stock options.

(3)
Consists of 1,050,000 shares issuable upon exercise of stock options owned by Gabriele M. Cerrone and 955,858 shares of common stock owned by Panetta Partners, Ltd. Mr. Cerrone is the sole managing partner and control person of Panetta Partners, Ltd. and in such capacity only exercises voting and dispositive control over securities owned by Panetta, despite him having only a small pecuniary interest in such securities.

(4)	Includes 1,012,500 shares issuable upon exercise of stock options.

(5)	Includes 675,000 shares issuable upon exercise of stock options.

(6)	Consists of 300,000 shares issuable upon exercise of stock options.

(7)	Includes 75,000 shares issuable upon exercise of stock options.

(8)	Includes 4,125,000 shares issuable upon exercise of stock options.

(9)	These shares are also included in the reported beneficial ownership of one of our Co-Chairman. See note 3 above.

The beneficial ownership table above does not give effect to a voting agreement dated June 24, 2004 among L. David Tomei, Co-Chairman, Chief Executive Officer and President, Samuil Umansky, Chief Scientific Officer, Hovsep Melkonyan, Vice President, Research, Anatoly Lichtenstein and Kathryn Wilke (collectively, the “Xenomics Shareholders”), Panetta Partners Ltd., an affiliate of Gabriele M. Cerrone, our Co-Chairman, Hawkeye Incubator Ltd., Etruscan Mobilia Investments, Ltd. and Lazio Bioventure Ltd. (collectively, the “Original Shareholders”) and Christoph Bruening, a director, Fimi, SPA, Blenton Management, Roffredo Gaetani, Nicola Granato, R. Merrill Hunter, Mike Wilkins, and Fossil Ventures LLC (collectively, the “Investors”) pursuant to which so long as the Xenomics Shareholders own an aggregate 752,667 shares of common stock of our company, such Xenomics Shareholders shall have the right to (i) designate 1/3 of the members of the Board of Directors if the number of directors on the Board is more than 7, (ii) designate 2 directors if the number of directors on the Board is between 5 and 7 or (iii) designate 1 director if the number of directors on the Board is less than 5. Messrs. Tomei and Umansky were designated by the former holders of Xenomics Sub shares, to serve as directors pursuant to the voting agreement. The voting agreement, which also provides that Mr. Tomei and Mr. Cerrone serve as co-chairmen of the Board, will terminate upon the earlier of (a) the adjudication by a court of competent jurisdiction that our company is bankrupt or insolvent, (b) the filing of a certificate of dissolution by us, (c) upon the written consent of us and a majority of the Xenomics Shareholders, (d) upon the listing of our shares of common stock on NASDAQ or a national securities exchange, or (e) June 15, 2007.

SELLING STOCKHOLDERS

Below is information with respect to the number of shares of our common stock owned by each of the selling stockholders. Except as described in the table below, none of the selling stockholders has, or had, any position, office or other material relationship with us or any of our affiliates beyond their investment in, or receipt of, our securities. See “Plan of Distribution” for additional information about the selling stockholders and the manner in which the selling stockholders may dispose of their shares. Our registration of these shares does not necessarily mean that the selling stockholders will sell any or all of the shares covered by this prospectus.

We are registering 8,961,719 shares of our common stock, par value $0.0001 per share, for resale by the selling stockholders identified in this prospectus. On July 13, 2005, we completed a private placement of our securities, including 277,100 shares of our Series A Convertible Preferred Stock and warrants to purchase 386,651 shares of our common stock. 1,288,837 of the shares of common stock covered by this prospectus are issuable from time to time upon conversion of the 277,100 shares of Series A Convertible Preferred Stock at a conversion rate of $2.15 per share of common stock. 103,107 of the shares of common stock covered by this prospectus are issuable as in kind dividends with respect to the 277,100 shares of Series A Convertible Preferred Stock. 386,651 of the shares of common stock covered by this prospectus are issuable from time to time upon exercise of the warrants to purchase shares of common stock at $3.25 per share, which are exercisable until July 13, 2010.

Of the remaining 7,183,124 shares of common stock covered by this prospectus, 2,450,495 shares of common stock were issued in a private placement we completed in July 2004 and 2,986,102 shares of common stock were issued in a private placement we completed in two closings, January 2005 and April 2005. The investors in the January 2005 and April 2005 private placement were also issued an aggregate 746,527 warrants to purchase shares of common stock at $2.95 per share, with 367,681 warrants exercisable until January 28, 2010 and 378,846 warrants exercisable until April 7, 2010. The remaining 1,000,000 warrants were issued pursuant to an investor relations agreement with Trilogy Capital Partners, Inc. and its designees to purchase shares of common stock at $2.95 per share and exercisable until January 10, 2008.

The number of shares of common stock that may actually be purchased by some selling stockholders under the warrants, the number of shares of Series A Convertible Preferred Stock that may actually be converted into shares of common stock and the number of shares of common stock that may actually be sold by each selling stockholder will be determined by such selling stockholder. Because some selling stockholders may purchase all, some or none of the shares of common stock which can be purchased under the warrants, some selling stockholders may convert all, some or none of the shares of Series A Convertible Preferred Stock which can be purchased into shares of common stock and each selling stockholder may sell all, some or none of the shares of common stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the premise that each selling stockholder will purchase the maximum number of shares of common stock provided for by the warrants or convert shares of Series A Convertible Preferred Stock into the maximum number of shares of common stock and each selling stockholder will sell all of the shares of common stock owned by that selling stockholder and covered by this prospectus.

Pursuant to the terms of the Series A Convertible Preferred Stock, dividends are required to be paid on such shares at the rate of 4% per annum. The dividends may be paid in cash or in-kind with shares of common stock. We are registering in this offering 103,107 shares of common stock, which shares may be issued as dividends to the holders of Series A Convertible Preferred Stock. Although the number of shares of common stock that may actually be issued to the selling shareholders as in-kind dividends will not be known until such times as the dividends are due and payable, we have added to the following table for each selling stockholder, the number of shares to be paid as in-kind dividends assuming we pay all of the dividends payable over the next two years in shares of common stock.

We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the shares of our common stock from time to time, under Rule 415 under the Securities Act, on the OTC Bulletin Board, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our commercially reasonable efforts to keep this registration statement effective until the later of (i) the second anniversary of the date on which this registration statement was declared effective and (ii) the date on which all of the shares of common stock are eligible for resale under Rule 144 under the Securities Act without restrictions as to volume.

The shares of our common stock offered by this prospectus may be offered from time to time by the persons or entities named below. Except as otherwise disclosed, the selling stockholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates.

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage Beneficially Owned After Offering (2)

Blenton Management (3)	631,579	631,579	0	*
Maria Rosa Olcese	210,526	210,526	0
Nicola Granato (3)	100,000	100,000	0
Fossil Ventures LLC (3)	210,205	200,000	10,205	*
The Promotion Factory	394,826	360,526	34,300	*
Christoph Bruening (3)(4)	115,000	100,000	15,000	*
MRM Investment Ltd.	210,526	105,263	105,263	*
Fimi SpA (3)	100,000	100,000	0
Beaufort Ventures Ltd.	5,000	5,000	0
Mark Mazzer	11,000	11,000	0
Svetlana Griaznova	100,000	100,000	0
R. Merrill Hunter (3)	200,000	200,000	0
Luca Cesare Orlandi	100,000	100,000	0
Roffredo Gaetani (3)	230,000	200,000	30,000	*
Mike Wilkins (3)	26,600	26,600	0
Burton LaSalle BioFund I, LLC	64,103	64,103	0
Geduld Capital Management, LLC	96,154	96,154	0
Irwin Geduld Revocable Trust	64,103	64,103	0
Howard Freedberg	25,641	25,641	0
Jeffrey Eisenberg	31,250	31,250	0
Jo-Bar Enterprises, LLC	37,500	37,500	0
Stanley N. Tennant	62,500	62,500	0
Curtis F. Brewer, IRA	127,500	127,500	0
Catalytix, LDC	31,250	31,250	0
Catalytix, LDC Life Science Hedge	31,250	31,250	0
Mercator Momentum Fund, LP	246,154	246,154	0
Mercator Momentum Fund III, LP	171,077	171,077	0
Mercator Advisory Group, LLC	38,460	38,460	0
Monarch Point Fund, Ltd.	505,848	505,848	0
RAB Investment Fund PLC	96,154	96,154	0
RAB American Opportunities Fund Limited	81,250	81,250	0
Trilogy Capital Partners, Inc.	800,000	800,000	0
Market Byte, LLC	100,000	100,000	0
MBA Holdings, LLC	100,000	100,000	0
The Lindsay Rosenwald 2000 Family Trust Family Trust Dated As Of 12/15/2000	64,103	64,103	0
The Lindsay A. Rosenwald 2000 Irrevocable Trust Dated 5/14/2000	64,103	64,103	0
Philip Schwartz	64,103	64,103	0
Cordillera Fund, L.P.	320,512	320,512	0
Florida.com, Inc.	96,175	96,175	0
Helen Kramer and Jeffrey Kramer	80,129	80,129	0
Warren Schwartz and Theresa Schwartz	115,385	115,385	0
John Casper and Ann Casper	112,180	112,180	0

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering (1)	Percentage Beneficially Owned After Offering (2)

Steven Danz	64,144	64,144	0
William McCuddy	64,103	64,103	0
Michael Urban and Sherry Urban	48,076	48,076	0
Sunrise Equity Partners, L.P.	160,256	160,256	0
Bear Stearns Security Corp. F/B/O Michael D. Canfield	48,076	48,076	0
Bear Stearns Security Corp. F/B/O Michael S. Urban	64,103	64,103	0
Ruth S. Grimes	32,051	32,051	0
Judith Pederson and Gunnar Pedersen	32,051	32,051	0
MicroCapital Fund LP	384,615	384,615	0
MicroCapital Fund Ltd.	256,410	256,410	0
MicroCapital LLC	32,094	32,094	0
CAMOFI Master LDC	224,651	224,651	0
Andrew T. Miltenberg	32,094	32,094	0
Sheila Kramer Trustee by Sheila G. Kramer Trust UAD 9/29/94	48,139	48,139	0
Mendel Schijueshuurder	32,093	32,093	0
Moishe Denburg	44,930	44,930	0
AtlanticCity.com, Inc.	29,526	29,526	0
Carol Hoffer Revocable Trust UAD 6/8/1999	48,139	48,139	0
Randy Greenfield	64,186	64,186	0
Abraham and Esther Hersh Foundation	64,186	64,186	0
David Kaleky	22,465	22,465	0
Nite Capital LP	96,278	96,278	0
Valor Capital Management LP	64,186	64,186	0
Andrecca Inc.	160,465	160,465	0
David and Arlene Gilmore	32,093	32,093	0
Kim Douglas Lund	160,465	160,465	0
JGB Capital L.P.	160,465	160,465	0
Xmark Opportunity Fund, Ltd.	124,200	124,200	0
Xmark Opportunity Fund, L.P.	82,800	82,800	0
Xmark JV Investment Partners, LLC	207,000	207,000	0

* less than 1%.

(1)   (1) Assuming that all shares offered here are sold but no other securities held by the selling stockholder are sold.

(2) Except as otherwise noted, we determine beneficial ownership in accordance with the rules and regulations promulgated by the Securities and Exchange Commission. We include shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of March 14, 2006, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group. Based upon 18,604,300 shares of common stock outstanding as of March 14, 2006.

(3) Such selling stockholder is a party to the voting agreement.

(4) Mr. Bruening is a director of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Gabriel M. Cerrone, who became Co-Chairman of the board in July 2005, is the managing partner and owns 1% of Panetta Partners, Ltd., a Colorado limited partnership. Panetta Partners acquired the equivalent of 222,000,000 shares of our Common Stock for $386,400 in February 2004, which then constituted 97% of our outstanding Common Stock. As part of our acquisition of Xenomics and the completion of the private placement in July 2004, we redeemed 1,971,734 pre-split shares (the equivalent of 218,862,474 post-split shares) from Panetta Partners for $500,000 of cash which resulted a gain of $113,600 to Panetta Partners , prior to the deduction of legal, accounting, travel and patent research expenses incurred by Panetta Partners during the period from February to July 2004. The principal purpose of the redemption was to lower the relative percentage of shares owned by Panetta Partners compared to non-affiliates, which facilitated the private placement and acquisition of Xenomics Sub from non-affiliates. None of our officers or directors, other than Mr. Cerrone, and Christoph Bruening (who served as our sole officer and director from February 2004 to July 2004) were our affiliates prior to the acquisition of Xenomics. Panetta Partners would have owned approximately 94% of our outstanding Common Stock immediately after the acquisition of Xenomics rather than 15% if we had not redeemed shares of our Common Stock simultaneously with the private placement and the acquisition. The $500,000 redemption price was determined by negotiation between Panetta Partners, and the former holders of Xenomics Sub based on factors such as the acquisition price, the price of the shares expected to be sold in the private placement and what number of shares should be held by unaffiliated holders after the closing of the acquisition of Xenomics Sub.

On May 24, 2005, our Compensation Committee in recognition of the substantial time and effort to our affairs during the past year by each of Gabriele M. Cerrone, Co-Chairman, L. David Tomei, Co-Chairman, Chief Executive Officer, President and President of SpaXen Italia, srl, our joint venture with the Spallanzani National Institute for Infectious Diseases in Rome, Italy, Samuil Umansky, Chief Scientific Officer and Hovsep Melkonyan, Vice President, Research, accelerated the vesting of outstanding stock options dated June 24, 2004 previously granted to each such officer in the amounts of 1,050,000, 1,012,500, 1,012,500 and 675,000, respectively, so that such options vest as of May 24, 2005.

In addition, the Compensation Committee granted additional nonqualified stock options to Messrs. Cerrone, Tomei, Umansky and Melkonyan in the amounts of 240,000, 255,000, 225,000 and 75,000, respectively, pursuant to the Plan, subject to stockholder approval of an increase in the number of shares of common stock issuable under the Plan, as an additional incentive to perform in the future on behalf of our company and its stockholders. Such options are exercisable at $2.50 per share with 33-1/3% of the options granted to each officer vesting on each of the first three anniversaries of the date of grant.

We completed the acquisition of Xenomics Sub on July 2, 2004 by issuing 2,258,001 shares of our common stock to Xenomics Subs’ five shareholders in exchange for all outstanding shares of Xenomics Sub stock (the "Exchange").  The Exchange was made according to the terms of a Securities Exchange Agreement dated May 18, 2004. As part of the Exchange, we:

•	amended our articles of incorporation to change our corporate name to "Xenomics, Inc." and to split our stock outstanding prior to the redemption 111 for 1 (effective July 26, 2004).
•	redeemed 1,971,734 pre-split shares (the equivalent of 218,862,474 post-split shares) from Panetta Partners Ltd., a principal shareholder at the time, for $500,000 or $0.0023 per share.

•	entered into employment agreements with two of the former Xenomics Sub shareholders and a consulting agreement with one of the former Xenomics Sub shareholders.

•	entered into a Voting Agreement with certain investors, the former Xenomics Sub shareholders and certain principal shareholders.
•
entered into a Technology Acquisition Agreement with the former Xenomics Sub shareholders under which we granted an option to the former Xenomics Sub holders to acquire Xenomics Sub technology if we fail to apply at least 50% of the net proceeds of financing we raise to the development of Xenomics Sub technology during the period ending July 1, 2006 in exchange for all of our shares and share equivalents held by the former Xenomics Sub holders at the time such option is exercised.

We sold 100,000 of the 2,645,210 shares sold in the June 2004 private placement to Christoph Bruening, a director of our company.

On April 12, 2004, the founders of Xenomics Sub consisting of Messrs. Tomei, Umansky and Melkonyan contributed $1,655,029 in deferred compensation to Xenomics Sub stockholders’ equity.

On February 24, 2004, Jeannine Karklins, our former President, Treasurer, Secretary, principal shareholder and control person entered into a Capital Stock Purchase Agreement with Panetta Partners, a limited partnership affiliated with our current Co-Chairman, Gabriele M. Cerrone, pursuant to which Panetta purchased an aggregate 2,000,000 restricted shares of our common stock from Ms. Karklins for $386,400 which represented approximately 97% of our outstanding shares of common stock at the time. Pursuant to the agreement, Ms. Karklins resigned as an officer and director of our company.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to Form 8-K/A filed with the SEC on July 28, 2004. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share and 20,000,000 shares of preferred stock, par value $.001 per share. As of March 14, 2006, there are 18,604,300 shares of common stock issued and outstanding and 277,100 shares of our preferred stock were outstanding and designated as Series A Convertible Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The common stock does not have cumulative voting rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, we have designated 277,100 shares of preferred stock as Series A Convertible Preferred Stock.

Rights of Our Series A Convertible Preferred Stock

Dividends. Holders of the Series A Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate per share of 4% per annum, payable quarterly on March 31, June 30, September 30 and December 31, beginning with September 30, 2005. Dividends shall be payable, at our sole election, in cash or shares of common stock.

Voting Rights. Shares of our Series A Convertible Preferred Stock shall have no voting rights. However, so long as any shares of Series A Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of the shares of Series A Convertible Preferred Stock then outstanding, (a) adversely change the powers, preferences or rights given to the Series A Convertible Preferred Stock, (b) authorize or create any class of stock senior or equal to the Series A Convertible Preferred Stock, (c) amend our articles of incorporation or other charter documents, so as to affect adversely any rights of the holders of Series A Convertible Preferred Stock or (d) increase the authorized number of shares of Series A Convertible Preferred Stock.

Liquidation. Upon any liquidation, dissolution or winding-up of our company, the holders of the Series A Convertible Preferred Stock shall be entitled to receive an amount equal to the Stated Value per share, which is $10 per share plus any accrued and unpaid dividends.

Conversion Rights. Each share of Series A Convertible Preferred Stock shall be convertible into that number of shares of common stock determined by dividing the Stated Value, currently $10 per share, by the conversion price, currently $2.15 per share. The conversion price is subject to adjustment for dilutive issuances.

Beginning July 13, 2006, if the price of the common stock equals $4.30 per share for 20 consecutive trading days, and an average of 50,000 shares of common stock per day shall have been traded during the 20 trading days, we shall have the right to deliver a notice to the holders of the Series A Convertible Preferred Stock, to convert any portion of the shares of Series A Convertible Preferred Stock into shares of Common Stock at the conversion price.

Subsequent Equity Sales. During the twelve month period beginning on the effective date of the registration statement of which this prospectus is a part of, the conversion price, currently $2.15 per share may be decreased, on a weighted average basis, upon issuances of the common stock or securities convertible into common stock at a purchase price or conversion price less than the Series A Convertible Preferred Stock conversion price then in effect.

Voting Agreement

On June 24, 2004, we entered into a voting agreement with L. David Tomei, Co-Chairman, Chief Executive Officer and President, Samuil Umansky, Chief Scientific Officer, Hovsep Melkonyan, Vice President, Research, Anatoly Lichtenstein and Kathryn Wilke (collectively, the “Xenomics Shareholders”), Panetta Partners Ltd., an affiliate of Gabriele M. Cerrone, our Co-Chairman, Hawkeye Incubator Ltd., Etruscan Mobilia Investments, Ltd. and Lazio Bioventure Ltd. (collectively, the “Original Shareholders”) and Christoph Bruening , a director, Fimi, SPA, Blenton Management, Roffredo Gaetani, Nicola Granato, R. Merrill Hunter, Mike Wilkins and Fossil Ventures LLC (collectively, the “Investors”) pursuant to which so long as the Xenomics Shareholders own an aggregate 752,667 shares of common stock of our company, such Xenomics Shareholders shall have the right to (i) designate 1/3 of the members of the Board of Directors if the number of directors on the Board is more than 7, (ii) designate 2 directors if the number of directors on the Board is between 5 and 7 or (iii) designate 1 director if the number of directors on the Board is less than 5. The voting agreement will terminate upon the earlier of (a) the adjudication by a court of competent jurisdiction that our company is bankrupt or insolvent, (b) the filing of a certificate of dissolution by us, (c) upon the written consent of us and a majority of the Xenomics Shareholders, (d) upon the listing of our shares of common stock on NASDAQ or a national securities exchange, or (e) on June 15, 2007.

Listing

Our common stock is listed on the OTC Bulletin Board under the symbol “XNOM.OB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is StockTrans, Inc., 44 W. Lancaster Avenue, Ardmore, Pennsylvania 19003.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will incude the names of such donees, pledgees, transferees or other successors-in-interest, if any, in a post-effective amendment to this prospectus.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a post-effective amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. Because of their affiliation with a broker-dealer, Sunrise Equity Partners, L.P., The Lindsay Rosenwald 2000 Family Trust Family Trust Dated As Of 12/15/2000 and The Lindsay A. Rosenwald 2000 Irrevocable Trust Dated 5/14/2000, each of which are selling stockholders, is deemed to be an underwriter in connection with the offering of its respective shares under this prospectus. Each of Sunrise Equity Partners, L.P., The Lindsay Rosenwald 2000 Family Trust Family Trust Dated As Of 12/15/2000 and The Lindsay A. Rosenwald 2000 Irrevocable Trust Dated 5/14/2000 has represented to us that it purchased its respective shares in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such shares.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier (i) the date that is two (2) years after the last day of the calendar month following the month in which the effective date of the registration statement occurs, (ii) the date when the selling stockholder may sell all securities registered under the registration statement under Rule 144 without volume or other restrictions or limits or (iii) the date the selling stockholders no longer own any of the securities registered under the registration statement.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements included in the Prospectus have been audited by Lazar Levine & Felix LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, NE, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

XENOMICS, INC.

(A Development Stage Company)

Index to Restated Consolidated Financial Statements

PAGE
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet as of January 31, 2005	F-3

Consolidated Statements of Operations for the two years in the period ended January 31, 2005 and for the period from August 4, 1999 (inception) to January 31, 2005	F-4

Consolidated Statement of Changes in Stockholders' Equity for the period from August 4, 1999 (inception) to January 31, 2005	F-5

Consolidated Statements of Cash Flows for the two years in the period ended January 31, 2005 and for the period from August 4, 1999 (inception) to January 31, 2005	F-7

Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Xenomics, Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of Xenomics, Inc. and Subsidiary (a development stage company) (the "Company") as of January 31, 2005, the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (August 4, 1999) to January 31, 2005 and the years ended January 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xenomics, Inc. and Subsidiary as of January 31, 2005, and the results of their operations and their cash flows for the period from inception (August 4, 1999) to January 31, 2005 and the years ended January 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements the accompanying financial statements for the 2005 and 2004 years , and for the period from inception (August 4, 1999) to January 31, 2005, have been restated.

/s/ Lazar Levine & Felix LLP
Lazar Levine & Felix LLP

New York, New York
December 15, 2005

XENOMICS, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET -RESTATED
AS OF JANUARY 31, 2005
ASSETS

Current Assets:

Cash and cash equivalents	$3,226,965
Prepaid expenses	35,360
TOTAL CURRENT ASSETS	3,262,325

Property and equipment, net	77,495
Security deposits	58,173
$3,397,993
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$95,063
Accrued expenses	111,995
TOTAL CURRENT LIABILITIES	207,058

Stockholders' equity:
Preferred stock, $.001 par value, 20,000,000 shares
authorized, none outstanding	—
Common stock, $.0001 par value, authorized 100,000,000
shares, 17,306,891 issued at January 31, 2005	1,731
Treasury stock 350,000 common shares, at par	(35)
Additional paid-in-capital	11,923,282
Deferred unamortized stock-based compensation	(1,691,803)
Deficit accumulated during the development stage	(7,042,240)
3,190,935
$3,397,993

See accompanying notes

XENOMICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS - RESTATED

	For the years ended January 31,		For the Period from August 4, 1999 (inception) to January 31,
	2005	2004	2005

Revenues	$—	$—	$—

Costs and Expenses:
Research and development	619,635	383,564	2,290,327
General and administrative	651,695	13,483	666,242
Stock-based compensation - general and administrative	4,105,706	—	4,105,706
	5,377,036	397,047	7,062,275

Loss from operations	(5,377,036)	(397,047)	(7,062,275)

Interest and other income	6,009	14,026	20,035

Net loss	$(5,371,027)	$(383,021)	$(7,042,240)

Weighted average shares outstanding:
Basic and diluted	14,580,186	13,166,502	11,988,509

Net loss per common share:
Basic and diluted	$(0.37)	$(0.03)	$(0.59)

See accompanying notes

XENOMICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY - RESTATED

						Deficit
					Deferred	Accumulated
				Additional	Unamortized	During	Total
	Common Stock		Treasury	Paid in	Stock-based	Development	Stockholders'
	Shares	Par Value	Shares	Capital	Compensation	Stage	Equity

Balance August 4, 1999 (Inception)	—	$—	$—	$—	$—	$—	$—

Sale of common stock - founders	222,000,000	22,200	—	19,800	—	—	42,000

Net loss for the period ended January 31, 2000	—	—	—	—	—	(14,760)	(14,760)

Balance, January 31, 2000	222,000,000	22,200	$0	19,800	$0	(14,760)	27,240

Net loss for the period ended January 31, 2001	—	—	—	—	—	(267,599)	(267,599)

Balance, January 31, 2001	222,000,000	22,200	$0	19,800	$0	(282,359)	($240,359)

Capital contribution cash				45,188			45,188

Net loss for the period ended January 31, 2002	—	—	—	—	—	(524,224)	(524,224)

Balance, January 31, 2002	222,000,000	22,200	$0	64,988	$0	(806,583)	($719,395)

Sale of common stock	7,548,000	755		2,645			3,400

Capital contribution cash				2,500			2,500

Net loss for the period ended January 31, 2003	—	—	—	—	—	(481,609)	(481,609)

Balance, January 31, 2003	229,548,000	22,955	$0	70,133	$0	(1,288,192)	($1,195,104)

Net loss for the period ended January 31, 2004	—	—	—	—	—	(383,021)	(383,021)

Balance, January 31, 2004	229,548,000	$22,955	$0	$70,133	$0	($1,671,213)	($1,578,125)

See accompanying notes

XENOMICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY -RESTATED (Continued)

						Deficit
					Deferred	Accumulated
				Additional	Unamortized	During	Total
	Common Stock		Treasury	Paid in	Stock-based	Development	Stockholders'
	Shares	Par Value	Shares	Capital	Compensation	Stage	Equity

Balance, January 31, 2004	$229,548,000	$22,955	$0	$70,133	$0	($1,671,213)	($1,578,125)

Founders waive deferred compensation				1,655,029			1,655,029

Private Placement common stock	2,645,210	265		2,512,685			2,512,950

Redeemed shares from Panetta Partners, Ltd	(218,862,474)	(21,886)		(478,114)			(500,000)

Cost associated with recapitalization				(301,498)			(301,498)

Share exchange with Xenomics Founders	2,258,001	226		(226)			0

Issuance of treasury shares to escrow	350,000	35	(35)				0

Private Placement common stock	1,368,154	136		2,667,764			2,667,900

Issuance of warrants to finders				403,038			403,038

Finders warrants charged cost of capital				(403,038)			(403,038)

Deferred stock based compensation				1,937,500	(1,937,500)		0

Amortization of deferred stock based compensation					245,697		245,697

Options issued to consultants				1,068,238			1,068,238

Warrants issued to consultant				2,630,440			2,630,440

Net loss for the year ended January 31, 2005	—	—	—	—	—	(5,198,117)	(5,198,117)

Balance, January 31, 2005	$17,306,891	$1,731	($35)	$11,923,282	($1,691,803)	($7,042,240)	$3,190,935

See accompanying notes

XENOMICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)

	For The Years ended January 31		For the Period from August 4, 1999 (inception) to January 31,
	2005	2004	2005
Cash flows from operating activities:
Net loss	$(5,371,027)	$(383,021)	$(7,042,240)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9,067	—	9,067
Founders’ deferred compensation contributed
to stockholder’s equity	74,404	382,500	1,655,029
Stock-based compensation expense	4,105,706	—	4,105,706
Changes in operating assets and liabilities:
Prepaid expenses	(35,360)	—	(35,360)
Security deposit	(58,173)	—	(58,173)
Accounts payable and accrued expenses	207,058	—	207,058
Patent Costs	2,162	365	—
Total Adjustments	4,304,863	382,865	5,883,327

Net cash used in operating activities	(1,066,164)	(156)	(1,158,913)

Cash flows from investing activities:
Acquisition of equipment	(86,562)	—	(86,562)
Net cash used in investing activities	(86,562)	—	(86,562)

Cash flows from financing activities:
Proceeds from issuance of common stock - net	5,180,850	—	5,273,938
Redeemed shares from Panetta Partners, Ltd.	(500,000)	—	(500,000)
Costs associated with recapitalization	(301,498)	—	(301,498)
Net cash provided by financing activities	4,379,352	—	4,472,440

Net increase(decrease) in cash and cash equivalents	3,226,626	(156)	3,226,965

Cash and cash equivalents at beginning of period	339	495	—
Cash and cash equivalents at end of period	$3,226,965	$339	$3,226,965

Supplemental disclosure of cashflow information:

Cash paid for taxes	$—	$—	$—
Cash paid for interest	$—	$—	$—

See accompanying notes

XENOMICS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

1. BUSINESS OVERVIEW:

On July 2, 2004, Xenomics, Inc., formerly Used Kar Parts, Inc. acquired all of the outstanding common stock of Xenomics Sub, a then un-affiliated California corporation, by issuing 2,258,001 shares of Used Kar Parts, Inc. common stock to Xenomics Sub's five shareholders (the "Exchange"). The Exchange was made according to the terms of a Securities Exchange Agreement dated May 18, 2004. For accounting purposes, the acquisition has been treated as an acquisition of Used Kar Parts, Inc. by Xenomics Sub and as a recapitalization of Xenomics Sub. Accordingly, the historical financial statements prior to July 2, 2004 are those of Xenomics Sub. In connection with the Exchange, Used Kar Parts, Inc.:

•	Redeemed 1,971,734 shares (218,862,474 shares post-split shares) from Panetta Partners Ltd., a principal shareholder, for $500,000 or $0.0023 per share.

•	Amended its articles of incorporation to change its corporate name to "Xenomics, Inc." and to split its stock outstanding 111 for 1 (effective July 26, 2004), immediately following the redemption.

•	Amended its articles of incorporation to change its corporate name to "Xenomics, Inc." and to split its stock outstanding 111 for 1 (effective July 26, 2004), immediately following the redemption.

•	Entered into employment agreements with two of the former Xenomics Sub shareholders and a consulting agreement with one of the former Xenomics Sub shareholders.

•	Entered into a Voting Agreement with certain investors, the former Xenomics Sub shareholders and certain principal shareholders.

•
Entered into a Technology Acquisition Agreement with the former Xenomics Sub shareholders under which Xenomics granted an option to the former Xenomics Sub holders to re-purchase Xenomics Sub technology if Xenomics fails to apply at least 50% of the net proceeds of financing it raises to the development of Xenomics Sub technology during the period ending July 1, 2006 in exchange for all Xenomics shares and share equivalents held by the former Xenomics Sub holders at the time such option is exercised.

•
Issued and transferred 350,000 shares of common stock to be held in escrow, in the name of the Company, to cover any undisclosed liabilities of Xenomics Sub. Such shares are being treated as treasury shares. The escrow period is for one year to July 2, 2005 at which time a determination of liability will be made.

The combined entities (Xenomics, Inc. and Xenomics Sub, referred to as "Xenomics" or "the Company"), are considered to be in the development stage. Since inception August 4, 1999 the Company's efforts have been principally devoted to research and development, securing and protecting our patents and raising capital. From inception through January 31, 2005, Xenomics has sustained cumulative net losses of $7,042,240. Xenomics's losses have resulted primarily from expenditures incurred in connection with research and development activities, application and filing for regulatory approval of our proposed products, patent filing and maintenance expenses, purchase of in-process research and development, outside accounting and legal services and regulatory, scientific and financial consulting fees. From inception through January 31, 2005, Xenomics has not generated any revenue from operations, expects to incur additional losses to perform further research and development activities and does not currently have any commercial molecular diagnostic products approved by the Food and Drug Administration, and does not expect to have such for several years, if at all.

Xenomics's product development efforts are thus in their early stages and Xenomics cannot make estimates of the costs or the time it will take to complete. The risk of completion of any program is high because of the many uncertainties involved in bringing new drugs to market including the long duration of clinical testing, the specific performance of proposed products under stringent clinical testing protocols, the extended regulatory approval and review cycles, the nature and timing of costs and competing technologies being developed by organizations with significantly greater resources.

2. BASIS OF PRESENTATION:

The accompanying consolidated financial statements of Xenomics, which include the results of Xenomics, Inc. a Florida corporation and its wholly owned subsidiary Xenomics, a California corporation ("Xenomics Sub"), have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany balances and transactions have been eliminated in consolidation.

RESTATEMENT:

On September 2, 2005 and November 28, 2005 the Company received comment letters from the Securities and Exchange Commission (the “SEC”) concerning its Form SB-2 which was filed with the SEC by the Company on August 1, 2005 and amended on October 28, 2005. The Company’s consolidated financial statements for the year ended January 31, 2005 which were incorporated into Form SB-2, have been restated in response to certain of the SEC comments.

The following is a summary of the impact of these adjustments on net loss for the years ended January 31, 2005 and 2004 and for the period from August 4, 1999 (Inception) through January 31, 2005:

	2005	2004	from Inception

Net loss – as reported	$(3,336,018)	$(521)	$(3,426,606)

Deferred founders compensation
contributed to equity (see footnote 9)	(74,404)	(382,500)	(1,655,029)

To reverse purchased in process research
and development expense	2,145,101	—	2,145,101

Additional stock-based compensation
(see footnotes 3,6 and 9 below)	(4,105,706)	—	(4,105,706)

Net loss - restated	$(5,371,027)	$(383,021)	$(7,042,240)

Loss per share
Basic and diluted – as reported	$(0.23)	$(0.00)	$(0.29)

Loss per share
Basic and diluted – restated	$(0.37)	$(0.03)	$(0.59)

The following table is a summary of each material revision described above and indicates the amount prior to the restatement adjustments, the nature of the correction, and the restated amounts:

	Year Ended January 31, 2005	Year Ended January 31, 2004	From Inception
	Income (Expense)

Deferred founders compensation contributed to equity:

Amount prior to restatement adjustments	$0	$0	$0

Adjustment for contribution to equity	(74,404)	(382,500)	(1,655,029)

Final amount reported	$(74,404)	$(382,500)	$(1,655,029)

Acquired in-process research and development:

Amount prior to restatement adjustments	$(2,145,101)	$0	$(2,145,101)

Adjustment for revision to acquisition accounting	2,145,101	0	2,145,101

Final amount reported	$0	$0	$0

Stock Based Compensation:

Amount prior to restatement adjustments	$0	$0	$0

Adjustment for Trilogy warrants	(2,630,440)	0	(2,630,440)

Adjustment resulting from use of quoted market price	(245,697)	0	(245,697)

Adjustment for the application of EITF 96-18	(1,229,568)	0	(1,229,568)

Adjustment for shares issued for services	0	0	0

Final amount reported	$(4,105,705)	$0	$(4,105,705)

Originally, there was no accounting recognition for the salaries earned and deferred by the founders prior to the merger on July 2, 2004. The founders did not identify this matter during merger negotiations as they did not expect to be paid such compensation. When management became aware of this matter during the overall restatement process described in the balance of this footnote, the applicable amounts were recorded as expense with corresponding increases to equity for the period from August 4, 1999 through January 31, 2005. This adjustment did not have a material effect upon the results of operations during the year ended January 31, 2005 and had no effect upon the cash position or working capital of the Company at any time.

The original accounting treatment for the acquisition of Xenomics Sub by Used Kar Parts, Inc. followed the legal form of the transaction and included a charge to expense for acquired in-process research and development. Upon subsequent re-examination of the circumstances, it was deemed that this transaction should be accounted for as a reverse merger. Consequently, the charge to expense for acquired in-process research and development was reversed.

Stock based compensation was adjusted for the following three topics:

•
Adjustment for Trilogy warrants - The original accounting treatment for warrants issued to Trilogy were viewed to be non-compensatory in nature. Upon subsequent re-examination of the circumstances, they were determined to be compensatory in nature. Consequently, the fair value of such warrants were calculated and recorded as expense.

•
Adjustment resulting from use of quoted market price - The original accounting treatment for stock based compensation was based upon a subjective determination of the most appropriate value of the Company's common shares to be used in the Black-Scholes calculations. Specifically, the Company elected to use $1.95 per share for such calculations, representing proceeds per share from a recent financing transaction, rather than the quoted market price with a simple average of approximately $3.70 per share during the applicable period. Upon subsequent re-examination of the circumstances, it was determined that the use of the quoted market price was required by generally accepted accounting principles. Consequently, the calculations were revised and additional stock based compensation expense was recorded.

•
Adjustment for the application of EITF 96-18 - The original accounting treatment for options issued to Messrs. Cerrone and Tomei, Co-Chairmen of the Board of Directors, assumed those individuals to be employees of the Company and no expense was recorded. Upon subsequent re-examination of the circumstances, it was determined that the options were deemed to relate to consulting services beyond the normal scope of their roles as Directors and, as required by EITF 96-18, they were expensed and marked to market through May 24, 2005. On that date, the Board of Directors accelerated the vesting of these options. Consequently, that date was deemed to be the measurement date and the fair value of the previously unvested options was immediately expensed.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS COMBINATIONS - Xenomics has applied Financial Accounting Standards Board Statement of Financial Accounting Standard ("SFAS") No. 141 "Business Combinations" to the Exchange concluded on July 2, 2004. SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations" in its entirety. All business combinations in the scope of this Statement are now to be accounted for using only one method, the purchase method. The accompanying consolidated financial statements have been prepared in accordance with SFAS No. 141 and the Company has determined that the acquiring entity, for accounting purposes, was Xenomics Sub.

Thus, while Xenomics, Inc. is the parent and registrant, the results of operations of Xenomics, Inc., the legal acquirer, are included in the consolidated statement of operations only since July 2, 2004 and the date of "inception" for accounting and reporting purposes is August 4, 1999, the date of incorporation of Xenomics Sub.

USE OF ESTIMATES - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS - Cash and cash equivalents consist of short term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Xenomics's financial instruments consist of cash and accounts payable. These financial instruments are stated at their respective carrying values which are equivalent to fair value due to their short term nature.

BUSINESS CONCENTRATIONS AND CREDIT RISKS - All of Xenomics's cash and cash equivalents as of January 31, 2005 are on deposit with a major money center financial institution. Deposits at any point in time may exceed federally insured limits.

PROPERTY AND EQUIPMENT - Fixed assets are recorded at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows: furniture and fixtures - 3 years, lab equipment - 5 years.

IMPAIRMENT OF LONG LIVED ASSETS - In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, Xenomics evaluates long-lived assets, such as property and equipment and intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge would be recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

RESEARCH AND DEVELOPMENT - Xenomics does not currently have any commercial molecular diagnostic products, and does not expect to have such for several years, if at all. In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard (“SFAS”) No. 2, “Accounting for Research and Development Costs” all research and development costs are expensed as incurred. These include expenditures in connection with an in-house research and development laboratory, salaries and staff costs, application and filing for regulatory approval of our proposed products, patent legal, filing and maintenance expenses and regulatory and scientific consulting fees to outside suppliers.

INCOME TAXES - Income taxes are accounted for under the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or the entire deferred tax asset will not be realized.

NET LOSS PER SHARE - Basic and diluted net loss per share is presented in conformity with SFAS No. 128, "Earnings per Share," for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted-average common shares outstanding during the period. Diluted weighted-average shares are the same as basic weighted-average shares since the inclusion of issuable shares pursuant to the exercise of stock options and warrants, would have been antidilutive. As of January 31, 2005 Xenomics had 5,445,000 stock options outstanding, whereas none were outstanding as of January 31, 2004. In addition Xenomics had 1,511,342 common stock warrants outstanding which were 100% vested as of January 31, 2005 and none outstanding as of January 31, 2004. All share and per share amounts have been restated to reflect the 111 for 1 stock split which was effective July 26, 2004 as discussed in Note 1.

ACCOUNTING FOR STOCK BASED COMPENSATION - Xenomics has adopted Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation." As provided for by SFAS 123, Xenomics has also elected to continue to account for its stock-based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees ("APB 25")." Accordingly, compensation expense has been recognized based on the intrinsic value of stock issued or options granted to employees and directors for services rendered. Other stock based compensation associated with grants to non-employees, as well as Directors who perform services outside of their Board duties, is measured using the fair value method. We rely on incentive compensation in the form of stock options to recruit, retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives, develop and maintain an ownership stake and conserve cash during our development stage. Since inception through January 31, 2005 stock based compensation expense totaled $4,105,706 and our deferred unamortized stock-based compensation as January 31, 2005 was $1,691,803

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual (see below) and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

Had compensation cost for stock options granted to employees and directors been determined based upon the fair value at the grant date for awards, consistent with the methodology prescribed under SFAS 123, Xenomics's net loss would have been as follows:

	Years Ended January 31,
	2005	2004
Net loss, as reported	$(5,371,027)	$(383,021)

Add: Stock-based employee compensation expense
recorded under APB No. 25 intrinsic value method	245,697	—

Deduct: Stock-based employee compensation
expense determined under fair value based method
for all employee awards	(499,130)	—
Pro forma net loss	$(5,624,458)	$(383,021)

Net loss per share:
Basic and diluted -as reported	$(0.37)	$(0.03)
Basic and diluted -pro forma	$(0.39)	$(0.03)
Range of fair value per share for
options granted to employees	$0.02 to $0.59	N/A

Black-Scholes Methodology Assumptions:

Dividend yield	0%	0%
Risk free interest rate	4.25%	N/A
Expected lives of options	7 years	N/A

Volatility of 0% was used until Xenomics's common stock began to trade publicly on July 2, 2004. Since July 5, 2004 through January 31, 2005 Xenomics has used 80% volatility to determine fair value of options granted to employees.

RECENT ACCOUNTING PRONOUNCEMENTS AFFECTING THE COMPANY - In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 123 (Revised 2004), "Share-Based Payment." SFAS No 123R is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation" and supersedes Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. While Xenomics cannot precisely determine the impact on net loss as a result of the adoption of SFAS No 123R, estimated compensation expense related to prior periods can be found above in this footnote.

4. PROPERTY AND EQUIPMENT:

Fixed assets consist of laboratory, testing and computer equipment and fixtures stated at cost. Depreciation expense for the years ended January 31, 2005 and for the period August 4, 1999 (inception) to January 31, 2005 was $9,067 and $0, respectively. As of January 31, 2005, property and equipment consisted of the following:

Furniture and fixtures	$6,158
Laboratory equipment	80,404
86,562
Less - accumulated depreciation	(9,067)
Property and equipment, net	$77,495

5. STOCKHOLDERS' EQUITY:

All share and per share amounts have been restated to reflect the 111 for 1 stock split which was effected July 26, 2004 as discussed in Note 1.

On July 2, 2004 we completed a private placement of 2,645,210 shares of our common stock for aggregate proceeds of $2,512,950, or $0.95 per share. The sale was made to 17 accredited investors directly by us without any general solicitation or broker and thus no finder's fees were paid. We filed a Form D with the Securities and Exchange Commission ("SEC") and the offering is claimed to be exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

Pursuant to the Agreement with Trilogy (see note 9) Xenomics issued warrants to Trilogy to purchase 1,000,000 shares of Common Stock of Xenomics at an exercise price of $2.95 per share (the “Warrants”). The exercise price was determined to be consistent with the price of the warrants being offered to purchasers as part of an investment unit in the then operative private placement memorandum. The Warrants issued to Trilogy are exercisable upon issuance and expire on December 13, 2007. Xenomics has agreed to file a registration statement with the Securities and Exchange Commission registering for resale the shares of Common Stock underlying the Warrants. The fair value of the Warrants using the Black-Scholes methodology is $2,630,440 which was immediately expensed. The following assumptions were used to determine fair value: (i) stock price $4.20 per share (ii) no dividend (iii) risk free interest rate 4.5% (iv) volatility of 80%.

On January 28, 2005, the Company closed the first traunche of a private placement selling 1,368,154 shares of common stock and 367,681 warrants to certain investors (the "Investors"). The securities were sold as a unit (the "Units") at a price of $1.95 per Unit for aggregate proceeds of $2,667,900. Each Unit consisted of one share of common stock and a warrant to purchase one quarter share of common stock. The warrants are immediately exercisable at $2.95 per share and are exercisable at any time within five years from the date of issuance. The fair value of these Investor warrants using a market price of $4.20 per share on the date of issuance date was $1,198,373. The Company also issued an aggregate 123,659 warrants to purchase common stock to various selling agents, which are immediately exercisable at $2.15 per share and will expire five years after issuance. The selling agent warrants had a fair value of $403,038 on the date of issuance and this amount was recorded as a cost of raising capital.

On February 5, 2005 the Company completed the first traunche of the private placement described above selling an additional 102,564 shares of its common stock to the Investors at a price of $1.95 per share for aggregate proceeds of $200,000. In addition, the Company paid an aggregate $179,600 in cash and issued 24,461 shares of common stock to certain selling agents, in lieu of cash, which had a fair value of $47,699 capitalized at $1.95 per share.

In connection with the offer and sale of securities to the Investors the Company also entered into a Registration Rights Agreement, dated as of January 28, 2005 (the "Registration Rights Agreement"), with the Investors pursuant to which the Company agreed to file, within 120 days after the closing, a registration statement covering the resale of the shares of common stock sold to the Investors and the shares of common stock issuable upon exercise of the Warrants issued to the Investors. In the event a registration statement covering such shares of Common Stock is not filed with the SEC by the 120th day after the final closing of the Offering, the Company shall pay to the investors, at the Company's option in cash or common stock, an amount equal to 0.1125% of the gross proceeds raised in the Offering for each 30 day period that the registration statement is not filed with the SEC. Pursuant to this January 28, 2005 Registration Rights Agreement there are no additional liquidated damages for failure to have the registration statement declared effective by a specified date, nor for failure to maintain its effectiveness for any specified period of time.

On April 7, 2005, subsequent to the balance sheet date, the Company closed the second and final traunche of the private placement of 1,515,384 shares of common stock and 378,846 warrants to certain additional Investors. The securities were sold as a unit (the "Units") at a price of $1.95 per Unit for aggregate proceeds of $2,954,999. Each Unit consisted of one share of common stock and a warrant to purchase one quarter share of common stock. The warrants are immediately exercisable at $2.95 per share and are exercisable at any time within five years from the date of issuance. The fair value of these Investor warrants using a market price of $2.61 per share on the date of issuance date was $694,335. The Company paid an aggregate $298,000 and issued an aggregate 121,231 warrants to purchase common stock to Axiom Capital Management who acted as the selling agent. The warrants are immediately exercisable at $2.15 per share, will expire five years after issuance. The warrants had a fair value of $222,188 on the date of issuance and this amount was recorded as a cost of raising capital. These April 7, 2005 Investors became parties to the same Registration Rights Agreement as the January 28, 2005 Investors

6. STOCK OPTION PLAN:

In June 2004 we adopted the Xenomics Stock Option Plan, as amended (the "Plan"). The Plan authorizes the grant of stock options to directors, eligible employees, including executive officers and consultants. Generally, vesting for options granted under the Plan is determined at the time of grant, and options expire after a 10-year period. Options are granted at an exercise price not less than the fair market value at the date of grant.

A total of 5,000,000 shares have been reserved for issuance under the Plan. As of January 31, 2005, options for 5,445,000 shares were outstanding under the Plan. 445,000 of such options have been granted subject to stockholder approval of an increase in the number of shares that can be granted under the plan. With respect to the options granted subject to stockholder approval a measurement date has not occurred and no compensation expense has been recorded. When such measurement date does occur, compensation expense will be recorded for any excess of the fair market value on that date over the exercise price. Had the 445,000 options granted to employees and directors, subject to shareholder approval, been approved on January 31, 2005 (the measurement date, on which date the market price of the Company’s stock was $4.20 per share) the Company would have recognized approximately $200,000 of additional stock-based compensation during the twelve months ended January 31, 2005.

The options granted under the Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options at the discretion of the Board of Directors.

The following represent options outstanding for the years since August 4, 1999 (inception) through January 31, 2005.

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares	Weighted Average Remaining Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$1.25	3,825,000	9.5 years	$1.25	75,000	$1.25
$2.25 - $2.50	1,620,000	9.5 years	$2.28	0	—
All Options	5,445,000	9.5 years	$1.56	75,000	$1.25

7. INCOME TAXES :

At January 31, 2005, Xenomics had available Federal net operating tax loss carry forwards of approximately $1,000,000 expiring through 2024 to offset future taxable income. The net deferred tax asset has been fully offset by a valuation allowance due to uncertainties regarding realization of benefits from these future tax deductions. As a result of the change in control provisions of Internal Revenue Code Section 382, a significant portion of these net operating loss carry forwards may be subject to limitation on future utilization.

8. SPAXEN JOINT VENTURE

In March, 2004, Xenomics organized a joint venture with the Spallanzani National Institute for Infectious Diseases (Instituto Nazionale per le Malattie Infettive, "INMI") in Rome, Italy, in the form of a new R&D company called SpaXen Italia, S.R.L ("SpaXen"). In laboratories provided to SpaXen within INMI, SpaXen scientists work to apply the Tr-DNA technology to a broad variety of infectious diseases. Shares of SpaXen are held 50% by INMI and 50% by Xenomics. SpaXen's deed of incorporation (Costituzione Di Societa) dated March 11, 2004 provides, among other terms, the following:

•	Corporate capital: 200,000 Euros, of which INMI contributed 100,000 Euros in cash and Xenomics contributed 100,000 Euros in the form of intellectual property, as further described below;

•	Corporate Term: Until December 31, 2009, unless extended or terminated prior to that date;

•
Shareholder Vote: All shareholder resolutions require a 2/3 super-majority except for certain resolutions regarding amendments to the deed of incorporation, change of corporate purpose, and significant changes in shareholder rights, among others, which require unanimous vote by the shareholders;

•
Directors and Officers: SpaXen will be managed by a sole managing director or by a board of directors; currently, SpaXen is being managed by a board of directors consisting of three directors, the chairman of which is David L. Tomei, who is also Xenomics’ chairman of the board; in addition, SpaXen has appointed a supervisory board (also referred to as "Board of Auditors" in SpaXen's deed of incorporation) consisting of three auditors and two deputies;

•	Dissolution: The shareholders of SpaXen may unanimously vote to dissolve SpaXen prior to the end of the Corporate Term.

•	In conjunction with the formation of SpaXen, Xenomics and INMI have entered into a certain Shareholder Agreement, which provides, among other terms, the following

•
As its contribution to SpaXen, Xenomics agreed to assign to SpaXen all rights and patent applications to that portion of the Tr-DNA technology that applies Tr-DNA technology to the field of infectious diseases
(the "Contributed IP");

•
All profits of SpaXen will be reinvested into research and development of intellectual property applying Tr-DNA technology to pathologies caused by or associated with infectious agents (the "Newly Developed IP");

•	INMI will be the sole owner of all Newly Developed IP;

•
SpaXen will be the sole owner of all intellectual property derived from SpaXen's research that may be applied in fields other than pathologies caused by or associated with infectious agents (the "Derivative IP");

•	Xenomics will have royalty-free, perpetual, exclusive, worldwide commercialization rights for Derivative IP;

•
Xenomics will have exclusive worldwide commercialization rights for Newly Developed IP in consideration for a license fee payment of not more than 10% of net proceeds of all products utilizing Newly Developed IP;

•	The initial term of commercialization rights for Newly Developed IP is 5 years (commencing April 7, 2004), with the possibility of a 5 year extension;

•
In the event that a patent issues based on Newly Developed IP during the term of commercialization rights for Newly Developed IP, the commercialization rights for Newly Developed IP will be extended for the duration of such patent; and

•
Upon dissolution of SpaXen, Xenomics’ commercialization rights for Newly Developed IP will terminate, the Newly Developed IP becomes the property of INMI, the Contributed IP will revert back to Xenomics and all capital surplus will be paid to INMI;

The Shareholder Agreement stipulates SpaXen and we will enter into a Collaborative Research and License Agreement, which will further define our respective obligations and rights with respect to the above matters. We plan to begin negotiations shortly.

The Company accounted for its interest in SpaXen in accordance with Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46R”). Accordingly, the Company’s interest in SpaXen was not consolidated because (i) INMI, not the Company, is the primary beneficiary and any surplus, Newly Developed IP and patents thereon, upon liquidation, are the exclusive property of INMI; (ii) SpaXen is managed by a 3 person Board of Directors to which the Company can only appoint one representative, Dr. L. David Tomei, which gives the Company a certain measure of oversight but not effective control.

SpaXen also met several exceptions to the scope of FIN46R. First , SpaXen is a not-for-profit entity specifically chartered   to only do research and development. Xenomics has exclusive commercialization rights should a viable product be developed which is not assured.   Second, INMI, the Company’s 50% partner, is an Italian governmental health   organization.

9. COMMITMENTS AND CONTINGENCIES:

LICENSE AGREEMENTS:

On May 18, 2004, Xenomics entered into a Technology Acquisition Agreement with the former Xenomics Sub shareholders under which Xenomics granted an option to the former Xenomics Sub holders to re-purchase Xenomics Sub technology if Xenomics fails to apply at least 50% of the net proceeds of financing it raises to the development of Xenomics Sub technology during the period ending July 1, 2006. The repurchase would constitute an exchange for all Xenomics shares and share equivalents held by the former Xenomics Sub holders at the time such option is exercised

EMPLOYMENT AND CONSULTING AGREEMENTS:

On February 14, 2005, subsequent to the balance sheet date, we entered into an employment agreement with Bernard Denoyer, pursuant to which Mr. Denoyer will serve as Vice President-Controller for a period of 1 year commencing February 14, 2005. The agreement is automatically renewed for successive 1 year periods until written notice not to renew is delivered by either us or Mr. Denoyer. Mr. Denoyer's salary is $60,000 per year. In connection with the employment agreement, Mr. Denoyer received a grant of 75,000 incentive stock options pursuant to Xenomics's stock option plan with an exercise price of $2.50 per share. Such options will vest at the rate of 25,000 per year for a period of three years beginning on January 14, 2006.

On December 13, 2004 Xenomics entered into a letter of engagement (the “Agreement”) with Trilogy Capital Partners, Inc. (“Trilogy”). The term of the Agreement is for twelve months and terminable thereafter by either party upon 30 days’ prior written notice. Pursuant to the Agreement, Trilogy will provide marketing, financial public relations services and assume the responsibilities of an investor relations officer. Xenomics will pay Trilogy $10,000 per month under the Agreement.

On September 3, 2004, Dr. Randy White and Xenomics entered into a letter agreement. Pursuant to the letter agreement, Xenomics will employ Dr. White as Chief Executive Officer for a period of 3 years commencing September 13, 2004. Dr. White will be paid an annual base salary of $215,000. We have agreed to rent for Dr. White's benefit a studio apartment in New York, New York. Dr. White was granted an aggregate 1,425,000 incentive stock options pursuant to Xenomics's Plan with an exercise price of $2.25 per share. 300,000 of such options shall vest on the first anniversary of the date of the Letter Agreement, 350,000 of such options shall vest on the second anniversary of the date of the letter agreement and 400,000 of such options shall vest on the third anniversary of the date of the letter agreement (the "Sale Options"). The remaining 375,000 options shall vest in the event there is a sale of Xenomics for consideration equal to $15.00 per share or more. In the event there is a sale of Xenomics for consideration exceeding $9.25 per share, Dr. White shall be entitled to a cash bonus of $500,000 and all of his unvested Sale Options shall immediately vest. In the event there is a sale of Xenomics for consideration equal to $15.00 per share or more, Dr. White shall be entitled to a cash bonus of $750,000. In addition, at any time during the term of his employment, in the event the stock price of the common stock of Xenomics exceeds $9.25 per share for 60 consecutive trading days, all of Dr. White's unvested Sale Options shall immediately vest.

On July 2, 2004, we entered into an employment agreement with Samuil Umansky, Ph.D., pursuant to which Dr. Umansky serves as Xenomics's President and Chief Scientific Officer. Dr. Umansky's employment agreement is for a term of 36 months beginning June 24, 2004 and is automatically renewable for successive one year periods at the end of the term. Dr. Umansky's salary is $175,000 per year and he is eligible to receive a cash bonus of up to 50% of his salary per year upon the achievement of certain milestones. In connection with the employment agreement, Dr. Umansky received a grant of 1,012,500 stock options which vest in annual installments of 253,125, 303,750 and 455,625 and are exercisable at $1.25 per share.

On July 2, 2004, we entered into an employment agreement with Hovsep Melkonyan, Ph.D., pursuant to which Dr. Melkonyan serves as Vice President, Research for a term of 36 months beginning June 24, 2004, which is automatically renewable for successive one year periods at the end of the term. Dr. Melkonyan's salary is $135,000 per year and he is eligible to receive a cash bonus of up to 50% of his salary per year upon the achievement of certain milestones. In connection with the employment agreement, Dr. Melkonyan received a grant of 675,000 stock options which vest in annual installments of 168,750, 202,500 and 303,750 and are exercisable at $1.25 per share.

On July 2, 2004, we entered into a consulting agreement with L. David Tomei, Ph.D., pursuant to which Dr. Tomei agreed to serve as Co-Chairman of Xenomics's Board. Dr. Tomei's consulting agreement is for a term of 36 months beginning June 24, 2004 and is automatically renewable for successive one year periods at the end of the term. Dr. Tomei's annual consulting fee is $175,000 per year and he is eligible to receive cash bonuses of up to 50% of his salary per year, or $87,500, upon the achievement of certain milestones. Dr. Tomei received a grant of 1,012,500 stock options which vest in annual installments of 253,125; 303,750 and 455,625 and is exercisable at $1.25 per share.

DEFERRED FOUNDERS COMPENSATION

On August 15, 2000 Dr. Tomei, Mr. Umansky and Mr. Melkonyan (collectively the “Founders”) entered into employment agreements with the Company pursuant to which each Founder contributed 100% of their time to the Company with payment of their compensation deferred until the Company was sufficiently funded, sold or merged with another company.   In accordance with SAB 107, Topic 5, section T, the value of services performed by the Founders and principal shareholders was recorded as a liability and compensation expense. On April 12, 2004, in contemplation of entering into the Securities Exchange Agreement with Used Kar Parts, Inc. the Founders terminated their agreements, waiving any claims to be paid deferred compensation. On April 12, 2004, $1,655,029 of deferred Founders’ compensation liability, which had accumulated since August 15, 2000, was deemed an equity contribution and converted to additional paid in capital. Deferred founders compensation expense totaled $74,404 and $382,500 for the years ended January 31, 2005 and 2004, respectively.

LEASE AGREEMENTS:

On September 15, 2004, Xenomics entered into a seven year lease for its corporate headquarters in New York City with an approximate rent of $75,000 annually through September 30, 2011. On September 1, 2004, Xenomics entered a two year lease for laboratory space in New Jersey, with an approximate rent of $90,000 annually through August 31, 2006. During the years ended January 31, 2005 and for the period from August 4, 1999 (inception) to January 31, 2005, total rent expense was $74,637. No rent expense was incurred prior to September 1, 2004. Total annual commitments under these leases for each of the twelve months ended January 31, are as follows:

2006	$160,867
2007	125,342
2008	75,041
2009	76,542
2010	78,073
2011	79,634
2012	53,793
Total	$649,303

XENOMICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEET
AS OF OCTOBER 31, 2005
(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$5,090,177
Prepaid expenses	97,773
TOTAL CURRENT ASSETS	5,187,950

Property and equipment, net	90,514
Security deposits	55,698
$5,334,162

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$68,972
Accrued expenses	32,500
TOTAL CURRENT LIABILITIES	101,472
Long-term liability:
Derivative financial instrument	418,474

Stockholders' equity:
Preferred stock, $.001 par value, 20,000,000 shares
authorized, 277,100 shares outstanding, designated
as Series A Convertible Preferred Stock	2,203,915
Common stock, $.0001 par value, authorized 100,000,000
shares, 18,604,300 issued and outstanding	1,860
Additional paid-in-capital	17,590,422
Deferred stock based compensation	(1,207,429)
Deficit accumulated during the development stage	(13,774,552)
4,814,216
$5,334,162

The accompanying notes are an integral part of these condensed consolidated financial statements.

XENOMICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,		August 4, 1999 (Inception to
	2005	2004	2005	2004	October 31, 2005

Revenues	$0	$0	$0	$0	$0

Costs and expenses:

Research and development	366,555	301,622	959,363	469,796	3,249,690

General and administrative	627,634	42,402	2,155,814	44,405	2,822,056

Stock based compensation	161,458	545,311	3,429,172	706,641	7,534,878

Total costs and expenses	1,155,647	889,335	6,544,349	1,220,842	13,606,624

Loss from operations	(1,155,647)	(889,335)	(6,544,349)	(1,220,842)	(13,606,624)

Interest and investment income	7,633	3,971	53,443	3,971	73,478

Other (expense)	(27,710)	—	(44,014)	—	(44,014)

Derivative financial instrument income	179,663	—	148,611	—	148,611

Net loss	(996,061)	(885,364)	(6,386,309)	(1,216,871)	(13,428,549)

Preferred stock dividend	(23,794)	—	(23,794)	—	(23,794)

Accretion on Series A preferred stock	—	—	(322,209)	—	(322,209)

Net loss applicable to common stockholders	$(1,019,855)	$(885,364)	$(6,732,312)	$(1,216,871)	$(13,774,552)

Weighted average shares outstanding:
Basic and diluted	18,604,300	15,811,712	18,425,825	14,338,921	12,760,308

Net loss per common share:
Basic and diluted	$(0.05)	$(0.06)	$(0.37)	$(0.08)	$(1.08)

The accompanying notes are an integral part of these condensed consolidated financial statements

XENOMICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

						Defecit
					Deferred	Accumulated
				Additional	Unamortized	During	Total
	Common Stock		Treasury	Paid in	Stock-based	Development	Stockholders'
	Shares	Par Value	Shares	Capital	Compensation	Stage	Equity

Balance August 4, 1999 (Inception)	—	$—	$—	$—	$—	$—	$—

Sale of common stock - founders	222,000,000	22,200	—	19,800	—	—	42,000

Net loss for the period ended January 31, 2000	—	—	—	—	—	(14,760)	(14,760)

Balance, January 31, 2000	222,000,000	22,200	0	19,800	0	($14,760)	27,240

Net loss for the period ended January 31, 2001	—	—	—	—	—	(267,599)	(267,599)

Balance, January 31, 2001	222,000,000	22,200	0	19,800	0	$(282,359)	$(240,359)

Capital contribution cash				45,188			45,188

Net loss for the period ended January 31, 2002	—	—	—	—	—	(524,224)	(524,224)

Balance, January 31, 2002	222,000,000	22,200	0	64,988	0	$(806,583)	$(719,395)

Sale of common stock	7,548,000	755		2,645			3,400

Capital contribution cash				2,500			2,500
Net loss for the period ended January 31, 2003	—	—	—	—	—	(481,609)	(481,609)

Balance, January 31, 2003	229,548,000	22,955	0	70,133	0	($1,288,192)	($1,195,104)

Net loss for the period ended January 31, 2004	—	—	—	—	—	(383,021)	(383,021)

Balance, January 31, 2004	229,548,000	$22,955	$0	$70,133	$0	$(1,671,213)	$(1,578,125)

The accompanying notes are an integral part of these condensed consolidated financial statements.

XENOMICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (Continued)

						Deficit
					Deferred	Accumulated
				Additional	Unamortized	During	Total
	Common Stock		Treasury	Paid in	Stock-based	Development	Stockholders'
	Shares	Par Value	Shares	Capital	Compensation	Stage	Equity

Balance, January 31, 2004	229,548,000	$22,955	$0	$70,133	$0	$(1,671,213)	$(1,578,125)

Founders waive deferred compensation				1,655,029			1,655,029

Private Placement common stock	2,645,210	265		2,512,685			2,512,950

Redeemed shares from Panetta Partners, Ltd	(218,862,474)	(21,886)		(478,114)			(500,000)

Cost associated with recapitalization				(301,498)			(301,498)

Share exchange with Xenomics Founders	2,258,001	226		(226)			0

Issuance of treasury shares to escrow	350,000	35	(35)				0

Private Placement common stock	1,368,154	136		2,667,764			2,667,900

Issuance of warrants to finders				403,038			403,038

Finders warrants charged cost of capital				(403,038)			(403,038)

Deferred stock based compensation				1,937,500	(1,937,500)		0

Amortization of deferred stock based compensation					245,697		245,697

Stock based compensation expense - non-employees				3,862,007			3,862,007

Net loss for the year ended January 31, 2005	—	—	—	—	—	(5,371,027)	(5,371,027)

Balance, January 31, 2005	17,306,891	$1,731	$(35)	$11,923,280	$(1,691,803)	$(7,042,240)	$3,190,933

The accompanying notes are an integral part of these condensed consolidated financial statements

XENOMICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (Continued)

							Deficit
						Deferred	Accumulated
					Additional	Unamortized	During	Total
	Preferred	Common Stock		Treasury	Paid in	Stock-based	Development	Stockholders'
	Stock	Shares	Par Value	Shares	Capital	Compensation	Stage	Equity

Balance, January 31, 2005	0	17,306,891	$1,731	$(35)	$11,923,282	$(1,691,803)	$(7,042,250)	$3,190,935

Private Placement common stock - February 2005		102,564	10		199,990			200,000

Payment of finders fees and expenses in cash					(179,600)			(179,600)

Common stock issued to finders		24,461	2		(2)			—

Private placement of common stock - net		127,025	12		20,388			20,400

Private Placement common stock - April 2005		1,515,384	152		2,954,847			2,954,999

Payment of finders fees and expenses in cash					(298,000)			(298,000)

Issuance of warrants to finders at fair value					222,188			222,188

Finders warrants treated cost of capital		—	—		(222,188)			(222,188)

Private placement of common stock - net		1,515,384	152		2,656,847			2,656,999

Sale of Series A Convertible Preferred Stock	2,448,791				322,209			2,771,000

Accretion of Series A Convertible Preferred Stock	322,209						(322,209)

Value of warrants reclassed to derivative financial instrument liability	(567,085)							(567,085)

Payment of finders fees and expenses in cash					(277,101)			(277,101)

Issuance of warrants to finders at fair value					167,397			167,397

Finders warrants treated cost of capital	—				(167,397)			(167,397)

Sale of Series A Convertible Preferred Stock - net	$2,203,915				$(45,107)		$(322,209)	$1,926,814

Retirement of Treasury Shares		(350,000)	(35)	35				—

Shares issued for services		5,000			16,500			16,500

Stock based compensation expense - non-employees					2,928,298			2,928,298

Amortization of deferred stock based compensation						484,374		484,294

Preferred stock dividend							(23,794)	(23,294)

Net loss for nine months ended October 31, 2005	—	—	—	—	—	—	(6,386,309)	(6,386,309)

Balance, October 31, 2005	$2,203,915	18,604,300	$1,860	$0	$17,590,422	$(1,207,429)	$(13,774,552)	$4,814,216

The accompanying notes are an integral part of these condensed consolidated financial statements

XENOMICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended October 31,		Period from August 4, 1999 (inception) to
	2005	2004	October 31, 2005
Cash flows from operating activities:
Net loss	$(6,386,309)	$(1,216,871)	$(13,428,549)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	16,558	—	25,624
Stock based compensation expense	3,429,172	706,641	7,534,878
Founders compensation contributed to equity	—	74,404	1,655,028
Derivative financial instrument (income)	(148,611)		(148,611)
Changes in operating assets and liabilities:
Prepaid expenses	(62,414)	(43,334)	(97,774)
Security deposit	2,475	(57,207)	(55,698)
Accounts payable and accrued expenses	(105,586)	74,356	101,472
Patent costs	—	(4,402)	—
Total adjustments	3,131,595	750,458	9,014,921
Net cash used in operating activities	(3,254,714)	(466,413)	(4,413,628)
Cash flows from investing activities:
Acquisition of equipment	(29,575)	(88,195)	(116,137)
Net cash used in investing activities	(29,575)	(88,185)	(116,137)
Cash flows from financing activities:
Proceeds from issuance of common stock	3,154,999	2,512,950	8,428,937
Payment of acquisition costs on common stock	(477,600)	(301,498)	(779,098)
Proceeds from issuance of preferred stock	2,771,000		2,771,000
Payment of acquisition costs on preferred stock	(277,101)		(277,101)
Purchase of common stock	—	(500,000)	(500,000)
Payment of preferred stock dividend	(23,794)	—	(23,794)
Net cash provided by financing activities	5,147,503	1,711,452	9,619,943

Net increase in cash and cash equivalents	1,863,212	1,156,844	5,090,177

Cash and cash equivalents at beginning of period	3,226,965	339	—
Cash and cash equivalents at end of period	$5,090,177	$1,157,183	$5,090,177

Supplementary disclosure of cash flow information:
Cash paid for taxes	$—	$—	$—
Cash paid for interest	$—	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

XENOMICS, INC.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2005
(Unaudited)

1. BUSINESS OVERVIEW:

Xenomics, Inc. (“Xenomics” or the “Company") is considered to be in the development stage. Since inception on August 4, 1999, Xenomics’ efforts have been principally devoted to research and development, securing and protecting its patents and raising capital. From inception through October 31, 2005, Xenomics has sustained cumulative net losses of $13,774,552. Xenomics's losses have resulted primarily from expenditures incurred in connection with salaries and facilities cost associated with research and development activities, application and filing for regulatory approval of its proposed products, patent filing and maintenance expenses, outside accounting and legal services and regulatory, scientific and financial consulting fees as well as stock-based compensation expense. From inception through October 31, 2005, Xenomics has not generated any revenue from operations, expects to incur additional losses to perform further research and development activities and does not currently have any commercial molecular diagnostic products approved by the Food and Drug Administration, and does not expect to have such for several years, if at all.

Xenomics's product development efforts are thus in their early stages and Xenomics cannot make estimates of the costs or the time it will take to complete. The risk of completion of any program is high because of the many uncertainties involved in bringing new drugs to market including the long duration of clinical testing, the specific performance of proposed products under stringent clinical testing protocols, the extended regulatory approval and review cycles and the nature and timing of costs and competing technologies being developed by organizations with significantly greater resources.

2. BASIS OF PRESENTATION:

The accompanying condensed consolidated financial statements of Xenomics, which include the results of Xenomics, Inc. a Florida corporation and its wholly owned subsidiary Xenomics, a California corporation ("Xenomics Sub"), have been prepared in accordance with (i) accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and (ii) the rules of the Securities and Exchange Commission (the "SEC") for quarterly reports on Form 10-QSB. All significant intercompany balances and transactions have been eliminated in consolidation. These condensed consolidated financial statements do not include all of the information and footnote disclosures required by GAAP for complete financial statements. These statements should be read in conjunction with Xenomics’s audited financial statements and notes thereto for the year ended January 31, 2005, included in Form 10-KSB/A filed with the SEC on January 10, 2006. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, primarily consisting of normal recurring adjustments, necessary for the fair presentation of the balance sheet and results of operations for the interim periods. The results of operations for the nine months ended October 31, 2005 are not necessarily indicative of the results of operations to be expected for the full year ending January 31, 2006.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND MARKETABLE INVESTMENTS - Xenomics considers all highly liquid debt instruments, including treasury bills, purchased with original maturities of three months or less to be cash equivalents.

BUSINESS CONCENTRATIONS AND CREDIT RISKS - All of Xenomics's cash and cash equivalents as of October 31, 2005 are on deposit with a major money center financial institution, or invested in short term U.S. Treasury Bills, not exceeding maturities of 180 days. Bank deposits at any point in time may exceed federally insured limits.

NET LOSS PER SHARE - Basic and diluted net loss per share is presented in conformity with SFAS No. 128, "Earnings per Share," for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted-average common shares outstanding during the period. Diluted weighted-average shares are the same as basic weighted-average shares since the inclusion of issuable shares pursuant to the conversion of preferred stock and the exercise of stock options and warrants would have been antidilutive.

As of October 31, 2005, Xenomics had 1,288,837 shares of common stock issuable upon conversion of the 277,100 shares of Series A convertible preferred stock outstanding. In addition Xenomics had 2,503,501 and 20,000 common stock warrants outstanding which were 100% vested as of October 31, 2005 and October 31, 2004 respectively. Stock options outstanding totaled 6,326,000 and 5,250,000 as of October 31, 2005 and 2004, respectively. All share and per share amounts have been retroactively restated to reflect the 111 for 1 stock split which was effective October 26, 2004.

ACCOUNTING FOR STOCK BASED COMPENSATION - Xenomics has adopted Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” As provided for by SFAS 123, Xenomics has elected to continue to account for its stock-based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees (“APB 25”). Accordingly, compensation expense has been recognized based on the intrinsic value of stock issued or options granted to employees and directors for services rendered. Other stock based compensation associated with grants to non-employees, as well as Directors who perform services outside of their Board duties, is measured using the fair value method. We rely on incentive compensation in the form of stock options to recruit, retain and motivate directors, executive officers, employees and consultants. Incentive compensation in the form of stock options is designed to provide long-term incentives, develop and maintain an ownership stake and conserve cash during our development stage. During the nine months ended October 31, 2005, Xenomics recorded $3,429,172 in stock-based compensation expense associated with shareholder approved options and warrants and had $1,207,428 of deferred stock based compensation.

A total of 5,000,000 shares of common stock have been reserved for issuance under the Xenomics Stock Option Plan, as amended (the "Plan"). As of October 31, 2005, options for 6,326,000 shares were outstanding under the Plan. 1,326,000 of such options have been granted subject to stockholder approval of an increase in the number of shares that can be granted under the Plan. With respect to the options granted prior to stockholder approval a measurement date has not occurred and accordingly no compensation expense has been recorded. When such measurement date does occur, stock based compensation expense will be recorded for any excess of the fair value on that date over the exercise price. Had the 1,326,000 options granted subject to shareholder approval been approved on October 31, 2005 (the measurement date, at which date the market price of the Company’s stock was $1.95 per share) the Company would have recognized approximately $150,000 of additional stock-based compensation during the nine months ended October 31, 2005 and would have approximately $600,000 of additional deferred stock based compensation as of October 31, 2005.

On May 24, 2005, our Compensation Committee in recognition of the substantial time and effort to our affairs during the past year by each of Gabriele M. Cerrone, Co-Chairman, L. David Tomei, Co-Chairman and President of SpaXen Italia, srl, our joint venture with the Spallanzani National Institute for Infectious Diseases in Rome, Italy, Samuil Umansky, President and Hovsep Melkonyan, Vice President, Research, accelerated the vesting of outstanding stock options dated June 24, 2004 previously granted to each such officers in the amounts of 1,050,000, 1,012,500, 1,012,500 and 675,000, respectively, so that such options vest as of May 24, 2005.

The acceleration did not result in the two affected employees (Mr. Umansky and Mr. Melkonyan) being able to exercise options that would have otherwise expired unexercised therefore no change to our original accounting treatment is required under FIN 44. However if any of the employees terminate their employment prior to the date they would have otherwise fully vested in the award we will be required to record compensation expense based on the intrinsic value on the date of modification. Because there were a relatively small number of affected employees, we have no basis for recording an estimate of future terminations and accordingly no compensation expense can be recorded until the date of any future terminations prior to the original vesting date. The compensation expense associated with the options granted to the two affected non-employee Directors (Mr. Cerrone and Mr. Tomei), who perform consulting services outside of their Board duties, was measured using the fair value method in accordance with EITF 96-18. Because these grants were awarded in conjunction with consulting agreements the fair value was remeasured (“marked to market”) each quarter during the original vesting (service) period. The acceleration of these options fixed the measurement date prior to the original vesting therefore we expensed the remaining balance of deferred stock based compensation totaling $3,197,694 during the quarter ended July 31, 2005

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both Quarterly and Annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. (See table below).

Had compensation cost for stock options granted to employees and directors been determined based upon the fair value at the grant date for awards, consistent with the methodology prescribed under SFAS 123, Xenomics's net loss would have been as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004

Net loss applicable to common stockholders as reported	$(1,019,855)	$(885,364)	$(6,732,312)	$(1,216,871)
Add: Stock-based employee compensation expense
recorded under APB No. 25 intrinsic value method	161,458	84,239	484,375	84,239
Deduct: Stock-based employee compensation
expense determined under fair value method	(324,742)	(174,239)	(974,225)	(174,388)

Pro forma net loss applicable to common stockholders	$(1,183,138)	$(975,364)	$(7,222,162)	$(1,307,020)

Net loss per share:
Basic and diluted -as reported	$(0.05)	$(0.06)	$(0.37)	$(0.08)

Basic and diluted -pro forma	$(0.06)	$(0.06)	$(0.39)	$(0.09)
Black-Scholes Methodology Assumptions:
Dividend yield	0%	0%	0%	0%

Risk free interest rate	4.25%	4.25%	4.25%	4.25%

Expected lives of options	7 years	7 years	7 years	7 years

Volatility of 0% was used until Xenomics's common stock began to trade publicly on July 2, 2004. Since July 5, 2004 through October 31, 2005, Xenomics has used 80% volatility to determine fair value of options granted to employees.

RECENT ACCOUNTING PRONOUNCEMENTS AFFECTING THE COMPANY - In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 123 (Revised 2004), “Share-Based Payment.” SFAS No 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions. SFAS No 123R requires a public entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant. The cost will be recognized over the period during which an employee is required to provide services in exchange for the award. SFAS No. 123R is effective as of the beginning of the first interim or quarterly reporting period that begins after December 15, 2005. While Xenomics cannot precisely determine the impact on net loss as a result of the adoption of SFAS No 123R, estimated compensation expense related to prior periods can be found in the above table of this footnote.

4. STOCKHOLDERS' EQUITY:

On January 28, 2005, the Company closed the first traunche of a private placement selling 1,368,154 shares of common stock and 367,681 warrants to certain investors (the “Investors”). The securities were sold as a unit (the "Units") at a price of $1.95 per Unit for aggregate proceeds of $2,667,900. Each Unit consisted of one share of common stock and a warrant to purchase one quarter share of common stock. The warrants are immediately exercisable at $2.95 per share and are exercisable at any time within five years from the date of issuance. The fair value of these Investor warrants using a market price of $4.20 per share on the date of issuance was $1,198,373. The Company also issued an aggregate 123,659 warrants to purchase common stock to various selling agents, which are immediately exercisable at $2.15 per share and will expire five years after issuance. The selling agent warrants had a fair value of $403,038 on the date of issuance and this amount was recorded as a cost of raising capital.

On February 5, 2005 the Company completed the first traunche of the private placement described above selling an additional 102,564 shares of its common stock to the Investors at a price of $1.95 per share for aggregate proceeds of $200,000. In addition, the Company paid an aggregate $179,600 in cash and issued 24,461 shares of common stock to certain selling agents, in lieu of cash, on the entire first traunche of the private placement.

On April 7, 2005, the Company closed the second and final traunche of the private placement selling 1,515,384 shares of common stock and 378,846 warrants to certain additional Investors. The securities were sold as a unit (the “Units”) at a price of $1.95 per Unit for aggregate proceeds of $2,954,999, upon the same terms as the first tranche. The fair value of the Investor warrants using a market price of $2.61 per share on the date of issuance was $694,335. The Company paid an aggregate $298,000 and issued an aggregate 121,231 warrants to purchase common stock to various selling agents. The warrants are immediately exercisable at $2.15 per share, will expire five years after issuance. The selling agent warrants had a fair value of $222,188 on the date of issuance and this amount was recorded as a cost of raising capital. These April 7, 2005 Investors became parties to the same Registration Rights Agreement (the "Registration Rights Agreement") as the January 28, 2005 Investors

In connection with the offer and sale of securities to the Investors the Company also entered into a Registration Rights Agreement, dated as of January 28, 2005, with the Investors pursuant to which the Company agreed to file, within 120 days after the closing, a registration statement covering the resale of the shares of common stock sold to the Investors and the shares of common stock issuable upon exercise of the Warrants issued to the Investors. In the event a registration statement covering such shares of Common Stock is not filed with the SEC by the 120th day after the final closing of the Offering (May 28, 2005), the Company shall pay to the investors, at the Company's option in cash or common stock, an amount equal to 0.1125% of the gross proceeds raised in the Offering for each 30 day period that the registration statement is not filed with the SEC. On August 1, 2005 the Company filed a Form SB-2 registration statement with the Securities and Exchange Commission and the resulting liquidated damages in the amount of $16,304 was paid to the Investors. Pursuant to this January 28, 2005 Registration Rights Agreement there are no additional liquidated damages for failure to have the registration statement declared effective by a specified date, or for failure to maintain its effectiveness for any specified period of time.

On July 2, 2004, Xenomics, Inc., formerly Used Kar Parts, Inc. acquired all of the outstanding common stock of Xenomics Sub, a then un-affiliated California corporation, by issuing 2,258,001 shares of Used Kar Parts, Inc. common stock to Xenomics Sub’s five shareholders (the “Exchange”). In connection with the Exchange the Company transferred 350,000 shares of common stock to be held in escrow, in the name of the Company, to cover any undisclosed liabilities. On July 2, 2005 the Company made a determination that no escrow liability existed and these shares of common stock held in the treasury for one year were cancelled.

On July 13, 2005, the Company closed a private placement of 277,100 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 386,651 warrants to certain investors for aggregate gross proceeds of $2,771,000 pursuant to a Securities Purchase Agreement dated as of July 13, 2005. The warrants sold to the Investors are immediately exercisable at $3.25 per share and are exercisable at any time within five years from the date of issuance. These investor warrants had a fair value of $567,085 on the date of issuance using a market price of $2.40 on that date. In addition the Company paid an aggregate $277,101 and issued an aggregate 105,432 warrants to purchase common stock to certain selling agents. The warrants issued to the selling agents are immediately exercisable at $2.50 per share and will expire five years after issuance. The selling agent warrants had a fair value of $167,397 on the date of issuance and this amount was recorded as a cost of raising capital.

As per EITF 00-27 “Application of Issue 98-5 to Certain Convertible Instruments” the Company evaluated the preferred stock transaction and accordingly found that there was an associated beneficial conversion feature. The cash purchase and existing conversion were found to contain a beneficial conversion feature totaling $322,209 and the preferred stock was further discounted by this amount. The beneficial conversion amount was then accreted back to the preferred stock in accordance with the conversion provision which allowed for 100% to be converted immediately. The total amount accreted back to the preferred and charged to dividends was $322,209 as of July 31, 2005

The material terms of the Series A Preferred Stock consist of:

Dividends. Holders of the Series A Convertible Preferred Stock shall be entitled to receive cumulative dividends at the rate per share of 4% per annum, payable quarterly on March 31, June 30, September 30 and December 31, beginning with September 30, 2005. Dividends shall be payable, at the Company’s sole election, in cash or shares of common stock.

Voting Rights. Shares of the Series A Convertible Preferred Stock shall have no voting rights. However, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of the shares of Series A Convertible Preferred Stock then outstanding, (a) adversely change the powers, preferences or rights given to the Series A Convertible Preferred Stock, (b) authorize or create any class of stock senior or equal to the Series A Convertible Preferred Stock, (c) amend its articles of incorporation or other charter documents, so as to affect adversely any rights of the holders of Series A Convertible Preferred Stock or (d) increase the authorized number of shares of Series A Convertible Preferred Stock.

Liquidation. Upon any liquidation, dissolution or winding-up of the Company, the holders of the Series A Convertible Preferred Stock shall be entitled to receive an amount equal to the Stated Value per share, which is $10 per share plus any accrued and unpaid dividends.

Conversion Rights. Each share of Series A Convertible Preferred Stock shall be convertible into that number of shares of common stock determined by dividing the Stated Value, currently $10 per share, by the conversion price, currently $2.15 per share. The conversion price is subject to adjustment for dilutive issuances.

Beginning July 13, 2006, if the price of the common stock equals $4.30 per share for 20 consecutive trading days, and an average of 50,000 shares of common stock per day shall have been traded during the 20 trading days, the Company shall have the right to deliver a notice to the holders of the Series A Convertible Preferred Stock, to convert any portion of the shares of Series A Convertible Preferred Stock into shares of Common Stock at the conversion price.

As per EITF 00-19, “Accounting For Derivative Financial Instruments Index to, and Potentially Settled in, Company Stock” the Company calculated the value of the warrants issued in connection with this transaction to be $567,085. This amount was recorded as a reduction to the proceeds allocated to Preferred Stock and a corresponding liability was established. This liability has been classified as non-current since the exercise price of these warrants exceeds the market value of the related common shares. These warrants have been marked-to-market and the liability has been adjusted with a corresponding change or benefit recorded in the statement of operations. During the three and nine month periods ending October 31, 2005, the Company recorded a benefit of $179,663 and $148,611, respectively.

As per EITF 00-27 “Application of Issue 98-5 to Certain Convertible Instruments” the Company evaluated the preferred stock transaction and accordingly found that there was an associated beneficial conversion feature. The cash purchase and existing conversion were found to contain a beneficial conversion feature totaling $322,209 and the prefereed stock was further discounted by this amount. The beneficial conversion amount was then accreted back to the preferred stock in accordance with the conversion provision which allowed for 100% to be converted immediately. The total amount accreted back to the preferred and charged to Deficit Accumulated During Development Stage was $322,209 as of October 31, 2005.

In connection with the offer and sale of the Series A Preferred Stock securities the Company also entered into a Registration Rights Agreement pursuant to which the Company has agreed to have a registration statement covering the resale of the common stock attributable to conversion of Series A Preferred Stock and the shares of common stock issuable upon exercise of the preferred warrants, declared effective by October 25, 2005. In the event a registration statement covering such shares of common stock is not declared effective by October 25, 2005 Company shall pay to the investors, at the Company's option in cash or common stock, an amount equal to 1% of the gross proceeds raised in the Offering for each 30 day period that the registration statement is not declared effective by the SEC. The registration statement filed on August 1, 2005 was not declared effective by October 25, 2005 and the resulting initial liquidated damages of $27,710 was paid to the investors in cash on November 11, 2005. Such failure to have the registration statement declared effective by the SEC will result in continuing liquidated damages equal to $27,710 for every 30-day period that the registration statement is not declared effective.

5. COMMITMENTS AND CONTINGENCIES:

LICENSE AGREEMENTS:

On June 28, 2005, Xenomics, The Spallanzani National Institute for Infectious Diseases (“INMI”) and SpaXen Italia, S.R.L., a joint venture between Xenomics and INMI (“SpaXen”), entered into a license agreement in which INMI granted to SpaXen an exclusive license to manufacture, have manufactured, use, import, offer to sell and/or sell products covered by certain existing and newly developed intellectual property assigned to INMI, pertaining to the application of Tr- DNA technology to the field of infectious diseases.  In addition, SpaXen granted Xenomics an exclusive sublicense to manufacture, use, import and/or sell any products covered by the same INMI intellectual property licensed by SpaXen from INMI.  Pursuant to the license agreement Xenomics agreed to pay to SpaXen a running royalty of 2% of the Company’s net sales of any product resulting from the licensed INMI intellectual property. SpaXen has agreed to pay INMI a running royalty of 50% of the royalty fees paid by Xenomics. SpaXen's primary research and development targets will be tests for diagnosis of AIDS, hepatitis B, tuberculosis, malaria, and leishmaniasis diseases with the highest levels of morbidity and mortality.

EMPLOYMENT AND CONSULTING AGREEMENTS:

On June 27, 2005, Xenomics entered into an agreement with Gabriele M. Cerrone, the Company’s Co-Chairman, to serve as a consultant for a term of three years effective July 1, 2005 with automatic renewal for successive one year periods unless either party gives notice to the other not to renew the agreement. The duties of Mr. Cerrone pursuant to the agreement consist of business development, strategic planning, capital markets and corporate financing consulting advice. Mr. Cerrone’s compensation under the agreement is $16,500 per month. Pursuant to the agreement the Company paid Mr. Cerrone a $50,000 signing bonus in July 2005. Mr. Cerrone is eligible each year of the agreement for a cash bonus of up to 15% of his base annual compensation of $198,000. In the event the agreement is terminated without cause or for good reason, Mr. Cerrone will receive a cash payment equal to the aggregate amount of the compensation payments for the then remaining term of the agreement. In addition, in such event, all unvested stock options owned by Mr. Cerrone will immediately vest and the exercise period of such options will be extended to the later of the longest period permitted by the Company’s stock option plans or ten years following termination. In the event a change of control of the Company occurs, Mr. Cerrone shall be entitled to such compensation upon the subsequent termination of the agreement within two years of the change in control unless such termination is the result of Mr. Cerrone's death, disability or retirement or Mr. Cerrone’s termination for cause.

On May 24, 2005, the Company’s Compensation Committee in recognition of the substantial time and effort to the Company’s affairs during the past year by each of Gabriele M. Cerrone, Co-Chairman, L. David Tomei, Co-Chairman and President of SpaXen Italia, S.R.L., the Company’s joint venture with the Spallanzani National Institute for Infectious Diseases in Rome, Italy, Samuil Umansky, President and Hovsep Melkonyan, Vice President, Research, accelerated the vesting of outstanding stock options dated June 24, 2004 previously granted to each such officer in the amounts of 1,050,000, 1,012,500, 1,012,500 and 675,000, respectively, so that such options vest as of May 24, 2005. This acceleration resulted in the Company recording stock based compensation expense of $3,197,694 during the quarter ended July 31, 2005, which represented the balance remaining in deferred unamortized stock-based compensation.

On February 14, 2005, Xenomics entered into an employment agreement with Bernard Denoyer, pursuant to which Mr. Denoyer will serve as Vice President-Controller for a period of 1 year commencing February 14, 2005. The agreement is automatically renewed for successive 1 year periods until written notice not to renew is delivered by either us or Mr. Denoyer. Mr. Denoyer's salary is $75,000 per year. In connection with the employment agreement, Mr. Denoyer received a grant of 75,000 incentive stock options pursuant to Xenomics's stock option plan with an exercise price of $2.50 per share. Such options will vest at the rate of 25,000 per year for a period of three years beginning on January 14, 2006.

On December 13, 2004 Xenomics entered into a letter of engagement (the “Agreement”) with Trilogy Capital Partners, Inc. (“Trilogy”). The term of the Agreement is for twelve months and terminable thereafter by either party upon 30 days’ prior written notice. Pursuant to the Agreement, Trilogy will provide marketing, financial public relations services and assume the responsibilities of an investor relations officer. Xenomics will pay Trilogy $10,000 per month under the Agreement.

Pursuant to the Agreement, Xenomics issued warrants to purchase 1,000,000 shares of Common Stock of Xenomics to Trilogy, at an exercise price of $2.95 per share (the “Warrants”). The exercise price was determined to be consistent with the price of the warrants being offered to purchasers as part of an investment unit in the then operative private placement memorandum. The Warrants issued to Trilogy are exercisable upon issuance and expire on December 13, 2007. Xenomics has agreed to file a registration statement with the Securities and Exchange Commission registering for resale the shares of Common Stock underlying the Warrants. The Fair Value of the Warrants using the Black-Scholes methodology is $2,630,440 which was recorded as stock-based compensation expense in the quarter ended January 31, 2005.

6. Restatement:

On September 2, 2005 the Company received a comment letter from the Securities and Exchange Commission (the “SEC”) concerning its Form SB-2 which was filed with the SEC by the Company on August 2, 2005. The Company’s consolidated financial statements for the year ended January 31, 2005 and the three and six months ended April 30, 2005 and July 31, 2005 included in Amendment No. 1 to Form SB-2 filed on October 28, 2005 were restated in response to certain SEC comments.

On November 28, 2005 the Company received a comment letter from the SEC concerning Amendment No. 1 to Form SB-2. The Company’s consolidated financial statements for the year ended January 31, 2005 included in Amendment No. 2 to Form SB-2 filed on January 11, 2006 were restated in response to certain SEC comments.

On February 2, 2005 the Company received a comment letter from the SEC concerning Amendment No. 2 to Form SB-2. The Company’s consolidated financial statements for the year ended January 31, 2005 and the nine months ended October 31, 2005 included in Amendment No. 3 to Form SB-2 filed on February 14, 2006 were restated in response to certain SEC comments.

On February 22, 2006 the Company received a comment letter from the SEC concerning Amendement No. 3 to Form SB-2. The Company's consolidated financial statements for the nine months ended October 31, 2005 included in Amendment No. 4 to Form SB-2 filed on February 28, 2006 were restated in response to certain SEC comments.

The following is a summary of the impact of those adjustments:

	Year Ended January 31, 2005	Nine Months Ended October 31, 2005

Net loss prior to adjustments	$(3,336,018)	$(3,248,507)

Reversal of charge for acquired in-process research and development	2,145,101	0
Stock based compensation - Trilogy Capital Partners, Inc.	(123,063)	(453,294)
Deferred founders' compensation contributed to capital	(74,404)	0

Net loss as reported in Amendment #1	(1,388,384)	(3,701,801)

Stock based compensation:
Trilogy Capital Partners, Inc.	(2,507,377)	453,294
Consultants other than Trilogy	(1,229,568)	(2,928,298)
Employees	(245,697)	(322,916)
Other	0	(35,199)

Net loss as reported in Amendment #2	(5,371,026)	(6,534,920)

Derivative financial instrument	0	(418,474)

Net loss as reported in Amendment #3	(5,371,026)	(6,953,394)

Derivative financial instrument	—	567,085

Net loss as reported in Amendment #4	$(5,371,026)	$(6,386,309)

Weighted average common shares	14,580,186	18,425,825

Loss per share - Basic and diluted - Prior to adjustments	$(0.23)	$(0.18)

Loss per share - Basic and diluted - As reported in Amendment #4	$(0.37)	$(0.35)

The following table is a summary of each material revision described above and indicates the amount prior to the restatement adjustments, the nature of the correction, and the restated amounts:

	Year Ended January 31, 2005	Nine Months Ended October 31, 2005
	Income (Expense)	Income (Expense)

Acquired in-process research and development:

Amount prior to restatement adjustments	$(2,145,101)	$0

Adjustment for revision to acquisition accounting	2,145,101	0

Final amount reported	$0	$0

Stock Based Compensation:

Amount prior to restatement adjustments	$0	$0

Adjustment for Trilogy warrants	(2,630,440)	0

Adjustment resulting from use of quoted market price	(245,697)	(484,374)

Adjustment for the application of EITF 96-18	(1,229,568)	(2,928,298)

Adjustment for shares issued for services	0	(16,500)

Final amount reported	$(4,105,705)	$(3,429,172)

Derivative financial instrument:

Amount prior to restatement adjustments	$0	$0

Adjustment for revision to accounting for warrants	0	(418,474)

Adjustment for revision to accounting for warrants	0	598,137

Final amount reported	$0	$179,663

The original accounting treatment for the acquisition of Xenomics Sub by Used Kar Parts, Inc. followed the legal form of the transaction and included a charge to expense for acquired in-process research and development. Upon subsequent re-examination of the circumstances, it was deemed that this transaction should be accounted for as a reverse merger. Consequently, the charge to expense for acquired in-process research and development was reversed.

Stock based compensation was adjusted for the following three topics:

•
Adjustment for Trilogy warrants - The original accounting treatment for warrants issued to Trilogy were viewed to be non-compensatory in nature. Upon subsequent re-examination of the circumstances, they were determined to be compensatory in nature. Consequently, the fair value of such warrants were calculated and recorded as expense.

•
Adjustment resulting from use of quoted market price - The original accounting treatment for stock based compensation was based upon a subjective determination of the most appropriate value of the Company's common shares to be used in the Black-Scholes calculations. Specifically, the Company elected to use $1.95 per share for such calculations, representing proceeds per share from a recent financing transaction, rather than the quoted market price with a simple average of approximately $3.70 per share during the applicable period. Upon subsequent re-examination of the circumstances, it was determined that the use of the quoted market price was required by generally accepted accounting principles. Consequently, the calculations were revised and additional stock based compensation expense was recorded.

•
Adjustment for the application of EITF 96-18 - The original accounting treatment for options issued to Messrs. Cerrone and Tomei, Co-Chairmen of the Board of Directors, assumed those individuals to be employees of the Company and no expense was recorded. Upon subsequent re-examination of the circumstances, it was determined that the options were deemed to relate to consulting services beyond the normal scope of their roles as Directors and, as required by EITF 96-18, they were expensed and marked to market through May 24, 2005. On that date, the Board of Directors accelerated the vesting of these options. Consequently, that date was deemed to be the measurement date and the fair value of the previously unvested options was immediately expensed.

The original accounting treatment for the warrants issued in connection with the financing transaction on July 13, 2005 was limited solely to disclosure. Upon subsequent re-examination of the circumstances, it was deemed that the fair value of these warrants should be charged to expense and a corresponding liability established for the same amount and that the liability be subsequently marked-to-market until the warrants are settled, in accorandance with the provisions of EITF #00-19. Consequently, the fair value of these warrants was charged to expense and the statement of operations subsequently reflected mark-to-market adjustments. Subsequently, the value of the warrants issued on July 13, 2005 was reclassified as a reduction to preferred stock and the statement of operations adjusted accordingly.

The consolidated financial statements included in this quarterly report for the quarter and nine months ended October 31, 2005 and for the period from August 4, 1999 (inception) to October 31, 2005 reflect the cumulative effects of these adjustments. Please see Footnotes 3 and 5 above and Management’s Discussion and Analysis or Plan of Operation below for more detailed discussion of stock based compensation expense and the Company’s equity instruments which gave rise to the adjustments.

 You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of __________, 2006

Until ______________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

XENOMICS, INC. 8,961,719 SHARES OF COMMON STOCK ____________________ PROSPECTUS ____________________

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us. As indicated in section 607.0850 of the Florida Statute, Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director.

In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Xenomics, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$2,594.81
Printing and Engraving Expenses	3,000.00
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses	25,000.00
Miscellaneous	1,405.19

Total	$37,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 13, 2005, the Company closed a private placement of 277,100 shares of Series A Convertible Preferred Stock and 386,651 warrants to the investors set forth below for aggregate gross proceeds of $2,771,000. The warrants are immediately exercisable at $3.25 per share and are exercisable at any time within five years from the date of issuance.  The Company paid an aggregate $277,100 and issued an aggregate 105,432 warrants to purchase common stock to certain selling agents. The warrants are immediately exercisable at $3.25 per share and will expire five years after issuance.

Name	Amount Invested
CAMOFI Master LDC	$350,000
Steven Danz	$50,000
Andrew T. Miltenberg	$50,000
Sheila Kramer	$75,000
Mendel Schijueshuurder	$50,000
Moishe Denburg	$70,000
AtlanticCity.Com, Inc.	$46,000
Carol Hoffer	$75,000
Randy Greenfield	$100,000
Abraham and Esther Hersh Foundation	$100,000
MicroCapital, LLC	$50,000
David Kaleky	$35,000
Florida.com, Inc.	$25,000
Nite Capital LP	$150,000
Valor Capital Management LP	$100,000
Andrecca Inc.	$250,000
David and Arlene Gilmore	$50,000
Kim Douglas Lund	$250,000
JGB Capital L.P.	$250,000
Xmark Opportunity Fund, Ltd.	$193,500
Xmark Opportunity Fund, L.P.	$129,000
Xmark JV Investment Partners, LLC	$322,500

$2,771,000

In connection with the offer and sale of securities to the investors and the selling agents, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 promulgated thereunder. No form of public advertising was used in connection with the offering. Each of the investors executed an accredited investor questionnaire confirming his, her or its status as an accredited investor under Rule 501, as well as a subscription agreement confirming that such individual or entity had sufficient knowledge and experience to be able to evaluate the merits and risks of the offering.

On May 31, 2005 the Company issued 5,000 shares of common stock to Sichenzia Ross Friedman Ference LLP, a law firm for services rendered in lieu of cash. The fair value of these shares was $16,500. All of the equity partners of such law firm are accredited investors and the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act.

On January 28, 2005, the Company closed the first traunche of a private placement in which it sold 1,470,718 shares of common stock and 367,681 warrants to certain investors (the "Investors"). The securities were sold as a unit (the "Units") at a price of $1.95 per Unit for aggregate proceeds of approximately $2.9 million. Each Unit consisted of one share of common stock and a warrant to purchase one quarter share of common stock. The warrants are immediately exercisable at $2.95 per share and are exercisable at any time within five years from the date of issuance. The Company paid an aggregate $193,438 and issued an aggregate 123,659 warrants to purchase common stock to various selling agents. In addition, the Company issued an aggregate 24,461 shares of common stock to certain of such selling agents, in lieu of cash. The warrants are immediately exercisable at $2.15 per share and will expire five years after issuance. On April 7, 2005, the Company closed the second traunche of the private placement and sold 1,515,384 shares of common stock and 378,846 warrants to certain additional Investors for aggregate proceeds of approximately $2.95 million. The Company paid an aggregate $236,400 and issued an aggregate 121,231 warrants to purchase common stock to Axiom Capital Management who acted as the selling agent. The warrants are immediately exercisable at $2.15 per share and will expire five years after issuance.

In connection with the offer and sale of securities to the Investors and the selling agents, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder. No form of public advertising was used in connection with the offering. Each of the Investors executed an accredited investor questionnaire confirming his, her or its status as an accredited investor under Rule 501, as well as a subscription agreement confirming that such individual or entity had sufficient knowledge and experience to be able to evaluate the merits and risks of the offering.

On January 10, 2005, the Company entered into a letter of engagement (the "Agreement") with Trilogy Capital Partners, Inc. ("Trilogy"). The term of the Agreement is for twelve months beginning on January 10, 2005 and terminable thereafter by either party upon 30 days' prior written notice. Pursuant to the Agreement, Trilogy will provide marketing and financial public relations services to the Company and will assume the responsibilities of an investor relations officer for the Company.

Pursuant to the Agreement, the Company issued warrants to purchase 1,000,000 shares of Common Stock of the Company at an exercise price of $2.95 per share (the "Warrants"). The Warrants issued to Trilogy are exercisable upon issuance and expire on January 10, 2008. The offer and sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended. The Warrants contain a representation from Trilogy that it understands that an investment in the Warrants involves a high degree of risk, and Trilogy has the financial ability to bear the economic risk of this investment in the Warrants, including a complete loss of such investment.

On July 2, 2004, the Company completed a private placement of 2,645,210 shares of its common stock for aggregate proceeds of $2,512,950, or $0.95 per share. The sale was made to 17 accredited investors directly by the Company without any general solicitation or broker and thus no finder’s fees were paid. In connection with the offer and sale of these securities, the Company filed a Form D with the SEC and relied on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Each investor executed a subscription agreement confirming that such individual or entity had sufficient knowledge and experience to be able to evaluate the merits and risks of the offering.

On July 2, 2004, the Company completed the acquisition of Xenomics, an unaffiliated California corporation by issuing 2,258,001 shares of its common stock to Xenomics' five shareholders in exchange for all outstanding shares of Xenomics stock (the "Exchange"). The Exchange was made according to the terms of a Securities Exchange Agreement dated May 18, 2004 ("Exchange Agreement"), which was filed as an exhibit to a Form 8-K dated May 18, 2004. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act.

From May 2002 through January 2003, the Company issued 2,000,000 shares of its common stock to its founder, Jeannine Karklins, at $.001 (par value), for an aggregate amount of $2,000.00 and issued 68,000 shares of its common stock at a price of $.05 per share or aggregate cash proceeds of $3,400 to 22 investors, of which all persons were of non-accredited status. Approximately 35 investors were solicited and 18 of these people purchased Company common stock. The investors were business associates and friends. A total of 6 prospective investors called the Company’s corporate office concerning investment information after being referred by the 35 original people solicited by Jeannine Karklins. Of these 6 prospective investors, 4 became investors in the Company. Stock certificates issued contained a legend that evidences the securities have not been registered under the Act and therefore cannot be resold unless they are registered under the Act or unless an exemption from registration is available.

The shares were issued in reliance on the exemptions from registration provided by Rule 504 of Regulation D and Section 4 (2) of the Securities Act.

ITEM 27. EXHIBITS

Exhibit	Description

2.1
Capital Stock Purchase Agreement between Panetta Partners, Ltd. and Jeannine Karklins dated February 24, 2004 (Incorporated by reference to exhibit 10.1 to the Company's Current Report on Form 8-K filed on March 11, 2004)

3.1	Articles of Incorporation of the Company (Incorporated by reference to exhibit 3.1 to the Company's Form SB-2 Registration Statement, as amended, filed on June 25, 2003)

3.2
Articles of Amendment to Articles of Incorporation of Used Kar Parts, Inc. changing its name to Xenomics, Inc., filed on July 14, 2004 with the Florida Secretary of State (Incorporated by reference to exhibit 3(i).1 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

3.3	Amended and Restated By-Laws (Incorporated by reference to exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 20, 2006)

3.4	Articles of Amendment to Articles of Incorporation of Xenomics, Inc. (Incorporated by reference to exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

4.1	Form of Stock Certificate, $.001 par value (Incorporated by reference to exhibit 4 to the Company's Form SB-2 Registration Statement, as amended, filed June 25, 2003)

4.2	Form of Warrant issued to Irv Weiman, Laura Dever and Len Toboroff (Incorporated by reference to exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

4.3	Form of Warrant issued to Trilogy Capital Partners, Inc. (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 13, 2005)

4.4
Form of Warrant to purchase shares of Common Stock issued in connection with the sale of the Common Stock (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005)

Exhibit	Description

4.5
Form of Warrant to purchase shares of Common Stock issued in connection with the sale of the Series A Convertible Preferred Stock (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

4.6
Form of Warrant to purchase shares of Common Stock issued to selling agents in connection with the sale of the Series A Convertible Preferred Stock (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP**

10.1	Xenomics, Inc. 2004 Stock Option Plan (Incorporated by reference to exhibit 4.3 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.2
Securities Exchange Agreement by and among Used Kar Parts, Inc., the individuals named on Schedule 1.1thereto and Xenomics dated as of May 18, 2004 (Incorporated by reference to exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.3
Closing Agreement entered into effective as of July 2, 2004 by and among Used Kar Parts, Inc., and Xenomics and L. David Tomei, Samuil Umansky, Hovsep S. Melkonyan, Kathryn P. Wilke and Anatoly V. Lichtenstein (Incorporated by reference to exhibit 2.2 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.4
Technology Acquisition Agreement dated effective as of June 24, 2004 by and among Used Kar Parts, Inc., and Xenomics and L. David Tomei, Samuil Umansky, Hovsep S. Melkonyan, Kathryn P. Wilke and Anatoly V. Lichtenstein (Incorporated by reference to exhibit 2.3 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.5
Shareholder Escrow Agreement effective as of the 24th day of June, 2004, by and among Used Kar Parts, Inc., Sommer & Schneider LLP, and the several former shareholders of Xenomics (Incorporated by reference to exhibit 2.4 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.6
Purchaser Escrow Agreement effective as of the 24th day of June, 2004, by and among Used Kar Parts, Inc., Sommer & Schneider LLP and the several former shareholders of Xenomics (Incorporated by reference to exhibit 2.5 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.7
Repurchase Agreement dated as of June 24, 2004 by and between Used Kar Parts, Inc. and Panetta Partners Ltd. Xenomics, Inc. 2004 Stock Option Plan (Incorporated by reference to exhibit 2.6 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.8
Executive Employment Agreement dated effective as of June 24, 2004 by and among Hovsep Melkonyan, Xenomics and Used Kar Parts, Inc. (Incorporated by reference to exhibit 99.2 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.9
Consulting Agreement effective as of June 24, 2004 by and among L. David Tomei, Xenomics and Used Kar Parts, Inc. (Incorporated by reference to exhibit 99.4 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.10
Voting Agreement effective as of June 24, 2004 by and among L. David Tomei, the Xenomics Shareholders, the Original Shareholders and the Investors (Incorporated by reference to exhibit 99.5 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.11	Letter Agreement dated September 3, 2004 between Xenomics, Inc. and Dr. Randy White (Incorporated by reference to exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 9, 2004)+

10.12
Letter of Engagement between Trilogy Capital Partners, Inc. and Xenomics, Inc. dated January 10, 2005 (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 13, 2005)

10.13
Form of Registration Rights Agreement, dated as of January 28, 2005 by and among the Registrant and the purchasers set forth on the signature page thereto (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005)

10.14	Employment Agreement dated February 14, 2005 between the Company and Bernard Denoyer (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 17, 2005)+

Exhibit	Description

10.15
Shareholders Agreement between the Company and the National Institute of Infectious Diseases “Lazzaro Spallanzani” dated April 7, 2004 (Incorporated by reference to exhibit 10.15 to the Company’s Annual Report on Form 10-KSB filed on May 17, 2005)

10.16
Stock Option Grant Agreement for Nonstatutory Stock Options of L. David Tomei dated June 24, 2004 (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.17
Stock Option Grant Agreement for Nonstatutory Stock Options of Samuil Umansky dated June 24, 2004 (Incorporated by reference to exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.18
Stock Option Grant Agreement for Nonstatutory Stock Options of Hovsep Melkonyan dated June 24, 2004 (Incorporated by reference to exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.19
Stock Option Grant Agreement for Nonstatutory Stock Options of L. David Tomei dated May 24, 2005 (Incorporated by reference to exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.20
Stock Option Grant Agreement for Nonstatutory Stock Options of Samuil Umansky dated May 24, 2005 (Incorporated by reference to exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.21
Stock Option Grant Agreement for Nonstatutory Stock Options of Hovsep Melkonyan dated May 24, 2005 (Incorporated by reference to exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.22	Consulting Agreement dated June 24, 2005 between Xenomics, Inc. and Gabriele M. Cerrone**+

10.23
Form of Securities Purchase Agreement dated July 13, 2005 by and among Xenomics, Inc. and the purchasers set forth on the signature page thereto (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

10.24
Form of Registration Rights Agreement dated July 13, 2005 by and among Xenomics, Inc. and the purchasers signatory thereto (Incorporated by reference to exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

10.25
Executive Employment Agreement dated effective as of June 24, 2004 by and among Samuil Umansky, Xenomics and Used Kar Parts, Inc. (Incorporated by reference to exhibit 99.3 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.26	Agreement of Lease between Xenomics, Inc. and SLG Graybar Sublease LLC dated as of June 30, 2004**

10.27	Lease Agreement between Xenomics, Inc. and Princeton Corporate Plaza, LLC dated as of July 7, 2004**

14	Code of Business Conduct and Ethics (Incorporated by reference to exhibit 10.15 to the Company’s Annual Report on Form 10-KSB filed on May 17, 2005)

16	Letter from Baum & Company, PA Re: Change in Certifying Accountant (Incorporated by reference to exhibit 16.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005)

21.1	Subsidiary of the Registrant**

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)**

23.2	Consent of Lazar Levine & Felix LLP*

24.1	Power of Attorney (included on page II-7)**

* Filed herewith
** Previously filed
+ Denotes a management contract or compensatory plan or arrangement

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amendment No. 5 to Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of March, 2006.

XENOMICS, INC.

By:	/s/ L. David Tomei
L. David Tomei Co-Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. David Tomei	Co-Chairman of the Board, Chief Executive Officer, President, and President, Spaxen Italia, srl	March 14, 2006
L. David Tomei, Ph.D

/s/ Gabriele M.Cerrone	Co-Chairman of the Board	March 14, 2006
Gabriele M. Cerrone

/s/ Frederick Larcombe	Chief Financial Officer and Secretary (Principal Financial Officer)	March 14, 2006
Frederick Larcombe

/s/ Samuil Umansky	Chief Scientific Officer and Director	March 14, 2006
Samuil Umansky, M.D., Ph.D

/s/ Christoph Bruening	Director	March 14, 2006
Christoph Bruening

/s/ John Brancaccio	Director	March 14, 2006
John Brancaccio

/s/ Donald H. Picker	Director	March 14, 2006
Donald H. Picker, Ph.D

	Director	March __, 2006
V. Randy White

INDEX TO EXHIBITS

Exhibit	Description

2.1
Capital Stock Purchase Agreement between Panetta Partners, Ltd. and Jeannine Karklins dated February 24, 2004 (Incorporated by reference to exhibit 10.1 to the Company's Current Report on Form 8-K filed on March 11, 2004)

3.1	Articles of Incorporation of the Company (Incorporated by reference to exhibit 3.1 to the Company's Form SB-2 Registration Statement, as amended, filed on June 25, 2003)

3.2
Articles of Amendment to Articles of Incorporation of Used Kar Parts, Inc. changing its name to Xenomics, Inc., filed on July 14, 2004 with the Florida Secretary of State (Incorporated by reference to exhibit 3(i).1 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

3.3	Amended and Restated By-Laws (Incorporated by reference to exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 20, 2006)

3.4	Articles of Amendment to Articles of Incorporation of Xenomics, Inc. (Incorporated by reference to exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

4.1	Form of Stock Certificate, $.001 par value (Incorporated by reference to exhibit 4 to the Company's Form SB-2 Registration Statement, as amended, filed June 25, 2003)

4.2	Form of Warrant issued to Irv Weiman, Laura Dever and Len Toboroff (Incorporated by reference to exhibit 4.2 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

4.3	Form of Warrant issued to Trilogy Capital Partners, Inc. (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 13, 2005)

4.4
Form of Warrant to purchase shares of Common Stock issued in connection with the sale of the Common Stock (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005)

4.5
Form of Warrant to purchase shares of Common Stock issued in connection with the sale of the Series A Convertible Preferred Stock (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

4.6
Form of Warrant to purchase shares of Common Stock issued to selling agents in connection with the sale of the Series A Convertible Preferred Stock (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP**

10.1	Xenomics, Inc. 2004 Stock Option Plan (Incorporated by reference to exhibit 4.3 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.2
Securities Exchange Agreement by and among Used Kar Parts, Inc., the individuals named on Schedule 1.1thereto and Xenomics dated as of May 18, 2004 (Incorporated by reference to exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.3
Closing Agreement entered into effective as of July 2, 2004 by and among Used Kar Parts, Inc., and Xenomics and L. David Tomei, Samuil Umansky, Hovsep S. Melkonyan, Kathryn P. Wilke and Anatoly V. Lichtenstein (Incorporated by reference to exhibit 2.2 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.4
Technology Acquisition Agreement dated effective as of June 24, 2004 by and among Used Kar Parts, Inc., and Xenomics and L. David Tomei, Samuil Umansky, Hovsep S. Melkonyan, Kathryn P. Wilke and Anatoly V. Lichtenstein (Incorporated by reference to exhibit 2.3 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.5
Shareholder Escrow Agreement effective as of the 24th day of June, 2004, by and among Used Kar Parts, Inc., Sommer & Schneider LLP, and the several former shareholders of Xenomics (Incorporated by reference to exhibit 2.4 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.6
Purchaser Escrow Agreement effective as of the 24th day of June, 2004, by and among Used Kar Parts, Inc., Sommer & Schneider LLP and the several former shareholders of Xenomics (Incorporated by reference to exhibit 2.5 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.7
Repurchase Agreement dated as of June 24, 2004 by and between Used Kar Parts, Inc. and Panetta Partners Ltd. Xenomics, Inc. 2004 Stock Option Plan (Incorporated by reference to exhibit 2.6 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.8
Executive Employment Agreement dated effective as of June 24, 2004 by and among Hovsep Melkonyan, Xenomics and Used Kar Parts, Inc. (Incorporated by reference to exhibit 99.2 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.9
Consulting Agreement effective as of June 24, 2004 by and among L. David Tomei, Xenomics and Used Kar Parts, Inc. (Incorporated by reference to exhibit 99.4 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.10
Voting Agreement effective as of June 24, 2004 by and among L. David Tomei, the Xenomics Shareholders, the Original Shareholders and the Investors (Incorporated by reference to exhibit 99.5 to the Company’s Current Report on Form 8-K filed on July 19, 2004)

10.11	Letter Agreement dated September 3, 2004 between Xenomics, Inc. and Dr. Randy White (Incorporated by reference to exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 9, 2004)+

10.12
Letter of Engagement between Trilogy Capital Partners, Inc. and Xenomics, Inc. dated January 10, 2005 (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 13, 2005)

10.13
Form of Registration Rights Agreement, dated as of January 28, 2005 by and among the Registrant and the purchasers set forth on the signature page thereto (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005)

10.14	Employment Agreement dated February 14, 2005 between the Company and Bernard Denoyer (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 17, 2005)+

10.15
Shareholders Agreement between the Company and the National Institute of Infectious Diseases “Lazzaro Spallanzani” dated April 7, 2004 (Incorporated by reference to exhibit 10.15 to the Company’s Annual Report on Form 10-KSB filed on May 17, 2005)

10.16
Stock Option Grant Agreement for Nonstatutory Stock Options of L. David Tomei dated June 24, 2004 (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.17
Stock Option Grant Agreement for Nonstatutory Stock Options of Samuil Umansky dated June 24, 2004 (Incorporated by reference to exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.18
Stock Option Grant Agreement for Nonstatutory Stock Options of Hovsep Melkonyan dated June 24, 2004 (Incorporated by reference to exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.19
Stock Option Grant Agreement for Nonstatutory Stock Options of L. David Tomei dated May 24, 2005 (Incorporated by reference to exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.20
Stock Option Grant Agreement for Nonstatutory Stock Options of Samuil Umansky dated May 24, 2005 (Incorporated by reference to exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.21
Stock Option Grant Agreement for Nonstatutory Stock Options of Hovsep Melkonyan dated May 24, 2005 (Incorporated by reference to exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 31, 2005)+

10.22	Consulting Agreement dated June 24, 2005 between Xenomics, Inc. and Gabriele M. Cerrone**+

Exhibit	Description

10.23
Form of Securities Purchase Agreement dated July 13, 2005 by and among Xenomics, Inc. and the purchasers set forth on the signature page thereto (Incorporated by reference to exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

10.24
Form of Registration Rights Agreement dated July 13, 2005 by and among Xenomics, Inc. and the purchasers signatory thereto (Incorporated by reference to exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 19, 2005)

10.25
Executive Employment Agreement dated effective as of June 24, 2004 by and among Samuil Umansky, Xenomics and Used Kar Parts, Inc. (Incorporated by reference to exhibit 99.3 to the Company’s Current Report on Form 8-K filed on July 19, 2004)+

10.26	Agreement of Lease between Xenomics, Inc. and SLG Graybar Sublease LLC dated as of June 30, 2004**

10.27	Lease Agreement between Xenomics, Inc. and Princeton Corporate Plaza, LLC dated as of July 7, 2004**

14	Code of Business Conduct and Ethics (Incorporated by reference to exhibit 10.15 to the Company’s Annual Report on Form 10-KSB filed on May 17, 2005)

16	Letter from Baum & Company, PA Re: Change in Certifying Accountant (Incorporated by reference to exhibit 16.1 to the Company’s Current Report on Form 8-K filed on February 3, 2005)

21.1	Subsidiary of the Registrant**

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)**

23.2	Consent of Lazar Levine & Felix LLP*

24.1	Power of Attorney (included on page II-7)**

* Filed herewith
** Previously filed
+ Denotes a management contract or compensatory plan or arrangement